    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1999


                                                      REGISTRATION NO. 333-85229

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             BUSINESS OBJECTS S.A.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               REPUBLIC OF FRANCE                                      NONE
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                            1 SQUARE CHAPTAL, 92300
                            LEVALLOIS-PERRET, FRANCE
                              011-33-141-25-21-21
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                BERNARD LIAUTAUD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BUSINESS OBJECTS S.A.
                                2870 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 953-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
              REGISTRANT'S AGENT FOR SERVICE IN THE UNITED STATES)
                                   COPIES TO:

            KENNETH M. SIEGEL, ESQ.                          JOHN D. BRINITZER, ESQ.
     WILSON SONSINI GOODRICH & ROSATI, P.C.             CLEARY, GOTTLIEB, STEEN & HAMILTON
               650 PAGE MILL ROAD                               ONE LIBERTY PLAZA
        PALO ALTO, CALIFORNIA 94304-1050                  NEW YORK, NEW YORK 10006-1470

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUBJECT TO COMPLETION


DATED OCTOBER 21, 1999


                             BUSINESS OBJECTS S.A.

                                      LOGO

                            900,000 ORDINARY SHARES

                            ------------------------


     Business Objects S.A. is offering 900,000 ordinary shares for sale outside of the United States in a global international offering. Concurrent with the offering, we are applying for a listing of our ordinary shares on the Premier Marche of the ParisBourse(SBF) S.A.



     Our ordinary shares are currently traded in the United States in the form of American depositary shares evidenced by American depositary receipts. Each American depositary share represents one ordinary share. Our American depositary shares are traded on the Nasdaq National Market under the symbol "BOBJ". On October 19, 1999 the last reported sale price for the American depositary shares on the Nasdaq National Market was $58.125 per share.


                INVESTING IN THE ORDINARY SHARES INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                          PER SHARE      TOTAL
                                                          ---------    ----------
                                                                (IN EUROS)
Public offering price...................................
Underwriting discount...................................
Proceeds, before expenses, to Business Objects..........

     The underwriters have an option to purchase up to an additional 135,000 ordinary shares from us at the public offering price, less the underwriting discount.

     The underwriters expect to deliver the ordinary shares against payment in
Paris, France on or about                      , 1999.

PARIBAS                                              GOLDMAN SACHS INTERNATIONAL

                            ------------------------

           The date of this Prospectus is                     , 1999.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    8
Note Regarding Forward-Looking Statements...................   14
Use of Proceeds.............................................   15
French Market Information...................................   15
U.S. Market Information.....................................   16
Dividend Policy.............................................   17
Capitalization..............................................   18
Selected Consolidated Financial Data........................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Recent Developments.........................................   37
Business....................................................   40
Management..................................................   55
Beneficial Share Ownership by Principal Shareholders and
  Management................................................   59
Description of Share Capital................................   61
French Taxation.............................................   71
Underwriting and Sale.......................................   74
Where You Can Find Additional Information Regarding Business
  Objects...................................................   77
Clearing....................................................   78
Legal Matters...............................................   78
Experts.....................................................   78
Index to Consolidated Financial Statements..................  F-1


     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.


     THIS PROSPECTUS HAS NOT BEEN AND WILL NOT BE SUBMITTED TO THE CLEARANCE PROCEDURES OF THE FRENCH COMMISSION DES OPERATIONS DE BOURSE AND ACCORDINGLY MAY NOT BE USED IN CONNECTION WITH ANY OFFER OR SALE OF ORDINARY SHARES IN FRANCE. FOR THE PURPOSES OF THE FRENCH PUBLIC OFFERING AND THE LISTING OF THE ORDINARY SHARES ON THE PARISBOURSE(SBF) S.A., WE PREPARED A PRELIMINARY PROSPECTUS IN FRENCH THAT HAS RECEIVED THE VISA (NO. 99-1298) OF THE COMMISSION DES OPERATIONS DE BOURSE DATED OCTOBER 21, 1999.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying our ordinary shares. You should read the entire prospectus carefully.

                             BUSINESS OBJECTS S.A.


     We develop, market and support business intelligence software for client/server environments, intranets, extranets and the internet. Business intelligence software allows users within an enterprise to easily access, analyze and share corporate data for better decision making, and to share corporate information with the enterprise's own customers, suppliers and partners. We believe that there is a significant demand for business intelligence software tools. Dataquest, an independent market research firm, estimates that the market for business intelligence software will grow from approximately $1.7 billion in 1997 to approximately $7.9 billion in 2003.


     Over the past few decades, organizations have accumulated massive amounts of information and data about their business resources, activities and processes, their customers and suppliers and the industries in which they operate. This data, however, has remained largely inaccessible to business users, and is often created and stored in numerous and diverse databases and business applications throughout an enterprise. The true value of accumulated data within an enterprise cannot be realized unless users can effectively access, analyze and share the data.

     Our principal software tool, BUSINESSOBJECTS(TM), and its platform for internet-based installations, WEBINTELLIGENCE(TM), enable end-users to access and interact with information available to enterprises from a wide range of sources, including database systems, such as those developed by Oracle, IBM, Sybase and Microsoft, business applications, such as those developed by SAP, PeopleSoft and Baan, and data warehouses. Our software tools are designed to make it easy for both technical and non-technical users to access, analyze, publish and share corporate data with co-workers within an enterprise, as well as with entities outside of the enterprise, including customers, suppliers and partners. We believe our software tools provide a number of key advantages in this regard, including:

     - Ease of use and learning: Our software tools are designed to ensure maximum ease of use and learning because they allow users to structure queries using commonly used business terms without having to understand the technical details of database structures. Further, we provide sophisticated online documentation and computer-based training.

     - Access to all enterprise data sources: Our software tools are designed to provide access to over 100 data sources, including the most popular database management systems and business applications packages.

     - Shared infrastructure for client/server and internet environments: Our core software tool, BUSINESSOBJECTS and its platform for internet-based installations, WEBINTELLIGENCE, share a common architecture that enables our customers to expand their existing client/server installations to include internet-based users and to migrate their client/server-based systems to internet-based systems with ease.

     - Optimized for e-business: Our internet-based software tools have been developed using common internet languages and protocols to enable our customers to use the internet to allow access to their corporate data by their own suppliers, customers and partners.

     - Information technology control and security: The security features of our software tools enable an enterprise's information technology department to maintain control of and to manage information access by users within, as well as outside of, the enterprise.

     - Scalability: Our software tools are capable of scaling from deployments as small as ten users to deployments of thousands of users.

     We currently sell our products through a sales organization which includes both direct and indirect sales channels in 15 countries. We utilize indirect sales channels to cover geographic areas in which we have no direct sales presence. We also provide extensive post-sales technical support and software maintenance, customer education and training programs and consulting services. As of June 30, 1999, we have sold over 1.3 million licenses to over 8,600 customers around the world.

     Our objective is to be the leading supplier of business intelligence software tools worldwide. Our business strategy to accomplish this is focused on five key areas:

     - We intend to expand our products and services for the internet and e-business applications, which we believe represent a new and growing opportunity for business intelligence technology.

     - We intend to maintain our enterprise-wide focus by developing and supporting applications that are compatible with major desktop operating systems, databases and other packaged business applications.

     - We intend to pursue the emerging market of analytical applications by creating front-end customer intelligence applications that are complementary to current operational customer relationship management applications. Analytical application software facilitates decision support for a particular area of an enterprise.

     - We intend to expand our relationships with strategic partners, including enterprise software vendors, systems integrators and value-added resellers.

     - We intend to broaden our customer service capabilities by investing more of our resources in our technical support program, consulting organization and education and training programs.

     Business Objects S.A. was organized in 1990 as a societe anonyme, or limited liability company, under the laws of the Republic of France. Our principal executive offices in France are located in Paris at 1 Square Chaptal, 92300 Levallois-Perret, and our telephone number in France is 011-33-141-25-21-21. Our principal executive offices in the United States are located at 2870 Zanker Road, San Jose, California 95134, and our telephone number in the United States is 1-408-953-6000. Our Internet site is located at http://www.businessobjects.com. Information contained on our Internet site does not constitute part of this prospectus.

     Unless otherwise specifically stated, information contained in this prospectus:

     - does not take into account the exercise of the underwriters' over-allotment option to purchase up to 135,000 of our ordinary shares;

     - has been prepared in accordance with U.S. generally accepted accounting principles; and

     - is presented in U.S. dollars at historical exchange rates.

     References in this prospectus to "Business Objects," "we," "our" and "us" refer to Business Objects S.A. and its subsidiaries.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

     You should read the following summary of consolidated financial data together with our Selected Consolidated Financial Data, "Management's Discussion and Analysis of Financial Condition and Results of Operation," our Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus.

                                                               SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,             JUNE 30,
                           -------------------------------    -------------------
                            1996        1997        1998       1998        1999
                           -------    --------    --------    -------    --------
                                                                  (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues.................  $85,137    $114,253    $166,894    $74,117    $107,051
Gross margin.............   75,122      97,373     139,723     62,192      87,968
Operating expenses.......   68,074      93,241     123,946     57,163      75,028
Income from operations...    7,048       4,132      15,777      5,029      12,940
Net income...............    5,160       2,877      10,287      3,360       8,352
Net income per share
  Basic..................  $  0.32    $   0.17    $   0.61    $  0.20    $   0.48
                           =======    ========    ========    =======    ========
  Diluted................  $  0.30    $   0.17    $   0.58    $  0.19    $   0.44
                           =======    ========    ========    =======    ========


                                                                    JUNE 30, 1999
                                            DECEMBER 31, 1998   ----------------------
                                                 ACTUAL          ACTUAL    AS ADJUSTED
                                            -----------------   --------   -----------
                                                                     (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.............................      $ 71,713        $ 78,972    $127,612
Total current assets......................       121,942         130,196     178,836
Total assets..............................       138,085         151,580     200,220
Shareholders' equity......................        67,247          69,920     118,560



     The as adjusted numbers give effect to our receipt of the estimated net proceeds from the sale of the 900,000 ordinary shares offered by this prospectus at an assumed public offering price of 53.66 Euros per share, after deducting underwriting discounts and commissions payable by us. This amount has been converted to U.S. dollars based upon the Noon Buying Rate of the Federal Reserve Bank of New York as of October 19, 1999. See "Use of Proceeds" and "Capitalization."

                                  THE OFFERING


Ordinary shares offered by Business
Objects....................................     900,000 shares(1)



Ordinary shares to be outstanding after the
  offering.................................     18,928,702 shares


Nasdaq National Market Symbol..............     BOBJ

Use of Proceeds............................     For general corporate purposes,
                                                including working capital and
                                                potential acquisitions.


     The above table is based on our ordinary shares outstanding as of October 1, 1999. The number of ordinary shares offered in the offering and outstanding after the offering does not include:



     - 2,700,925 shares subject to options outstanding at October 1, 1999;



     - 145,000 shares subject to warrants outstanding at October 1, 1999; and


     - up to 135,000 shares issuable upon exercise of the underwriters' over-allotment option.
      -------------------------------

(1) Includes 90,000 shares being offered in an open price public offering in France ("offre a prix ouvert"). To the extent not fully subscribed, up to a maximum of 13,500 the shares initially offered in the offre a prix ouvert may be offered in the global international offering.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below before making an investment decision. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that may adversely affect our company.

RISKS RELATED TO OUR BUSINESS

WE TARGET OUR PRODUCTS TO ONE MARKET AND IF SALES OF OUR PRODUCTS IN THIS MARKET DECLINE, OUR OPERATING RESULTS WILL BE SERIOUSLY HARMED.

     We generate substantially all of our revenues from licensing and service fees generated from the sale of our products in the business intelligence software market, and we expect to continue to do so in the future. Accordingly, our future revenues and profits will depend significantly on our ability to further penetrate the business intelligence software market. If we are not successful in selling our products in our targeted market due to competitive pressures, technological advances by others or otherwise, our operating results would suffer.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS, WHICH MAY AFFECT OUR STOCK PRICE.

     Historically, our quarterly operating results have varied substantially from quarter to quarter, and we anticipate this pattern to continue. This is principally because our license fees are variable from quarter to quarter, while a high percentage of our operating expenses are relatively fixed, and are based on anticipated levels of revenues. In addition, we expect our expenses to increase as our business grows. If revenues earned in any particular quarter fall short of anticipated revenue levels, our quarterly operating results would be significantly harmed.

     While the variability of our license fees is partially due to factors that would influence the quarterly results of any company, our business is particularly susceptible to quarterly variations because:

     - We typically receive a substantial amount of our revenues in the last weeks of the last month of a quarter, rather then evenly throughout the quarter.

     - Our strongest quarter each year is typically our fourth quarter, as our customers often wait for the end of their annual budget cycle before deciding whether to purchase new software. Consequently, our revenues are generally lower in our first quarter. In addition, our third quarter is a relatively slow quarter due to lower economic activity throughout Europe during the summer months.

     - Customers may delay purchasing decisions in anticipation of our new products or product enhancements or platforms or announced pricing changes by us or our competitors.

     - We partly depend on large orders which may take several months to finalize. A delay in finalizing a large order may result in the realization of license fees being postponed from one quarter to the next.

     - Our revenues are also sensitive to the timing of our competitors' offers of new products that successfully compete with ours on the basis of functionality, price or otherwise.

     As a result of the above, quarter to quarter comparisons of our revenues and operating results may not be meaningful and you should not rely on them as indicative of our future performance.

OUR STOCK PRICE IS SUSCEPTIBLE TO OUR OPERATING RESULTS AND TO STOCK MARKET FLUCTUATIONS.

     In future quarters, our operating results may be below the expectations of public market analysts and investors, and the price of our shares may fall. In addition, the stock markets in the United States have experienced significant price and volume fluctuations, which have particularly affected the market prices of many software companies and which have often been unrelated to the operating performance of these companies. These market fluctuations could affect our stock price.

OUR SOFTWARE MAY HAVE DEFECTS AND ERRORS, WHICH MAY LEAD TO A LOSS OF REVENUE OR PRODUCT LIABILITY CLAIMS.

     BUSINESSOBJECTS and its platform for internet-based installations, WEBINTELLIGENCE, are internally complex and occasionally contain defects or errors, especially when first introduced or when new versions or enhancements are released. For example, when BUSINESSOBJECTS 4.0 was first introduced in 1996, it would not run on Windows 3.1, and we had to rework a portion of the product to enable it to do so. The revised version then took significantly longer than expected to achieve operational stability, and contained a number of "bugs" resulting from the significant rewriting and rearchitecting of the product. We resolved these problems by the end of 1996, but our operating results for 1996 were severely affected.

     Despite extensive testing, we may not detect errors in our new products, platforms or product enhancements, including BUSINESSOBJECTS 5.0 and WEBINTELLIGENCE 2.5, which were recently launched in the United States, until after we have commenced commercial shipments. If defects and errors are discovered in our products, platforms or product enhancements after commercial release:

     - potential customers may delay or forego purchases;

     - our reputation in the marketplace may be damaged;

     - we may incur additional service and warranty costs; and

     - we may have to divert additional development resources to correct the defects and errors.

     If any or all of the foregoing occur, we may lose revenues or incur higher operating expenses and lose market share, any of which could severely harm our financial condition and operating results.

THE PROTECTION OF OUR INTELLECTUAL PROPERTY IS CRUCIAL TO OUR BUSINESS, AND IF THIRD PARTIES USE OUR INTELLECTUAL PROPERTY WITHOUT OUR CONSENT, IT COULD DAMAGE OUR BUSINESS.

     Our success depends in part on our ability to protect our proprietary rights in our intellectual property. Despite precautions we take to protect these rights, unauthorized third parties could copy aspects of our current or future software and platforms or obtain and use information that we regard as proprietary. Policing unauthorized use of software is difficult and some foreign laws do not protect our proprietary rights to the same extent as in the United States or France.

     In addition, although our name, together with our logo, is registered as a trademark in France, the United States, and a number of other countries, we may have difficulty asserting our ownership rights in the name "Business Objects" as some jurisdictions consider the name "Business Objects" to be generic or descriptive in nature. As a result, we may be unable to effectively police unauthorized use of our name or otherwise prevent the name of our software products from becoming a part of the public domain.


     To protect our proprietary rights, we may become involved in litigation, which could be costly and negatively impact our operating results. For example, we recently litigated a patent infringement claim against Brio Technology, Inc. Litigating claims related to our proprietary rights can be very expensive in terms of management time and resources, which could cause our financial condition and operating results to suffer.


THIRD PARTIES COULD ASSERT THAT OUR TECHNOLOGY INFRINGES THEIR PROPRIETARY RIGHTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO DISTRIBUTE OUR PRODUCTS AND RESULT IN COSTLY LITIGATION.


     We do not believe that our products infringe the proprietary rights of any third parties. However, on July 30, 1999, Brio Technology, Inc. filed an action alleging that we infringe one of its patents by selling our reporting functionality. Although Brio Technology dismissed this lawsuit as part of a settlement announced in September 1999, other third parties may in the future make claims that our product infringes their technology. We cannot assure you that third parties will never make these types of claims. We believe that software products offered in our target markets increasingly will be subject to infringement claims as the number of products and competitors in our industry segment grows and product functionalities begin to overlap.



     The potential effects on our business operations resulting from any third party infringement claim that may be filed against us in the future include the following:


     - we could be forced to cease selling our products;

     - we would be forced to commit management resources to resolve the claim;

     - we may incur substantial litigation costs in defense of the claim;

     - we may be required to indemnify our customers;

     - we may have to expend significant development resources to redesign our products as a result of these claims; and

     - we may be required to enter into royalty and licensing agreements with a third party bringing an infringement claim against us, and these agreements may contain terms that are unfavorable to us.

THE LOSS OF OUR RIGHTS TO USE SOFTWARE LICENSED TO US BY THIRD PARTIES COULD HARM OUR BUSINESS.

     In order to provide a complete product suite, we occasionally license software from third parties, and sub-license this software to our customers. In addition, to a limited extent, we license software programs from third parties and incorporate these programs into our own software products. By utilizing third party software in our business we incur risks that are not associated with developing software in-house. For example, these third party providers may discontinue or alter their operations, terminate their relationship with us, or generally become unable to fulfill their obligations to us. If any of these circumstances were to occur, we may be forced to seek alternative technology which may not be available on commercially reasonable terms. In the future, we may be forced to obtain additional third party software licenses to enhance our product offerings and compete more effectively. We may not be able to obtain and maintain licensing rights to needed technology on commercially reasonable terms, which would harm our business and operating results.

FAILURE OF OUR PRODUCTS OR COMPUTER SYSTEMS, OR THOSE OF OUR CUSTOMERS, SUPPLIERS OR VENDORS, TO RECOGNIZE THE YEAR 2000 COULD DISRUPT THE OPERATION OF OUR BUSINESS.

     We have developed our current core software tool, BUSINESSOBJECTS and, its platform for internet-based installations, WEBINTELLIGENCE, to comply with the Year 2000 Conformity Requirements developed by the British Standards Institute. However, because we are dependent upon our customers' use of third party software in connection with their use of our software, the implementation of our products and platforms may be affected by Year 2000 issues related to modifications or revisions in the respective third party software. We may face claims based on Year 2000 issues arising from the integration and operation of our products within an enterprise system. For example, we have identified a limitation for a specific customer operation -- the importing and exporting of data in certain file formats -- which is due to the regional setting of the user's environment and can be changed by the user. This limitation is only present in version 4.1.6 and earlier versions of our software BUSINESSOBJECTS, and version 2.0.1 and earlier versions of our platform WEBINTELLIGENCE. Although we believe this limitation is applicable to a limited number of customer operations, we may in the future discover additional customer operations that are affected by this limitation or other limitations, which may require us to use significant resources to correct.

     Furthermore, some of our customers continue to operate older versions of our products that may experience problems associated with Year 2000 issues. We have been encouraging these customers to migrate to current versions of our software, but some of them may not do so prior to January 1, 2000.

     In addition, some of our suppliers and vendors may experience problems associated with Year 2000 issues. If any of these third parties cannot provide us on a timely basis with products, services or systems that have been modified to operate in the Year 2000 and beyond, our business may be disrupted and our operations may suffer.

     Some of our key indirect sales channel partners, such as systems integrators, value-added resellers and consultants, may also experience Year 2000 problems and may be unable to supply their customers with Year 2000 compliant products and services, or provide continuous operations. If any of these key indirect sales channel partners cannot provide their customers with Year 2000 compliant products and services, or if their operations suffer interruption, our business may be disrupted and our operations may suffer.

     We may also experience reduced sales of our products and services as existing and potential customers reduce their systems budgets due to increased expenditures on their own Year 2000 compliance efforts. In addition, during the remainder of 1999, our existing or potential customers may choose to defer new software or services purchases until after January 1, 2000 to avoid the possibility of introducing any new Year 2000 issues into their systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

OUR EXECUTIVE OFFICERS AND KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS; WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE PERSONNEL WE NEED TO SUCCEED.

     Our success depends to a significant extent upon a number of key management and technical personnel, including Bernard Liautaud, our chief executive officer and co-founder, the loss of whom could adversely affect our business. The loss of the services of other key personnel or our inability to attract and retain highly skilled technical, management, sales and marketing personnel could also harm our business. Competition for such personnel in the computer software industry is intense, and we may be unable to successfully attract and retain such personnel.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

     Our business has grown rapidly in recent years. If we continue to grow at the same pace, this growth may place a significant strain on our management and operations. Our future operating results depend in part on the ability of our officers and key employees to continue to implement and improve our operational and financial control systems and to hire, expand, train and manage our employees. If we are unable to manage our growth effectively, our financial condition and operating results could suffer.

WE HAVE MULTINATIONAL OPERATIONS THAT ARE SUBJECT TO RISKS INHERENT IN INTERNATIONAL OPERATIONS, INCLUDING CURRENCY EXCHANGE RATE FLUCTUATIONS.

     Because we conduct our business throughout the world, we are subject to a number of risks inherent in international operations, including compliance with various foreign laws, regulations and tax structures, and longer accounts receivable payment cycles outside of the United States. In particular, we conduct a significant portion of our business in currencies other than the U.S. dollar, the currency in which we report our financial statements. We expect to generate a significant portion of our revenues and expenses in the Euro in the future. As a result, our operating results expressed in U.S. dollars have been in the past, and may be in the future, adversely impacted by currency exchange rate fluctuations on the U.S. dollar value of foreign currency-denominated revenues and expenses. Although we expect this pattern to continue, the acceptance of the Euro and its use as the primary European currency is expected to reduce these fluctuations with respect to our European activities. However, we cannot assure you that these fluctuations will not continue and will not be significant. As of June 30, 1999, we were not engaged in a foreign currency hedging program to cover our currency transaction exposure.

RISKS RELATED TO OUR INDUSTRY

OUR MARKETS ARE HIGHLY COMPETITIVE AND COMPETITION COULD HARM OUR ABILITY TO SELL PRODUCTS AND SERVICES AND REDUCE OUR MARKET SHARE.

     Competition could seriously harm our ability to sell software and services at prices and terms favorable to us. If we cannot compete effectively, we may lose market share. Some of our competitors have been in business longer than us and have significantly greater financial, technical, sales, marketing and other resources than we do. In addition, some of our competitors enjoy greater name recognition and a larger installed customer base than we do. Moreover, some of our competitors, particularly companies that offer relational database management software systems and enterprise resource planning software systems, have well-established relationships with some of our existing and targeted customers.

     In the future, any of our competitors could introduce products with more features at lower prices. Some of these companies could also bundle existing or new products, with other more established products that they offer, and compete more effectively against our products. Some of these competitors have already, or may in the future, provide their products or components of their products to customers at no cost to the customer to gain market share. Because our products are specifically designed and targeted to the business intelligence software market, we may lose sales to competitors offering a broader range of products. Furthermore, other companies larger than us could enter the market through internal expansion or by strategically aligning themselves with one of our current competitors and provide products that cost less than our products. We believe that the business intelligence software tools market will continue to grow and develop, and that more and more large companies may find it a desirable market in which to compete. To the extent that we are unable to effectively compete against our current and future competitors, as a result of some or all of the factors stated above, our financial condition and operating results would suffer.

THE SOFTWARE MARKETS THAT WE TARGET ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCT INTRODUCTIONS.

     The market for business intelligence software tools is characterized by:

     - rapid technological advances;

     - changes in customer requirements; and

     - frequent new product introductions and enhancements.

     To be successful, we must develop new products, platforms and enhancements to our existing products that keep pace with technological developments, changing industry standards and the increasingly sophisticated requirements of our customers. If we are unable to respond quickly and successfully to these developments and changes, we may lose our competitive position. In addition, even if we are able to develop new products, platforms or enhancements to our existing products, these products, platforms and product enhancements may not be accepted in the marketplace. Our customers may defer or forego purchases of our existing products if we do not adequately time the introduction or the announcement of new products or enhancement to our existing products, or if our competitors introduce or announce new products, platforms and product enhancements. Any of these factors could severely harm our business, financial condition and operating results.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "intends," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS


     We estimate the net proceeds to us from the sale of the 900,000 ordinary shares being offered to be approximately 44.9 million Euros, 51.9 million Euros if the underwriters' over-allotment option is exercised in full, at an assumed public offering price of 53.66 Euros per share and after deducting underwriting discounts and estimated offering expenses payable by us.


     The purpose of this offering is to effect a listing of our ordinary shares on the Premier Marche of the ParisBourse(SBF) S.A. and thereby increase the visibility of Business Objects and strengthen our presence throughout Europe and France in particular. We intend to use the funds generated from this offering for general corporate purposes, primarily working capital. We may also use a portion of the proceeds for strategic acquisitions. We currently do not have any agreements or commitments to consummate any acquisition that we believe will have a material effect on our business.

                           FRENCH MARKET INFORMATION

GENERAL

     We intend to apply for the ordinary shares to trade on the marche a reglement mensuel, the monthly settlement market, of the Premier Marche of the ParisBourse(SBF) S.A.

TRADING ON THE PARISBOURSE(SBF) S.A.

     Official trading of listed securities on the ParisBourse(SBF) S.A. is transacted through investment service providers that are members of the ParisBourse(SBF) S.A. Trading takes place continuously on each business day from 10:00 a.m. through 5:00 p.m. (Paris, France time), with a pre-opening session from 8:30 a.m. through 10:00 a.m. (Paris, France time), during which transactions are recorded but not executed. Any trade effected after the close of a stock exchange session is recorded on the next ParisBourse(SBF) S.A. trading day.

     The ParisBourse(SBF) S.A. is a self-regulatory organization that oversees the operation of the marche a reglement mensuel or monthly settlement market and other regulated markets, including the admission of financial instruments. It is responsible for supervising trading in listed securities on French stock exchanges and publishes a daily Official Price List that includes price information concerning listed securities. The ParisBourse(SBF) S.A. has introduced continuous trading during trading hours by computer for most listed securities.

     Securities listed on the ParisBourse(SBF) S.A. are traded on one of three markets. The securities of most large public companies are listed on the Premier Marche, and the Second Marche is available for small-and medium-sized companies. Securities may also be traded on the Nouveau Marche, a regulated electronic market designed primarily for small capitalization and start-up companies. All three markets are operated by the ParisBourse(SBF) S.A. In addition, shares listed on these markets are placed in one of three categories depending on the volume of transactions. Our shares are expected to be listed in the category known as Continu A, which includes the most actively traded securities.

     Trading in securities listed on the Premier Marche may be suspended by the ParisBourse(SBF) S.A. if quoted prices exceed certain price limits defined by the regulations of the ParisBourse(SBF) S.A. In particular, if the quoted price of a Continu A security varies by more than 10% from the previous day's closing price, trading may be suspended for up to 15 minutes. Further suspensions for up to 15 minutes are also possible if the price again varies by more than 5%, it being specified that the total daily variation may never exceed 20%. The ParisBourse(SBF) S.A. may also suspend trading of a security listed on the Premier Marche in certain other limited circumstances, including for example, the occurrence of unusual trading activity in the security.

     Trades of securities listed on the Premier Marche of the ParisBourse(SBF)S.A. are settled in either of two ways:

     - in the monthly settlement market, the marche a reglement mensuel, or

     - in the cash settlement market, the marche au comptant.

     Our ordinary shares, including those sold in this offering, are expected to be quoted on the marche a reglement mensuel and to be fungible with our currently outstanding ordinary shares.

     In the marche a reglement mensuel, a purchaser may:

     - elect to settle on the third day following the trade -- a procedure known as a "reglement immediat" or immediate settlement, or

     - decide, on the determination date, the "date de liquidation," to either settle the trade no later than the last trading day of that month; or, upon payment of an additional fee, to extend to the determination date of the following month the option either to settle no later than the last trading day of that month or to postpone further the selection of a settlement date until the next determination date, a procedure known as a "report."

     The purchaser may decide to renew its option on each subsequent determination date, conditioned upon the payment of an additional fee.

     The transfer of ownership of equity securities traded on the monthly settlement market of the ParisBourse(SBF) S.A. occurs at the time of registration of the securities in the appropriate shareholder's account. In accordance with French securities regulation, any sale of securities executed on the monthly settlement market during the month of a dividend payment date is deemed to occur after payment of the dividend to the seller. The account of the purchaser having purchased the securities prior to the date of the dividend payment, is credited with an amount equal to the dividend paid, and the seller's account is credited with the dividend and debited by the same amount.

                            U.S. MARKET INFORMATION

GENERAL

     We have sponsored a program that provides for the trading of our ordinary shares in the United States in the form of American depositary shares. Each American depositary share represents one ordinary share placed on deposit with the Bank of New York, as depositary, and is issued and delivered by the depositary through its principal office in New York City at 101 Barclay Street, New York, New York, 10286. Under the terms of our deposit agreement with the depositary, ordinary shares may also be deposited with the Paris office of Paribas, as custodian.

PRICE RANGE OF AMERICAN DEPOSITARY SHARES

     Our American depositary shares are quoted on the Nasdaq National Market under the symbol "BOBJ". Neither our American depositary shares nor our ordinary shares are listed or quoted on any other quotation system or securities exchange. The following table sets forth the range of quarterly high and low closing prices of our American depositary shares on the Nasdaq National Market for each full quarterly period within the two most recent fiscal years and each full and partial quarterly period in 1999:


                                               HIGH       LOW
                                              ------    -------
1999:
Fourth Quarter (through October 19, 1999)...  $62.75    $ 54.38
Third Quarter...............................  $61.69    $ 36.38
Second Quarter..............................  $39.00    $ 17.56
First Quarter...............................  $40.13    $ 24.75
1998:
Fourth Quarter..............................  $32.50    $  7.88
Third Quarter...............................  $18.75    $  8.88
Second Quarter..............................  $19.88    $ 13.00
First Quarter...............................  $16.63    $  9.50
1997:
Fourth Quarter..............................  $14.00    $  9.75
Third Quarter...............................  $10.88    $  6.75
Second Quarter..............................  $11.75    $  7.38
First Quarter...............................  $16.00    $  9.38



     On October 19, 1999, the last reported sale price of our American depositary shares on the Nasdaq National Market was $58.125 per share. As of October 1, 1999, there were 48 record holders of our American depositary receipts evidencing 17,184,555 American depositary shares. As of October 1, 1999, there were outstanding approximately 18,028,702 ordinary shares.


                                DIVIDEND POLICY

     We have never declared or paid any dividends on our ordinary shares. We intend to employ all available funds for the development of our business and we do not intend to declare or pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The table below sets forth the following information:

     - the actual capitalization of Business Objects as of June 30, 1999; and


     - the capitalization as adjusted to give effect to the sale of 900,000 ordinary shares at an estimated public offering price of 53.66 Euros per share in this offering, less underwriting discounts and commissions and the estimated offering expenses payable by us. For purposes of the following table, the proceeds of this offering have been converted from Euro into dollars using the Noon Buying Rate of the Federal Reserve Bank of New York as of October 19, 1999.



                                                                  JUNE 30, 1999
                                                           ----------------------------
                                                             ACTUAL       AS ADJUSTED
                                                           ----------    --------------
                                                           (IN THOUSANDS, EXCEPT SHARE
                                                               AND PER SHARE DATA)
                                                                   (UNAUDITED)
Long-term debt...........................................   $ 1,000         $  1,000
Shareholders' equity:
Ordinary shares, FF1 nominal value; 37,452 shares
  authorized; 17,782 shares issued and outstanding,
  actual; 18,682 shares issued and outstanding, as
  adjusted...............................................     3,251            3,398
Additional paid-in capital...............................    43,233           91,726
Treasury shares..........................................    (4,611)          (4,611)
Retained earnings........................................    36,746           36,746
Accumulated other comprehensive income...................    (8,699)          (8,699)
                                                            -------         --------
     Total shareholders' equity..........................    69,920          118,560
                                                            -------         --------
     Total capitalization................................   $70,920         $121,560
                                                            =======         ========


     This table excludes the following shares:


     - 2,883,133 shares subject to options outstanding at June 30, 1999;



     - 310,325 shares subject to options granted subsequent to June 30, 1999;


     - 145,000 shares of common stock issuable upon exercise of warrants outstanding at June 30, 1999; and

     - up to 135,000 shares issuable upon exercise of the underwriters' over-allotment option.

     See "Management -- Description of Share Capital" and Note 9 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operation," the Consolidated Financial Statements and the Notes thereto and the other information contained in this prospectus. The information contained in the table below was derived from the following sources:

     - The selected consolidated statements of operations data for the years ended December 31, 1996, 1997 and 1998, and the selected consolidated balance sheet data as of December 31, 1997 and 1998, are derived from, and are qualified by reference to, our audited consolidated financial statements appearing elsewhere in this prospectus.

     - The selected consolidated statements of operations data for the years ended December 31, 1994 and 1995 and the selected consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from our audited consolidated financial statements not included in this prospectus.

     - The selected consolidated statement of operations data for each of the six month periods ended June 30, 1998 and 1999, and the selected consolidated balance sheet data as of June 30, 1998 and 1999 are derived from, and are qualified by reference to, our unaudited interim consolidated financial statements appearing elsewhere in this prospectus. This information is presented on the same basis of accounting as the combined financial information for the audited periods. Our management believes all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature.

     Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, commonly referred to as U.S. GAAP. Net income per share reflects our net income per ordinary share and per American depositary share. The historical results are not necessarily indicative of future results.

                                                                                        SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                        JUNE 30,
                               ----------------------------------------------------    ------------------
                                1994       1995       1996       1997        1998       1998       1999
                               -------    -------    -------    -------    --------    -------    -------
                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)          (UNAUDITED)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues:
  License fees...............  $24,306    $48,782    $64,451    $78,478    $108,761    $48,579    $67,067
  Services...................    5,881     11,824     20,686     35,775      58,133     25,538     39,984
                               -------    -------    -------    -------    --------    -------    -------
    Total revenues...........   30,187     60,606     85,137    114,253     166,894     74,117    107,051
Cost of revenues:
  License fees...............    1,466      2,107      3,235      3,773       3,272      1,576      1,957
  Services...................    1,619      4,044      6,780     13,107      23,899     10,349     17,126
                               -------    -------    -------    -------    --------    -------    -------
    Total cost of revenues...    3,085      6,151     10,015     16,880      27,171     11,925     19,083
                               -------    -------    -------    -------    --------    -------    -------
Gross margin.................   27,102     54,455     75,122     97,373     139,723     62,192     87,968
Operating expenses:
  Sales and marketing........   16,154     30,666     50,038     68,115      89,118     41,564     53,454
  Research and development...    4,299      8,071     10,634     14,050      19,434      8,831     12,422
  General and
    administrative...........    3,447      5,706      7,402     11,076      15,394      6,768      9,152
                               -------    -------    -------    -------    --------    -------    -------
    Total operating
      expenses...............   23,900     44,443     68,074     93,241     123,946     57,163     75,028
                               -------    -------    -------    -------    --------    -------    -------
Income from operations.......    3,202     10,012      7,048      4,132      15,777      5,029     12,940
Interest and other income,
  net........................      383      1,999      1,849      1,673       2,078        785      1,216
                               -------    -------    -------    -------    --------    -------    -------
Income before provision for
  income taxes and minority
  interest...................    3,585     12,011      8,897      5,805      17,855      5,814     14,156
Provision for income taxes...   (1,208)    (3,963)    (3,737)    (3,184)     (7,316)    (2,380)    (5,804)
Minority interest............       --         --         --        256        (252)       (74)        --
                               -------    -------    -------    -------    --------    -------    -------
Net income...................  $ 2,377    $ 8,048    $ 5,160    $ 2,877    $ 10,287    $ 3,360    $ 8,352
                               =======    =======    =======    =======    ========    =======    =======
Basic net income per
  share(1)...................  $  0.18    $  0.51    $  0.32    $  0.17    $   0.61    $  0.20    $  0.48
Diluted net income per
  share(1)...................  $  0.17    $  0.49    $  0.30    $  0.17    $   0.58    $  0.19    $  0.44
Weighted average shares --
  basic(1)...................   13,140     15,843     16,265     16,624      16,966     16,865     17,525
Weighted average shares --
  diluted(1).................   14,097     16,497     16,924     16,876      17,741     17,683     19,051

                                                           DECEMBER 31,
                                       ----------------------------------------------------     JUNE 30,
                                        1994       1995       1996       1997        1998         1999
                                       -------    -------    -------    -------    --------    -----------
                                                          (IN THOUSANDS)                       (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments........................  $30,849    $46,702    $42,171    $39,013    $ 71,713     $ 78,972
Total current assets.................   40,915     66,669     70,057     80,020     121,942      130,196
Total assets.........................   45,237     71,013     80,770     94,340     138,085      151,580
Total current liabilities............   10,435     24,431     28,915     43,541      70,838       80,660
Long term obligations................       93        121         19         --          --        1,000
Shareholders' equity.................   34,709     46,461     51,836     50,799      67,247       69,920

-------------------------
(1) Refer to Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing net income per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read together with our Consolidated Financial Statements and the Notes to those statements included elsewhere in this prospectus.

OVERVIEW

     Business Objects develops, markets, and supports a broad family of business intelligence software tools. We introduced our core software, BUSINESSOBJECTS, in 1990. BUSINESSOBJECTS operates using a client/server architecture, runs on Windows 95 and Windows NT operating systems, and is interoperable with most major databases. We introduced WEBINTELLIGENCE in 1997. WEBINTELLIGENCE provides some of the same functionality as BUSINESSOBJECTS, but operates using an internet-based architecture, runs in Windows NT and, in the near future, Unix servers and is accessible through most major internet browsers and most desktop platforms.

     We derive our revenues from license fees and from charges for services, consisting of post-sale customer support, consulting and training services. We generally recognize revenues from software license fees upon delivery of the software product to the end user. We recognize revenues from our customer support services on a straight-line basis over the period during which we provide the support services. We recognize consulting and training service revenues as the services are provided. In software arrangements that include rights to multiple software products, post-contract customer support, and/or other services, we allocate the total arrangement fee among each deliverable based on the relative fair value of each of the deliverables determined based on vendor-specific objective evidence.

     Our revenues have increased over each of the periods presented in this prospectus, reflecting increased sales of licenses to our business intelligence tools and related services. We believe that with the continuing proliferation of the internet and the increasing acceptance of performing business functions over the internet, revenues from our WEBINTELLIGENCE version of our product should represent an increasing portion of our licensing revenues.

     Our gross margins for our license fees are significantly higher than our gross margins generated from the sale of our services. The cost of license fees consists primarily of costs incurred for materials, packaging, freight and royalties, which have typically fluctuated from 3% to 5% of the related revenues in recent years. The cost of services, consisting of the cost of providing maintenance, consulting and training, most of which are personnel costs, have fluctuated from 33% of the related revenues in 1996 to approximately 41% of the related revenues in 1998.

     Our operating expenses have increased each year due to the growth of our business, although these expenses have generally fluctuated as a percent of revenues from year to year. The dollar increases in operating expenses are primarily due to an increase in personnel in our sales and marketing, product development and general and administrative functions.

     As with many software companies, we experience seasonality in our business, with revenues generally higher in the fourth quarter of each year and lower in the first quarter of the following year. We believe that this trend is primarily the result of a tendency of customers to delay software purchases until the fourth quarter due to their annual budget. In addition, our third quarter is a relatively slow quarter due to the lower economic activity throughout Europe during the summer months.

     In view of our significant growth in recent years, we believe that period-to-period comparisons of our financial results are not necessarily meaningful and you should not rely upon them as an indication of future performance.

RESULTS OF OPERATIONS

     The following table sets forth selected items from our consolidated statements of income expressed as a percentage of total revenues for the periods indicated:

                                                                         SIX MONTHS
                                                                            ENDED
                                             YEAR ENDED DECEMBER 31,      JUNE 30,
                                             ------------------------   -------------
                                              1996     1997     1998    1998    1999
                                             ------   ------   ------   -----   -----
Revenues:
  License fees.............................   75.7%    68.7%    65.2%    65.5%   62.6%
  Services.................................   24.3     31.3     34.8     34.5    37.4
                                             -----    -----    -----    -----   -----
     Total revenues........................  100.0    100.0    100.0    100.0   100.0
                                             =====    =====    =====    =====   =====
Cost of revenues:
  License fees.............................    3.8      3.3      2.0      2.1     1.8
  Services.................................    8.0     11.5     14.3     14.0    16.0
                                             -----    -----    -----    -----   -----
     Total cost of revenues................   11.8     14.8     16.3     16.1    17.8
                                             -----    -----    -----    -----   -----
Gross margin...............................   88.2     85.2     83.7     83.9    82.2
Operating expenses:
  Sales and marketing......................   58.7     59.6     53.4     56.1    49.9
  Research and development.................   12.5     12.3     11.6     11.9    11.6
  General and administrative...............    8.7      9.7      9.2      9.1     8.6
                                             -----    -----    -----    -----   -----
     Total operating expenses..............   79.9     81.6     74.2     77.1    70.1
                                             -----    -----    -----    -----   -----
Income from operations.....................    8.3      3.6      9.5      6.8    12.1
Interest and other income, net.............    2.2      1.5      1.2      1.0     1.1
                                             -----    -----    -----    -----   -----
Income before provision for income taxes
  and minority interest....................   10.5      5.1     10.7      7.8    13.2
Provision for income taxes.................   (4.4)    (2.8)    (4.4)    (3.2)   (5.4)
Minority interest..........................     --      0.2     (0.1)    (0.1)     --
                                             -----    -----    -----    -----   -----
Net income.................................    6.1      2.5      6.2      4.5     7.8
                                             =====    =====    =====    =====   =====
Gross margin:
  License fees.............................   95.0%    95.2%    97.0%    96.8%   97.1%
  Services.................................   67.2%    63.4%    58.9%    59.5%   57.2%

SIX MONTHS ENDED JUNE 30, 1999

     REVENUES

     The following table sets forth information regarding the composition of our revenues and period-to-period changes:


                                              SIX MONTHS ENDED
                                                  JUNE 30,
                                           -----------------------    PERIOD-TO-PERIOD
                                             1998          1999        PERCENT CHANGE
                                           ---------    ----------    ----------------
                                           (DOLLARS IN THOUSANDS)
License fees.............................   $48,579      $ 67,067           38.1%
  Percentage of total revenues...........      65.5%         62.6%
Services.................................    25,538        39,984           56.6%
  Percentage of total revenues...........      34.5%         37.4%
Total revenues...........................   $74,117      $107,051           44.4%


     Total revenues from our main geographic markets were as follows:


                                              SIX MONTHS ENDED
                                                  JUNE 30,
                                           -----------------------    PERIOD-TO-PERIOD
                                             1998          1999        PERCENT CHANGE
                                           ---------    ----------    ----------------
                                           (DOLLARS IN THOUSANDS)
Europe...................................   $47,602      $ 69,078           45.1%
North America............................    20,134        30,906           53.5%
Rest of World............................     6,381         7,067           10.7%
Total....................................   $74,117      $107,051           44.4%


     Note: These amounts have been reclassified to reflect a change effective in 1999 in management analysis of geographic territories.

     Total revenues increased to $107.1 million for the six months ended June 30, 1999, up from $74.1 million in the prior year period. In each period presented, a majority of our total revenues was derived from license fees for BUSINESSOBJECTS, WEBINTELLIGENCE and related platforms. Our service revenues were comprised of revenues from maintenance, consulting services, and training activities related to licenses of BUSINESSOBJECTS and its platform for internet-based installations, WEBINTELLIGENCE, and related platforms.

     - License Fees. Revenues from license fees were $67.1 million for the six months ended June 30, 1999 and $48.6 million for the prior year period, representing a period-over-period increase of $18.5 million or 38.1%. The increase in license fees was primarily due to increased sales efforts for our software products, of which a majority of license fees consisted of licenses of BUSINESSOBJECTS and its platform for internet-based installations, WEBINTELLIGENCE.

     We anticipate that license fees, which represented approximately 65.5% and 62.6% of our total revenues for the six month periods ended June 30, 1998 and 1999, respectively, will continue to represent a majority of our revenues for the foreseeable future. The decrease in license fees as a percent of total revenues for the six month period ended June 30, 1999 as compared to the six month period ended June 30, 1998 was primarily due to increased customer demand for consulting and training services and an increase in our installed customer base, which resulted in an increase in maintenance revenues. It is expected that the percentage of total revenues derived from license fees will continue to decrease in the future as the rate of growth in service revenues exceeds the rate of growth in license fees. In addition, we expect that the market penetration by, and the number of, our competitors will increase, and as a result, the growth rate in our license fees in the future may not be as high as the growth rate in such license fees achieved in the past.

     - Services. Revenues from services consist of maintenance, consulting and training revenues. Revenues from services totaled $40.0 million for the six months ended June 30, 1999, and $25.5 million for the prior year period, representing a period-over-period increase of approximately $14.5 million, or 56.6%. The increase in revenues from services was due primarily to increases in consulting and training revenues, and from increases in maintenance revenues related to increases in our installed customer base and the renewal of support contracts. The growth in our training revenues is directly related to the growth in our license fees. Consulting revenues increased because of our emphasis in the 1999 period on enhancing consulting services to drive sales of licenses of our software products. We believe that consulting services are important to our marketing efforts for our software products. As market penetration by, and the number of, competitors increase, the growth rate of our installed customer base and, consequently, the growth rate of our services revenues may not be as high as growth rates achieved in the past. We anticipate increasing our efforts to sell consulting, training and maintenance services, and expect that service revenues will continue to represent a significant portion of our total revenues.

     COST OF REVENUES

     The following table sets forth information regarding our cost of revenues and period-to-period changes:


                                           SIX MONTHS ENDED
                                               JUNE 30,
                                        ----------------------      PERIOD-TO-PERIOD
                                          1998          1999         PERCENT CHANGE
                                        --------      --------      ----------------
                                        (DOLLARS IN THOUSANDS)
Cost of license fees..................  $ 1,576       $ 1,957             24.2%
  Percentage of license fee
     revenues.........................      3.2%          2.9%
Cost of services......................   10,349        17,126             65.5%
  Percentage of services revenues.....     40.5%         42.8%
Total cost of revenues................   11,925        19,083             60.0%
  Percentage of total revenues........     16.1%         17.8%


     - Cost of License Fees. Cost of license fees consists primarily of costs incurred for materials, packaging, freight and royalties, and totaled $2.0 million for the six months ended June 30, 1999 compared to $1.6 million in the prior year period. Cost of license fees as a percent of license fee revenues decreased from approximately 3.2% for the six months ended June 30, 1998 to approximately 2.9% for the six months ended June 30, 1999. We expect our cost of license fees as a percentage of license fee revenues to remain substantially consistent with the levels experienced in the six month periods ended June 30, 1998 and 1999 for the foreseeable future.

     - Cost of Services. Cost of services consists primarily of personnel costs associated with providing maintenance services, consulting and training, and totaled $17.1 million for the six months ended June 30, 1999 compared to $10.3 million in the prior year period. Cost of services as a percent of service revenues increased from 40.5% for the six months ended June 30, 1998 to 42.8% for the six months ended June 30, 1999. The increase in cost of services as a percent of the related revenues was primarily due to the change in mix of services provided, with consulting services, which have a higher cost relative to revenues than maintenance and training, representing an increasing portion of total service revenues. The increase in expenses in absolute dollars was primarily due to increases in headcount to support our service activities and, to a lesser extent, to the subcontracting of consulting and training activities.

     OPERATING EXPENSES

     The following table sets forth information regarding the composition of our operating expenses and period-to-period changes:


                                           SIX MONTHS ENDED
                                               JUNE 30,
                                        ----------------------      PERIOD-TO-PERIOD
                                          1998          1999         PERCENT CHANGE
                                        --------      --------      ----------------
                                        (DOLLARS IN THOUSANDS)
Sales and marketing...................  $41,564       $53,454             28.6%
  Percentage of total revenues........     56.1%         49.9%
Research and development..............    8,831        12,422             40.7%
  Percentage of total revenues........     11.9%         11.6%
General and administrative............    6,768         9,152             35.2%
  Percentage of total revenues........      9.1%          8.6%
Total operating expenses..............   57,163        75,028             31.3%
  Percentage of total revenues........     77.1%         70.1%


     - Sales and Marketing. Sales and marketing expenses consist primarily of salaries, related benefits and sales commissions as well as amounts paid for product promotion activities. Sales and marketing expenses totaled $53.5 million for the six months ended June 30, 1999 compared to $41.6 million in the prior year period. Sales and marketing expenses decreased as a percent of total revenues from 56.1% for the six months ended June 30, 1998 to 49.9% for the comparable period in 1999. The decrease in sales and marketing expenses as a percent of total revenues for the six months ended June 30, 1999 was primarily due to revenues growing at a faster rate than spending on sales and marketing activities and increased operational efficiencies in the field sales organization. The increase in sales and marketing expenses in absolute dollars for both periods is attributable to the expansion of our sales and marketing organization. Sales and marketing expenses are expected to continue to increase in absolute dollars but may vary as a percent of revenues in the future.

     - Research and Development. Research and development expenses consist primarily of salaries, related benefits, third party consultant fees and other costs. Research and development expenses totaled $12.4 million for the six months ended June 30, 1999 compared to $8.8 million in the prior year period. Research and development expenses decreased as a percent of total revenues from approximately 11.9% for the six months ended June 30, 1998 to 11.6% for the comparable period in 1999. The increase in absolute dollars in research and development expenses from the six months ended June 30, 1998 to the comparable period in 1999 is due to increased staffing and associated support required to expand and enhance our product line. Research and development expenses are expected to continue to increase in absolute dollars, but may vary as a percent of revenues in the future.

     Our policy is to capitalize eligible software development costs upon achievement of technological feasibility subject to our expected ability to recover our development costs. Based on our development process, technological feasibility is generally established upon completion of a working model. Research and development costs prior to the establishment of technological feasibility are expensed as incurred. Because the period between achievement of technological feasibility and the general release of our products has been of relatively short duration, costs qualifying for capitalization were insignificant during the six months ended June 30, 1998 and 1999. There were no capitalized software development costs at June 30, 1999.

     - General and Administrative. General and administrative expenses consist primarily of salaries, related benefits, fees for professional services, including legal and accounting services, and amortization of goodwill arising from the acquisition of companies and ownership interest in subsidiaries. General and administrative expenses totaled $9.2 million for the six months ended June 30, 1999 compared to $6.8 million in the prior year period. General and administrative expenses decreased as a percent of total revenues from 9.1% for the six months ended June 30, 1998 to 8.6% for the comparable period in 1999. The decrease in general and administrative expenses as a percent of total revenues is primarily due to revenues growing at a faster rate than spending on general and administrative expenses and operational efficiencies. The increase in general and administrative expenses in absolute dollars is primarily due to increased amortization of goodwill and increases in staffing to support our growth. Goodwill amortization expense is included in general and administrative expenses and totaled $1.3 million and $600,000 for the six months ended June 30, 1999 and 1998, respectively. The increase in amortization expense in the 1999 period was due to the acquisition of a Dutch consulting firm and the remaining 20% interest in our Italian distributor, both of which were accounted for under the purchase method of accounting. General and administrative expenses are expected to continue to increase in absolute dollars but may vary as a percent of revenues in the future.

     INTEREST AND OTHER INCOME, NET

     Interest and other income, net totaled $1,216,000 for the six months ended June 30, 1999 compared to $785,000 in the prior year period. Net interest income increased from $756,000 for the six months ended June 30, 1998 to $1,192,000 for the six months ended June 30, 1999, primarily due to the increased interest resulting from the increase in cash and cash equivalents and the investment of a greater percentage of our cash balances in the first six months of 1999 as compared to the first six months of 1998. Cash, cash equivalents and short-term investments increased from $53.6 million at June 30, 1998 to $79.0 million at June 30, 1999. Net foreign currency exchange gains totaled $24,000 for the six months ended June 30, 1999 versus $29,000 for the comparable period during 1998.

     INCOME TAXES

     The following table sets forth information regarding our income taxes:


                                            SIX MONTHS ENDED
                                                JUNE 30,
                                           ------------------      PERIOD-TO-PERIOD
                                            1998        1999        PERCENT CHANGE
                                           ------      ------      ----------------
                                              (DOLLARS IN
                                               THOUSANDS)
Provision for income taxes...............  $2,380      $5,804            144%
Effective tax rate.......................      41%         41%            --


     Provision for income taxes totaled $5.8 million for the six months ended June 30, 1999 compared to $2.4 million in the prior year period. This represented an effective income tax rate of 41% for both periods. The increase in income taxes in dollars from 1998 to 1999 was due to the increased pretax income.

FISCAL YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     REVENUES

     The following table sets forth information regarding the composition of our revenues and period-to-period changes:

                                         PERCENT                PERCENT
                               1996      CHANGE       1997      CHANGE       1998
                              -------    -------    --------    -------    --------
                                             (DOLLARS IN THOUSANDS)
License fees................  $64,451     21.8%     $ 78,478     38.6%     $108,761
  Percentage of total
     revenues...............     75.7%                  68.7%                  65.2%
Services....................   20,686     72.9%       35,775     62.5%       58,133
  Percentage of total
     revenues...............     24.3%                  31.3%                  34.8%
          Total revenues....   85,137     34.2%      114,253     46.1%      166,894

     Total revenues from our main geographic markets were as follows:

                                         PERCENT                PERCENT
                               1996      CHANGE       1997      CHANGE       1998
                              -------    -------    --------    -------    --------
                                             (DOLLARS IN THOUSANDS)
Europe......................  $52,459     36.8%     $ 71,804     47.3%     $105,812
North America...............   28,429     22.8%       34,905     36.1%       47,493
Rest of World...............    4,249     77.5%        7,544     80.1%       13,589
                              -------     ----      --------     ----      --------
  Total revenues............   85,137                114,253                166,894

     Note: These amounts have been reclassified to reflect a change effective in 1999 in management analysis of geographic territories.

     Total revenues increased to $166.9 million in 1998, up from $114.3 million in 1997 and $85.1 million in 1996, representing increases of 46.1% from 1997 to 1998 and 34.2% from 1996 to 1997. In each year presented, a majority of our total revenues was derived from license fees for BUSINESSOBJECTS and related products. Our services revenues were comprised of revenues from maintenance, consulting services and training activities related to licenses of BUSINESSOBJECTS.

     - License Fees. Revenues from license fees increased approximately $30.3 million or 38.6% in 1998 over the level achieved in 1997. This compares to an increase of $14.0 million or 21.8% during 1997 over the level achieved in 1996. These increases in license fees reflected increased unit licenses of BUSINESSOBJECTS, its platform for internet-based installations, WEBINTELLIGENCE, and related software products in all geographic areas into which we sell.

     - Services. Revenues from services increased approximately $22.4 million or 62.5% from 1997 to 1998. This compares to an increase of $15.1 million or 72.9% from 1996 to 1997. The increase in revenues from services during both years was due primarily to increases in maintenance revenues related to increases in our installed customer base and increases in consulting and training revenues associated with the increased level of licenses of BUSINESSOBJECTS product and related products or platforms. In addition, in 1998 we began to emphasize our consulting services as a vehicle to drive additional sales of our products.

     COST OF REVENUES

     The following table sets forth information regarding our cost of revenues and period-to-period changes:

                                             PERCENT              PERCENT
                                    1996     CHANGE      1997     CHANGE      1998
                                   ------    -------    ------    -------    ------
                                                (DOLLARS IN THOUSANDS)
Cost of license fees.............  $3,235     16.6%     $3,773     (13.3)%   $3,272
  Percentage of license fee
     revenues....................     5.0%                 4.8%                 3.0%
Cost of services.................   6,780     93.3%     13,107      82.3%    23,899
  Percentage of services
     revenues....................    32.8%                36.6%                41.1%
     Total cost of revenues......  10,015     68.5%     16,880      61.0%    27,171
  Percentage of total revenues...    11.8%                14.8%                16.3%

     - Cost of License Fees. Cost of license fees decreased approximately $500,000 or 13.3% in 1998 over the level experienced in 1997. This compares to an increase of approximately $500,000 or 16.6% in 1997 over the level experienced in 1996. Cost of license fees as a percentage of license fee revenues decreased slightly from 5.0% for 1996 to 4.8% for 1997 and to 3.0% for 1998. This decrease was primarily due to the improved management of inventory levels, freight costs and production costs.

     - Cost of Services. Cost of services increased approximately $10.8 million or 82.3% in 1998 over the level experienced in 1997. This compares to an increase of $6.3 million or 93.3% in 1997 over the level experienced in 1996. The increases in such costs in absolute dollars during both years were primarily due to increases in the number of personnel involved in our consulting, training and maintenance activities and, to a lesser extent, to costs associated with subcontracting some training activities. Cost of services as a percentage of service revenues increased from 32.8% in 1996 to 36.6% in 1997 and 41.1% in 1998. The increase in cost of services reflects our strategic decision to expand the scope of our service offerings to include in particular consulting services, which has a lower margin, both as a vehicle to increase service revenues and as a stimulus for increased license fees.

     OPERATING EXPENSES

     The following table sets forth information regarding the composition of our operating expenses and period-to-period changes:

                                                 PERCENT             PERCENT
                                        1996     CHANGE     1997     CHANGE      1998
                                       -------   -------   -------   -------   --------
                                                    (DOLLARS IN THOUSANDS)
Sales and marketing..................  $50,038    36.1%    $68,115    30.8%    $ 89,118
  Percentage of total revenues.......     58.7%               59.6%                53.4%
Research and development.............   10,634    32.1%     14,050    38.3%      19,434
  Percentage of total revenues.......     12.5%               12.3%                11.6%
General and administrative...........    7,402    49.6%     11,076    39.0%      15,394
  Percentage of total revenues.......      8.7%                9.7%                 9.2%
     Total operating expenses........   68,074    37.0%     93,241    32.9%     123,946
  Percentage of total revenues.......     79.9%               81.6%                74.2%

     - Sales and Marketing. Sales and marketing expenses were $89.1 million, or 53.4% of total revenues, in 1998 as compared to $68.1 million, or 59.6% of total revenues, in

1997, and $50.0 million, or 58.7% of total revenues, in 1996. Sales and marketing expenses increased in absolute amount in each period as we expanded our sales and marketing organization. This organization grew from 298 people at December 31, 1996 to 401 people at December 31, 1997 and to 601 people at December 31, 1998. The increase in sales and marketing personnel was due to expansion of personnel in existing offices. Sales and marketing expenses as a percentage of total revenues decreased in 1998 over the prior period, as we experienced better productivity in our sales and marketing organization.

     - Research and Development. Research and development expenses were $19.4 million in 1998, $14.1 million in 1997 and $10.6 million in 1996. Research and development expenses represented 12.5% of total revenues in 1996, 12.3% of total revenues in 1997 and 11.6% of total revenues in 1998. The increase in research and development expenses in absolute dollars is due to increased staffing and associated support for software engineers required to expand and enhance our product line. From December 31, 1997 to December 31, 1998, our research and development organization grew from 116 to 155 people. The slight decrease in such expenses as a percentage of total revenues reflects the higher rate of revenue growth over the periods.

     - General and Administrative. General and administrative expenses were $15.4 million, or 9.2% of total revenues, in 1998 as compared to $11.1 million, or 9.7% of total revenues, in 1997 and $7.4 million, or 8.7% of total revenues, in 1996. General and administrative expenses increased in absolute dollars in each period as we increased our staffing to support our growth, and experienced higher expenditures for legal and accounting services associated with operating a larger company. In addition, general and administrative expenses included the amortization of goodwill related to the acquisition of distributors in 1997 and 1998. Goodwill amortization expense totaled $1.3 million in 1998 and $600,000 in 1997. No goodwill amortization expense was recorded in 1996.

     INTEREST AND OTHER INCOME, NET

     The following table sets forth information regarding the composition of our net interest and other income and period-to-period changes:

                                             PERCENT              PERCENT
                                    1996     CHANGE      1997     CHANGE      1998
                                   ------    -------    ------    -------    ------
                                                (DOLLARS IN THOUSANDS)
Net interest income..............  $1,556     (30.1)%   $1,088      77.5%    $1,931
Net exchange gain................     293      99.7%       585     (74.9)%      147

     Interest and other income, net represents primarily net interest income and expense and net gains and losses resulting from foreign currency exchange rate changes. Interest and other income, net totaled $2.1 million in 1998, $1.7 million in 1997, and $1.8 million in 1996. The increase in net interest income in 1998 was primarily due to an increase in our cash available for short-term investing. The decrease in interest income in 1997 compared to 1996 was predominantly due to lower cash balances for investment purposes and lower interest rates. The decrease in net exchange gains in 1998 was predominantly due to losses on U.S. dollar denominated intercompany receivables caused by the general weakening of the U.S. dollar against the French franc.

     INCOME TAXES

     The following table sets forth information regarding our income taxes:

                                             PERCENT              PERCENT
                                    1996     CHANGE      1997     CHANGE      1998
                                   ------    -------    ------    -------    ------
                                                (DOLLARS IN THOUSANDS)
Provision for income taxes.......  $3,737      (15)%    $3,184      130%     $7,316
Effective tax rate...............      42%                  55%                  41%

     Provision for income taxes totaled $7.3 million in 1998, $3.2 million in 1997, and $3.7 million in 1996. This represented an effective income tax rate of 41% in 1998, 55% in 1997, and 42% in 1996. The increase in the effective tax rate in 1997 was primarily due to limitations on our ability to offset net losses for tax purposes in certain jurisdictions against taxable income in other jurisdictions, as well as the increase in the French statutory tax rate from 36.7% to 41.7% effective January 1, 1997. The decrease in our effective tax rate in 1998 reflects a return to a more normal effective income tax rate.

QUARTERLY INFORMATION

     The following tables set forth statements of income data for each of the six quarters in the period ended June 30, 1999 in dollars and as a percentage of total revenues. This unaudited quarterly information has been prepared on the same basis as the annual information presented elsewhere in this prospectus and, in management's opinion, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                            THREE MONTHS ENDED
                                     ----------------------------------------------------------------
                                     MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                       1998       1998       1998        1998       1999       1999
                                     --------   --------   ---------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues:
  License fees.....................  $23,422    $25,157     $26,232    $33,950    $31,534    $35,533
  Services.........................   11,143     14,395      15,025     17,570     17,974     22,010
                                     -------    -------     -------    -------    -------    -------
    Total revenues.................   34,565     39,552      41,257     51,520     49,508     57,543
Cost of revenues:
  License fees.....................      687        889         781        915        815      1,142
  Services.........................    4,787      5,562       6,253      7,297      8,276      8,850
                                     -------    -------     -------    -------    -------    -------
    Total cost of revenues.........    5,474      6,451       7,034      8,212      9,091      9,992
                                     -------    -------     -------    -------    -------    -------
Gross margin.......................   29,091     33,101      34,223     43,308     40,417     47,551
Operating expenses:
  Sales and marketing..............   19,796     21,768      22,214     25,340     25,348     28,106
  Research and development.........    4,134      4,697       4,956      5,647      5,996      6,426
  General and administrative.......    3,216      3,552       3,692      4,934      4,198      4,954
                                     -------    -------     -------    -------    -------    -------
    Total operating expenses.......   27,146     30,017      30,862     35,921     35,542     39,486
                                     -------    -------     -------    -------    -------    -------
Income from operations.............    1,945      3,084       3,361      7,387      4,875      8,065
Interest and other income, net.....      387        398         618        675        571        645
                                     -------    -------     -------    -------    -------    -------
Income before minority interest and
  provision for income taxes.......    2,332      3,482       3,979      8,062      5,446      8,710
Provision for income taxes.........     (952)    (1,428)     (1,631)    (3,305)    (2,233)    (3,571)
Minority interest..................       --        (74)        (40)      (138)        --         --
                                     -------    -------     -------    -------    -------    -------
Net income.........................  $ 1,380    $ 1,980     $ 2,308    $ 4,619    $ 3,213    $ 5,139
                                     =======    =======     =======    =======    =======    =======
Net income per share -- basic......  $  0.08    $  0.12     $  0.14    $  0.27    $  0.18    $  0.29
                                     =======    =======     =======    =======    =======    =======
Shares used in computing net income
  per share -- basic...............   16,782     16,942      16,975     17,153     17,427     17,621
Net income per share -- diluted....  $  0.08    $  0.11     $  0.13    $  0.26    $  0.17    $  0.27
                                     =======    =======     =======    =======    =======    =======
Shares used in computing net income
  per share -- diluted.............   17,439     17,950      17,624     18,030     19,070     19,017

                                                            THREE MONTHS ENDED
                                     ----------------------------------------------------------------
                                     MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                       1998       1998       1998        1998       1999       1999
                                     --------   --------   ---------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License fees.....................    67.8%      63.6%       63.6%      65.9%      63.7%      61.8%
  Services.........................    32.2       36.4        36.4       34.1       36.3       38.2%
                                      -----      -----       -----      -----      -----      -----
    Total revenues.................   100.0%     100.0%      100.0%     100.0%     100.0%     100.0%
                                      =====      =====       =====      =====      =====      =====
Cost of revenues:
  License fees.....................     2.0        2.2         1.9        1.7        1.7        2.0
  Services.........................    13.8       14.1        15.2       14.2       16.7       15.4
                                      -----      -----       -----      -----      -----      -----
    Total cost of revenues.........    15.8       16.3        17.1       15.9       18.4       17.4
                                      -----      -----       -----      -----      -----      -----
Gross margin.......................    84.2       83.7        82.9       84.1       81.6       82.6
Operating expenses:
  Sales and marketing..............    57.2       55.0        53.8       49.2       51.2       48.8
  Research and development.........    12.0       11.9        12.0       11.0       12.1       11.2
  General and administrative.......     9.3        9.0         8.9        9.6        8.5        8.6
                                      -----      -----       -----      -----      -----      -----
    Total operating expenses.......    78.5       75.9        74.7       69.8       71.8       68.6
                                      -----      -----       -----      -----      -----      -----
Income from operations.............     5.7        7.8         8.2       14.3        9.8       14.0
Interest and other income, net.....     1.1        1.0         1.5        1.3        1.2        1.1
                                      -----      -----       -----      -----      -----      -----
Income before minority interest and
  provision for income taxes.......     6.8        8.8         9.7       15.6       11.0       15.1
Provision for income taxes.........    (2.8)      (3.6)       (4.0)      (6.4)      (4.5)      (6.2)
Minority interest..................    (0.0)      (0.2)       (0.1)      (0.2)        --         --
                                      -----      -----       -----      -----      -----      -----
Net income.........................     4.0%       5.0%        5.6%       9.0%       6.5%       8.9%
                                      =====      =====       =====      =====      =====      =====

LIQUIDITY AND CAPITAL RESOURCES

                                                      AS OF AND FOR THE
                                 AS OF AND FOR THE       SIX MONTHS
                                    YEAR ENDED              ENDED         PERIOD-TO-PERIOD
                                 DECEMBER 31, 1998      JUNE 30, 1999      PERCENT CHANGE
                                -------------------   -----------------   ----------------
Working capital...............        $51,104              $49,536              (3.1)%
Cash, cash equivalents and
  short-term investments......         71,713               78,972              10.1%
Net cash provided by operating
  activities..................         34,314               21,183                 *
Net cash used for investing
  activities..................         (5,237)              (8,112)                *
Net cash provided by financing
  activities..................          4,484                    3                 *

-------------------------
* Not meaningful.

     As of June 30, 1999, we had cash, cash equivalents and short-term investments of $79.0 million, an increase of $7.2 million from December 31, 1998. Net cash provided by operating activities for the six-months ended June 30, 1999 was $21.2 million. Net cash provided by operating activities was $4.1 million in 1996, $8.9 million in 1997 and $34.3 million in 1998. The increase in net cash provided by operating activities in the six months ended June 30, 1999 primarily resulted from higher net income and faster collection cycles.

     Accounts receivable decreased to $40.6 million at June 30, 1999 from $42.2 million at December 31, 1998 resulting from a decrease in days sales outstanding. Accounts receivable days sales outstanding was 63 days as of June 30, 1999 and 79 days at December 31, 1998. The decrease in days sales outstanding in 1999 is the result of our increased collection efforts in 1999. We do not expect days sales outstanding to decrease from current levels, and it will likely increase in the future. In general, due to the level of European sales which tend to have longer collection cycles than North American sales, and the historical pattern of revenue generation towards the end of each quarter, we anticipate that accounts receivable and days sales outstanding will continue to be substantial in the future.


     Our investing activities in each year presented consisted primarily of the purchase and sale of short-term investments totaling $2.5 million in 1998, $15.6 million in 1997 and $9.9 million in 1996, the acquisition of increased interests in distributors totaling $1.0 million in 1998 and $2.6 million in 1997, and expenditures for fixed assets totaling $6.8 million in 1998, $6.3 million in 1997 and $8.3 million in 1996. Our investing activities for the six months ended June 30, 1999 consisted primarily of the acquisition of increased interests in our distributors totaling $1.9 million, the acquisition of a consulting firm for $3.1 million of cash and notes payable of $3.0 million and expenditures for fixed assets totaling $3.7 million. We had no significant capital commitments as of June 30, 1999 and we currently anticipate that additions to property and equipment for the next year will be comparable to recent past years.



     In the six months ended June 30, 1999, and in 1998, 1997 and 1996, our financing activities provided $4.6 million, $4.5 million, $1.3 million and $2.2 million, respectively, from the issuance of shares upon the exercise of employee stock options and the sale of shares under employee stock purchase plans. The Board of Directors and shareholders have authorized Business Objects to repurchase shares in the open market for purposes of distribution under employee benefit plans. In the six months ended June 30, 1999, we repurchased an aggregate of 191,500 shares at an average price of $24.08 per share pursuant to this authority.


     We believe that cash from operations together with existing cash and cash equivalents will be sufficient to meet our cash requirements for at least the foreseeable future.

YEAR 2000 COMPLIANCE

     Many computer programs define references to applicable years by using two digits rather than four. As a result, many computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations that disrupt our operations. For example, computer systems failures resulting from improper date references may temporarily disrupt our ability to process transactions, send invoices, or engage in similar normal business activities. We have initiatives underway to evaluate the potential impact of Year 2000 issues relating to our products, our internal information and management systems and the third parties with whom we do business.

     PRODUCTS


     We have developed our current core software tools, BUSINESSOBJECTS and its platform for internet-based installations, WEBINTELLIGENCE, to comply with the Year 2000 Conformity Requirements developed by the British Standards Institute. We have conducted testing on our BUSINESSOBJECTS and WEBINTELLIGENCE software. Although we believe our software to be compliant under most customer environments, we have identified a limitation -- for the specific customer operation of importing and exporting data in certain file formats -- which is due to the regional setting of the user's environment and can be changed by the user. This limitation is only present in version 4.1.6 and earlier versions of our software BUSINESSOBJECTS, and version 2.0.1 and earlier versions of our platform WEBINTELLIGENCE. We believe this limitation is applicable to a limited number of customer environments. We have developed a workaround for this limitation that can easily be implemented by the customer.


     Because our product and platforms are used in conjunction with underlying operating systems, and database, middleware and other software programs, they are necessarily subject to the limitations, including Year 2000 related limitations of third party software. In order to minimize potential Year 2000 compliance issues, we recommend to our customers that they use our current software in conjunction with the most current releases of any third party software. As new versions of the third party software used by our customers become available, we intend to continue to design and test our software as used with the respective third party software against the British Standards Institute definition of Year 2000 Conformity Requirements. However, because we are dependent upon our customers' use of third party software in connection with their use of our software, we cannot assure you that the implementation of our software will not be affected in the future by Year 2000 issues related to modification or revisions in the respective third party software.

     Furthermore, some of our customers continue to operate older versions of our products that may experience problems associated with the Year 2000 issues. We have been encouraging these customers to migrate to current versions of our software, but some of them may not do so prior to January 1, 2000.

     INTERNAL SYSTEMS


     We are currently using a four step process to address the Year 2000 issues associated with our internal management information systems: assessment, remediation, testing and implementation. We have completed the assessment phase for our key information technology systems and are in the process of evaluating our non-information technology systems. The assessment phase of our information technology systems indicated that some of our critical information technology systems may not be Year 2000 compliant. We have implemented corrections to and are developing contingency plans for our critical information technology systems, and have retained external consultants to assist in this process.


     THIRD PARTIES


     We are conducting an assessment of our key suppliers and vendors that provide us with products, services, and systems, as well as others with whom we transact business on a local and worldwide basis. We have also evaluated the ability of key indirect sales channel partners such as system integrators, value-added resellers and consultants, to supply Year 2000 compliant products and services and to maintain continuous operations. We have found that some of these third parties offer products or services, or operate business systems, that may expose us to Year 2000 problems.


     We are working with these third parties to determine what approaches, if any, they are proposing to address their Year 2000 issues, and we are developing contingency plans as appropriate.


     REMEDIATION

     We are developing contingency plans to remediate, to the extent possible, any Year 2000 deficiencies, and we have retained external consultants to assist us in this process. We believe that the need for contingency plans must be evaluated on a case-by-case basis, and will vary considerably in nature depending on the Year 2000 issue involved.


     We expect to complete our Year 2000 remediation, testing and implementation processes prior to the end of 1999. We currently anticipate to incur approximately $500,000 in costs in connection with the entire process. However, if we are unable to successfully complete this process before the end of 1999, both our day-to-day business operations and operating results could be significantly adversely affected. Furthermore, other factors relating to the year 2000, including litigation, may seriously affect our business, financial condition and operating results.


DISCLOSURES ABOUT MARKET RISK

     The following discusses our exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the Risk Factors section.

     As of June 30, 1999, all of our investments were classified as cash equivalents with maturities at the date of purchase of less than three months. The principal portion of our investments are not subject to interest rate risk; however, declines in interest rates over time will reduce our interest income.

     We do not have any investments in equity or debt securities traded in the public markets. Therefore, we do not currently have any direct equity price risk.

     We conduct a significant portion of our business in currencies other than the U.S. dollar, the currency in which we report our financial statements. Assets and liabilities of our subsidiaries are translated into U.S. dollars at exchange rates in effect as of the applicable balance sheet date, and any resulting translation adjustments are included as an adjustment to shareholders' equity. Revenues and expenses generated from these subsidiaries are translated at average exchange rates during the quarter the transactions occur. Gains and losses from these currency transactions are included in net earnings. Historically, we have generated a significant portion of our revenues and incurred a significant portion of our expenses in French francs, British pounds sterling, Japanese yen and Italian lira and we expect to generate a significant portion of our revenues and expenses in the Euro in the future. As a result, our operating results have been in the past, and may be in the future, adversely impacted by currency exchange rate fluctuations on the U.S. dollar value of foreign currency-denominated revenues and expenses. Although we expect this pattern to continue, the acceptance of the Euro and its use as the primary European currency is expected to alleviate these fluctuations with respect to most of our European activities. However, we cannot assure you that these fluctuations will not continue and will not be significant. We cannot predict the effect of exchange rate fluctuations upon our future operating results. As of June 30, 1999, we were not engaged in a foreign currency hedging program to cover our currency transaction exposure. A variation of 1% of the exchange rates of the main currencies in which we conduct business -- the Euro, the British pound sterling and the Japanese yen -- against the U.S. dollar would generate a 0.65% variation of our revenues.

                              RECENT DEVELOPMENTS



RECENT FINANCIAL RESULTS



     The following table sets forth certain unaudited consolidated statements of operations data for the quarter and nine months ended September 30, 1999, together with prior year data.



                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                             SEPTEMBER 30,         SEPTEMBER 30,
                                          -------------------   -------------------
                                            1998       1999       1998       1999
                                          --------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT FOR
                                                 PER SHARE AND PER ADS DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA
Revenues:
  License fees..........................  $26,232    $37,302    $ 74,811   $104,369
  Services..............................   15,025     22,464      40,563     62,448
                                          -------    -------    --------   --------
     Total revenues.....................   41,257     59,766     115,374    166,817
Cost of revenues:
  License fees..........................      781      1,232       2,357      3,188
  Services..............................    6,253      8,995      16,602     26,122
                                          -------    -------    --------   --------
     Total cost of revenues.............    7,034     10,227      18,959     29,310
                                          -------    -------    --------   --------
Gross margin............................   34,223     49,539      96,415    137,507
Operating expenses:
  Sales and marketing...................   22,214     28,668      63,778     82,122
  Research and development..............    4,956      6,500      13,787     18,922
  General and administrative............    3,380      4,107       9,531     12,007
  Goodwill..............................      312        808         929      2,060
                                          -------    -------    --------   --------
     Total operating expenses...........   30,862     40,083      88,025    115,111
                                          -------    -------    --------   --------
Income from operations..................    3,361      9,456       8,390     22,396
Interest and other income, net..........      618        533       1,403      1,749
                                          -------    -------    --------   --------
Income before minority interest and
  provision for income taxes............    3,979      9,989       9,793     24,145
Provision for income taxes..............   (1,631)    (4,096)     (4,011)    (9,900)
Minority interest.......................      (40)        --        (114)        --
                                          -------    -------    --------   --------
Net income..............................  $ 2,308    $ 5,893    $  5,668   $ 14,245
                                          =======    =======    ========   ========
Net income per ADS and share -- basic...  $  0.14    $  0.33    $   0.34   $   0.80
                                          =======    =======    ========   ========
ADS and shares used in computing net
  income per ADS & per share -- basic...   16,975     18,007      16,903     17,727
                                          =======    =======    ========   ========
Net income per ADS and
  share -- diluted......................  $  0.13    $  0.30    $   0.32   $   0.74
                                          =======    =======    ========   ========
ADS and shares and common share
  equivalents used in computing net
  income per ADS & per
  share -- diluted......................   17,624     19,719      17,661     19,305
                                          =======    =======    ========   ========

     The following table sets forth certain consolidated balance sheet data as of September 30, 1999 and December 31, 1998.



                                                             DEC. 31,   SEPT. 30,
                                                               1998       1999
                                                             --------   ---------
                                                                (IN THOUSANDS)
                                                                        (UNAUDITED)
CONDENSED CONSOLIDATED BALANCE SHEET DATA
ASSETS
Current assets:
  Cash and cash equivalents................................  $ 71,713   $ 93,863
  Accounts receivable, net.................................    42,236     40,579
  Other current assets.....................................     7,993     11,784
                                                             --------   --------
     Total current assets..................................   121,942    146,226
Property and equipment, net................................    13,804     13,695
Goodwill, net..............................................     1,460      5,583
Other assets...............................................       879      1,961
                                                             --------   --------
     Total assets..........................................  $138,085   $167,465
                                                             ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................  $ 10,439   $ 10,899
  Accrued payroll and related expenses.....................    16,597     17,556
  Deferred revenue.........................................    21,684     27,802
  Other current liabilities................................    22,118     27,797
                                                             --------   --------
     Total current liabilities.............................    70,838     84,054
Notes payable..............................................        --      1,000
Shareholders' equity.......................................    67,247     82,411
                                                             --------   --------
     Total liabilities and shareholders' equity............  $138,085   $167,465
                                                             ========   ========



     Third quarter revenues were $59.8 million, an increase of 45% compared to revenues of $41.3 million for the quarter ended September 30, 1998. This was the ninth consecutive quarter in which we have realized year-over-year revenue growth of greater than 40%. Net income for the third quarter was $5.9 million, compared to $2.3 million for the same period last year, representing a 155% increase. Diluted net income per share and per ADS for the quarter ended September 30, 1999 were $0.30, compared to $0.13 in the third quarter of last year.



     Revenues for the nine months ended September 30, 1999 were $166.8 million, an increase of 45 percent compared to revenues of $115.4 million during the same period last year. Net income for the nine months ended September 30, 1999 was $14.2 million, compared to $5.7 million for the same period last year. Diluted income per share and per ADS for the nine months ended September 30, 1999 were $0.74, compared to $0.32 in the prior year nine month period.



     In the third quarter we saw continued strength in the North American market, with sales in this region increasing 55% over the prior year level. We also saw solid contribution from our indirect channels, which accounted for 46% of total revenues for the quarter. Business Objects also expanded its customer base in the third quarter, adding over 125,000 new licenses for a total of 1,442,000 worldwide.

     The Company's balance sheet continued to be strong with $93.9 million in cash and cash equivalents. Total assets at September 30, 1999 were $167.5 million, compared to $138.1 million at December 31, 1998.



OTHER RECENT DEVELOPMENTS



     In October 1999, we acquired Next Action Technology, Ltd ("NAT"), a UK-based developer of set-based analysis technology for customer selection and segmentation applications. Prior to the acquisition, we were reselling NAT's principal product under the name BUSINESS OBJECTS SET ANALYZER. The purchase price for NAT was approximately $8.0 million which will be paid in cash between the closing and December 31, 2002. The founders of NAT have joined Business Objects. Payment of approximately $3 million of the consideration for NAT is conditioned upon the continued employment of the founders of NAT.

                                    BUSINESS

OUR COMPANY

     Business Objects develops, markets and supports business intelligence software for client/server environments, intranets, extranets and the internet. Business intelligence software allows users within an enterprise to access, analyze and share corporate data for better decision making, and to share corporate information with the enterprise's own customers, suppliers and partners. Business intelligence software tools are designed to help companies turn data into useful business information, thereby leading to increased competitive advantage, new business opportunities, improved customer service, corporate agility and ultimately, increased revenues and profit.

     Our core software tool, BUSINESSOBJECTS(TM), and its platform for internet-based installations, WEBINTELLIGENCE(TM), enable end-users to access and interact with information available to enterprises from a wide range of sources, including database systems, such as those developed by Oracle, IBM, Sybase and Microsoft, business applications, such as those developed by SAP, PeopleSoft and Baan, and data warehouses. Users can create new queries or reports, access catalogs of reports and do simple or complex analysis of the data. Instead of struggling with complex and technical database terminology, users interact with data using business representations of information, or "business objects," with which they are familiar. The reports they create or access can be shared with other users through sophisticated distribution and security systems. Our software tools also enable our customers to share their information with their own customers, suppliers and other business partners through the internet and extranets.


     From our inception in 1990 through June 30, 1999, we have sold over 1.3 million licenses to over 8,600 customers around the world. Dataquest, an independent market research firm, estimates that the market for business intelligence software and related services will grow from approximately $1.7 billion in 1997 to approximately $7.9 billion in 2003.


INDUSTRY BACKGROUND

     HISTORY

     In the past, organizations around the world have invested in an array of business software applications in order to better run their operations and better manage their businesses. These applications are commonly referred to as online transaction processing, or OLTP, systems, because their primary requirement was the ability to process and record the large number of transactions handled by an organization in the course of its operations.

     During the 1980s, these applications were typically built in-house using application development tools and relational database management systems. The early 1990s brought a revolution in packaged enterprise business applications as customers began to purchase their software solutions from third parties rather than develop such software internally. As a result, organizations invested heavily in enterprise resource planning systems and other packaged business applications from vendors such as SAP, PeopleSoft, Oracle and Baan.

     While the ultimate goal of deploying these business applications was to both automate the execution of business processes and make information more readily available to business users, the software industry historically succeeded in delivering the former goal and failed in the latter. In other words, while the increased use of online transaction processing and enterprise resource planning systems have resulted in organizations possessing unprecedented amounts of data about their customers, products, revenues and operations, that data largely remained inaccessible to the business users who needed it. Realizing that the strategic business value of information technology lies not in process automation itself, but in exploiting the information captured by process automation, these enterprises began looking for ways in which to access and utilize that information.

     THE EMERGENCE OF BUSINESS INTELLIGENCE

     As a result, the 1990s brought a strong focus on the delivery of business intelligence software tools designed to work in conjunction with an enterprise's operational online transactional processing or enterprise resource planning applications, but built with the specific goal of providing information access to users throughout an organization. Business intelligence software tools were typically built in conjunction with data warehouses and data marts, which are dedicated databases set up and designed to provide end users with access to business information.

     Business intelligence tools were developed to allow non-technical users to generate queries, structure reports and share the results of analyses of common business questions such as the following:

        SALES. What were sales by region for the past four quarters? Which regions are over-performing their plan?

        FINANCE. Which departments are more than 10% over budget? What are the three departments that have spent closest to their plan?

        HUMAN RESOURCES. What is the hiring deficit by department for all departments that are not fully staffed? What is the turnover by department for the ten departments with the highest turnover?

        MARKETING. What is the repeat purchase rate for customers who have purchased in the last five years? What were the top three sales lead generating programs in 1998?

     THE IMPACT OF THE INTERNET

     The emergence and growth of the internet has brought many changes to the business intelligence software market, including the following:

     Faster Enterprise Deployments. New internet technologies, such as Java and the hypertext markup language, have made it possible to create business intelligence software tools that eliminate the need to install and maintain personal computer application database connectivity software on a user's desktop personal computer. As a result, organizations can now deploy business intelligence tools in an environment that requires minimal administration by information technology departments at a greatly reduced cost. Accordingly, it has become cost-effective for organizations to deploy business intelligence software tools more widely within an organization to the increasing number of individuals empowered to make business decisions.

     More data collected from new sources. Organizations are now collecting and storing an increasing amount of data through the internet, including customer profiles, data regarding users' navigation through the internet, customer purchasing patterns and other e-commerce data. Organizations need to analyze this data in order to implement applications such as:

     - Fine-grained customer segmentation, or dividing their customer base into segments and delivering tailored market messages to these segments.

     - One-to-one marketing, which is advanced fine-grained market segmentation where each customer is given personalized marketing messages based on a detailed profile of its preferences and past behaviors.

     - Customer loyalty, profitability, retention and lifetime value analysis.

     Extranets. The internet also enables organizations to differentiate their products and services from competitive offerings by supplementing the products and services with online, value-added, internet-based information services. Organizations are realizing that value-added information can also improve customer service and drive both revenue and profit growth. Examples of ways in which these extranet applications have been used successfully include:

     - A telecommunications company providing online billing information to its customers as a way to differentiate its commodity local voice telephone service.

     - An insurance firm providing its commercial clients with real-time claims information so its clients can spot accident patterns quickly, and take steps to prevent future accidents before they happen.

     - A medical products distributor positioning itself as an information middleman between the hospitals it serves and the suppliers it represents, allowing the hospitals to better analyze their purchasing patterns and supplier fill rates, and suppliers to analyze purchasing patterns across hospitals.

     As a summary, the internet is having a positive impact on the business intelligence software market because it increases the business potential in three principal ways, among others:

     - It lowers the cost of deployment and therefore increases the number of users within an organization;

     - It enables companies to get more data about their customers, which in turn results in a more significant need for business intelligence; and

     - It enables extranet applications, which significantly increases the number of users of business intelligence software tools, from just users within an organization to users outside of the organization, including customers, suppliers and partners.

     However, in order to take advantage of this increased business opportunity, business intelligence software has to meet new requirements, including:

     - a pure internet-based architecture with robust engines resident on the servers and Java-based query applets -- which are small software applications capable of executing queries -- on the desktops;

     - scalability to the large numbers of users required by larger internal deployments and extranet usage as well as a larger volume of data;

     - robust security features; and

     - an easy migration path between client/server-based applications -- today's prevalent environment -- and internet-based applications.

BUSINESS OBJECTS' SOLUTION

     We provide our customers with an easy to use, scalable and integrated business intelligence solution designed to meet the demanding requirements of today's competitive world. Our principal software tool, BUSINESSOBJECTS, and its platform for internet-based installations, WEBINTELLIGENCE, act as an information access front-end for end-users on top of corporate databases, business applications and data warehouses. The key advantages of our solution include:

     - Ease of use and learning. Our software tools are designed to ensure maximum ease of use and learning. They allow users to develop queries consisting of commonly used business terms and phrases. For example, users can combine objects or terms such as "sales revenue," "products" or "customers" to develop their queries. Further, users do not need to understand the technical details of database structures, such as the location of the data, or the relationship between different database tables. In addition, we provide sophisticated online documentation and a computer-based training tool for highly cost-effective training.

     - Access to all enterprise data sources. Our software tools can access over 100 different relational and non-relational data sources. Due to our powerful query generation technology, our software tools can access data stored not only in relational data warehouses and data marts built for analytical purposes, but also any existing relational database. We also offer specific interfaces for popular packaged business applications such as those provided by SAP, PeopleSoft and Baan.

     - Shared infrastructure for client/server and internet environments. Because we built our internet platform, WEBINTELLIGENCE, based on the architecture of our client/server software, BUSINESSOBJECTS, our software platforms share a common architecture. This enables our customers to expand easily their existing client/server installations to include internet-based users and to migrate their systems from client/server-based systems to internet applications.

     - Optimized for e-business. We believe that extranet applications are key business opportunities for the future. Accordingly, our internet software tools have been developed based on an HTML/Java architecture that works in extranet environments. Extranets are shared networks that use the internet to link businesses with their suppliers, customers and partners. Our internet software tools offer a business intelligence solution that allows our customers to share selected information with their suppliers, customers and partners with the protection of security protocols that have been designed to provide effective security across internet firewalls.

     - Information technology control and security. Our software tools are designed to provide non-technical business users with the ability to access, analyze and share information stored in their company databases, while at the same time allowing information technology departments to control and manage that access throughout the enterprise. Business representations of such information are contained in a central repository where the information technology staff can maintain control over data access and security throughout the enterprise, as well as for remote users accessing the database through an extranet or the internet.

     - Scalability. Because of our powerful administration and security tools, as well as a centralized business intelligence repository, our software tools are capable of scaling from deployments as small as ten users to deployments of thousands of users.

BUSINESS STRATEGY


     Our objective is to become the leading supplier of business intelligence software tools worldwide. Our business strategy to achieve our objective is focused on five key areas:


     Expand products and services for the internet and e-business applications. We believe that the internet represents a tremendous opportunity for business intelligence technology. We developed WEBINTELLIGENCE to extend the business intelligence capabilities of BUSINESSOBJECTS from its original client/server environment into intranet, internet and extranet environments. We intend to continue developing and optimizing our products for use on the internet, intranets and extranets.

     Maintain enterprise-wide focus. We believe that enterprise-wide deployments will continue to represent a significant business opportunity for us. To capitalize on this opportunity, we intend to ensure that our software can be used throughout the enterprise by the maximum number of users. To this end, we intend to continue to enhance the administration and security features of our software. We also intend to increase our focus on delivering products that complement packaged business applications, including enterprise resource planning systems, such as those offered by SAP, Oracle, Baan and PeopleSoft. Finally, we intend to continue to optimize our products for use on intranets, which we believe will be the primary platform for corporate software deployment.

     Pursue the emerging market of analytical applications. We believe that corporations today are focusing more and more on the relationships with their customers, and that business intelligence has an important role to play in the customer relationship management market. To that end, we have created a new analytical applications business unit focused on delivering front-end customer intelligence, or analysis, applications. We expect to develop these applications to be complementary to operational and collaborative customer relationship management applications such as those from companies like Siebel, Vantive and Clarify. We expect to begin shipping analytical applications in the year 2000.

     Expand our strategic relationships. We believe that our relationships with key enterprise software vendors, systems integrators and value-added resellers are important to our success. We currently have marketing relationships with several large relational data base management, enterprise resource planning and other software vendors, including SAP and IBM, to promote our solution in their respective markets, which we believe will improve our competitive position. We also have reseller agreements with indirect sales channel partners to expand our market coverage, as well as provide a source of revenue at attractive margins. Finally, we have relationships with system integrators who not only install our products with larger systems solutions, but have also generated revenues for us by recommending our products to their customer base. We intend to continue to pursue and develop these relationships to expand our market opportunity.

     Broaden our customer service capabilities. We believe that customer service is very important for end user satisfaction and a key ingredient to build and maintain a long term relationship with customers. To that end we intend to invest more of our resources in our customer service capabilities to offer more complete solutions to our customers. This includes:

     - Delivering a tiered technical support service program to more closely match the individual needs of our customers.

     - Strengthening our consulting organization to expand the professional services we offer our customers, including installation and setup to provide them with complete business intelligence solutions.

     - Strengthening our education programs, including the delivery of computer-based training programs for customers.

PRODUCTS

     Business Objects offers a complete suite of business intelligence software tools which include query, reporting, online analytical processing, set-based analysis and data mining features (which automatically detects patterns in data) for the end user and administration tools that enable information technology professionals to set up and deploy our products across the enterprise.

     USER PRODUCTS

     To provide greater flexibility to our customers, our core software can be deployed in client/server or internet environments.

     Our client/server business intelligence software tool, BUSINESSOBJECTS, provides integrated query, reporting and online analytical processing capabilities, in order to enable non-technical end users to easily access, analyze and share corporate data. The latest release of this product, BUSINESSOBJECTS 5.0, began shipping in July 1999. BUSINESSOBJECTS 5.0 introduces analytical reporting which integrates new enterprise reporting functions such as report distribution and management, with traditional decision support functions such as ad hoc access to corporate data, report creation, and online analytical processing functions such as "drill" and "slice and dice." Drilling refers to looking at data in increasing levels of detail, for example by starting at sales by region and then drilling or conducting further queries to see sales by district for a given region. Slice and dice refers to the complex data analysis function where a user views or analyzes data based on variables in different ways, for example by analyzing sales by region and then changing the variables to analyze regions by sales.

     WEBINTELLIGENCE, our platform for internet-based installations, allows end users to perform ad hoc query, reporting and analysis over the internet. WEBINTELLIGENCE has a distributed architecture with core functionality resident on the server and Java-based applets running on the desktop. WEBINTELLIGENCE eliminates the need for installation and maintenance of both application software and database middleware on each user's desktop personal computer, which provides organizations with a cost-effective way to broadly deploy business intelligence software capabilities, and extend it beyond the organization to reach suppliers, partners and customers through extranets. Customers are currently pursuing extranet deployments for applications in industries including finance, manufacturing, telecommunications, insurance, healthcare, publishing, logistics and govern-ment. Launched at the end of 1997, WEBINTELLIGENCE represents an increasing proportion of our license units sold, growing from 17% in the second quarter of 1998 to 40% in the second quarter of 1999.


     The latest release of this platform, WEBINTELLIGENCE 2.5, began shipping in July 1999 on Windows NT. In addition, we expect to begin shipping
WEBINTELLIGENCE 2.5 for leading Unix servers in the near future. WEBINTELLIGENCE
2.5 also has new programmability features including a new WEBINTELLIGENCE application programming interface allowing customers to change its look and feel to be consistent with their own internet site.

     Both BUSINESSOBJECTS and WEBINTELLIGENCE are packaged as a number of core integrated modules that allow users to access data, build reports, do multidimensional analysis and share the information with other users. Customers can start with the core business intelligence portal module and add functionality over time by adding additional modules, or purchase all of the core modules at the same time for maximum functionality.

     Core Modules. The core integrated modules of BUSINESSOBJECTS and WEBINTELLIGENCE are

     - INFOVIEW. INFOVIEW is a business intelligence portal that allows users to view, search, open, print, refresh and read reports. INFOVIEW is particularly useful for users who only need a basic level of business intelligence functionality, as well as for large companies who want to deploy reports to a large number of users across the enterprise.

     - REPORTER. REPORTER is the module for ad hoc query and reporting that can be added to INFOVIEW to enable end users to retrieve information and build their own reports, including a variety of multidimensional charts and graphs.

     - EXPLORER. EXPLORER is our online analytical processing module that can be added to INFOVIEW to enable end users to conduct integrated multidimensional analysis of data, such as slice, dice and drill, directly in reports.

     Add-On Products. In addition, we provide the following add-on products to enhance the functionality of the integrated modules of BUSINESSOBJECTS and
WEBINTELLIGENCE:

     - BUSINESSQUERY for Excel. BUSINESSQUERY is an add-on for Microsoft Excel that provides end users with the ability to extract information from corporate databases and load it into Microsoft Excel for charting and analysis.

     - BUSINESSMINER. BUSINESSMINER is a desktop data mining tool used for uncovering trends hidden in data. BUSINESSMINER displays this information in the form of a decision tree to facilitate user analysis.

     - SET ANALYZER. SET ANALYZER is a high performance, set-based analysis tool for very large databases. SET ANALYZER extends the functionality of BUSINESSOBJECTS and WEBINTELLIGENCE, by adding more powerful analysis functions and increasing the speed of complex data queries within very large databases.

     - BUSINESSOBJECTS PERSONAL TRAINER. BUSINESSOBJECTS PERSONAL TRAINER is a computer based training product for users of our software products.

     ADMINISTRATION TOOLS

     To assist information technology professionals in setting up and maintaining our business intelligence software, we provide the following administration tools:

     - DESIGNER. DESIGNER enables information technology staff to design and maintain universes of objects in just a few steps. DESIGNER is a graphical tool that also includes powerful routines for automatic design checking, including loop detection and resolution.

     - SUPERVISOR. SUPERVISOR is our object-based security tool that allows an enterprise's information technology staff to assign and modify the access rights granted to end users, individually and in groups. Using SUPERVISOR, information technology professionals can easily manage access to the resources available through BUSINESSOBJECTS and WEBINTELLIGENCE, including documents, universes, objects, and even specific functions.

     - BROADCAST AGENT. BROADCAST AGENT is our integrated reporting and broadcast server. It is a robust, multi-tier server that is designed to enable non-technical users to publish, push, and broadcast pre-built or ad hoc reports quickly and easily through the repository or e-mail, or devices such as pagers and faxes to other users throughout the enterprise.

     - DEVELOPER SUITE. DEVELOPER SUITE is a business intelligence platform that enables value-added resellers or end users to develop packaged, analytical, or custom business intelligence applications. DEVELOPER SUITE utilizes Microsoft Visual Basic for Applications, and also includes licenses of BUSINESSOBJECTS, WEBINTELLIGENCE, DESIGNER, SUPERVISOR, advanced documentation, and sample programs.

     - Rapid Deployment Templates. We have also developed a series of rapid deployment templates for organizations that wish to directly access data stored in packaged applications from vendors such as SAP, Oracle, Baan, and PeopleSoft. A rapid deployment template is a deployment starter kit that consists of predefined objects of information which map directly to the application packages.

     PRICING

     With the exception of SET ANALYZER, which lists for $60,000, U.S. list prices for a typical configuration ranges from U.S. $395 to U.S. $1,185 per user. The U.S. list prices for our administration tools range from U.S. $1,995 to $9,995.

SERVICES

     We provide the following services in connection with our product offerings:

     Post-Sales Customer Support and Software Maintenance. Our three regional customer support centers (Americas -- San Jose, California;
Europe -- Maidenhead, United Kingdom; and Asia/Pacific -- Tokyo, Japan) are staffed by highly trained support engineers who answer customer inquiries by telephone. All customer support centers use a common global case tracing, knowledge base and problem reporting system designed to enable engineers to share their knowledge and experiences, improve the quality of our responses to customers and reduce our response time for customer inquiries. Technical support is also provided by our value-added resellers, systems integrators, consulting partners and distributors, whom we support with our regional Business Objects support centers.

     To help our customers become more self-sufficient, we provide an online technical support internet site, available 24 hours a day and 7 days a week. Customers can use a high powered search engine to query the multiple technical repositories we have available to find a solution to their inquiries, or the customer may log a case directly from our internet site to their local support center. Our online customer support internet site provides our customers with access to up-to-date technical information, the ability to download service packs and patches for our software tools, tips on using our software tools, product documentation, technical papers and our support newsletter. This internet site provides customers with access to up-to-date technical information and helps customers independently resolve inquiries.

     Currently we offer telephone and electronic support, which is designed for customers who require both telephone and electronic support services. In addition, we are currently considering adding several levels of customer support designed to meet specific customer needs.

     Software maintenance releases and post-sales technical support are provided to customers for an annual maintenance fee. As is customary in the software industry, maintenance fees are charged in addition to the initial product license.

     Customer Education and Training. We offer a comprehensive education and training program to our customers, and to third-party consultants who support our products. Courses range from entry level sessions for users, to more advanced courses for information technology professionals. Every student is provided a complete hands-on experience to help reinforce learning with practical exercises.

     We offer training classes through in-house facilities at our offices in San Jose, California and Chicago, Illinois in the United States, in the United Kingdom, France and other locations in Europe. These facilities are complemented by a network of independent certified training centers in our principal markets throughout the world. In addition, we also provide onsite training services upon customer request. Training service fees are charged to a customer on a per participant per day basis.

     Consulting Services. We provide consulting services to our customers through our own staff and through certified consulting partners. We have recently been increasing our in-house consulting staff through hiring and the acquisition of a small European based consulting firm. We believe that providing consulting services directly through our own staff and our certified partners generates more demand for our products in two ways. First, by providing consulting services for the initial installation of our products, we can provide our customers a complete installation so that our customers do not have to rely on third party consultants that may have competing interests. Second, we are able to market more directly to our customers additional products and services that we provide. Our consulting services allow us to assist our customers in all stages of their development life cycle, from initial analysis through deployment of products. Our involvement can range from an advisory status to managing the entire installation process. Typical consulting projects include:

     - building data warehouses and data marts;

     - project scoping, planning, and management;

     - prototyping and development;

     - implementation planning and deployment;

     - applications integration (Oracle, SAP, PeopleSoft, Baan, Lawson); and

     - ad-hoc and production reporting.

     Our consultants have wide ranging industry, operational and technical knowledge of numerous database systems, and all have in-depth knowledge of our product line. Our consulting services are charged to a customer on a per consultant per day basis.

SALES AND MARKETING

     We market and sell our products and services through a direct sales organization in the United States, France, the United Kingdom, Germany, Belgium, Luxembourg, Italy, Spain, Canada, Australia, Sweden, the Netherlands, Japan, Singapore and Switzerland. In addition, we utilize indirect sales channels, such as value-added resellers, system integrators, consulting partners and distributors to cover North America, Europe, Asia, Latin America and South Africa where we have no direct sales presence.

     Our sales and marketing organization is comprised of sales teams, each consisting of employees engaged in field sales, field technical support, telemarketing and telesales activities. Each sales and marketing organization is responsible for the coordination of both direct and indirect sales in its assigned country. We believe that focusing our direct sales efforts on identified customers while supporting our indirect sales channels to service our channel partners' customers maximizes the utilization of our direct sales personnel.

     We focus our initial sales efforts on the information technology staff of a particular organization while also seeking to involve end users through demonstrations and product trials. Typically, we perform one demonstration for an organization's information technology staff, which is then followed by a trial period during which the information technology staff develops a prototype with our assistance. The information technology staff then use the prototype to conduct demonstrations for their end users. Our sales cycle varies from customer to customer, typically requiring several months from initial contact to closing a sale. For large customers, the sales cycle can be over a year.

     To support our sales efforts, we conduct marketing programs, including advertising, direct mail, public relations, seminars and demonstrations at customer sites and at our offices, appearances at trade shows and ongoing customer communications programs.

PRODUCT DEVELOPMENT

     We believe that innovation, timeliness of product releases, and high product quality are essential to maintain our competitive position. Consequently, we dedicate considerable resources to development efforts to enhance our existing products and to develop new products. To date, we have relied primarily on internal development of our products, but have in the past and may in the future continue to license or acquire technology or products from third parties.

     As of June 30, 1999, our development group consisted of 168 persons as of June 30, 1999, located in Levallois-Perret, France and 15 persons located in San Jose, California. The development group is responsible for the design, development and release of product enhancements, upgrades and new products. We also occasionally use third-party resources to expand the capacity and technical expertise of our internal research and development group.

     Our development group is divided into product teams consisting of program managers, development engineers, quality assurance engineers and documentation specialists. Each team is responsible for defining its product and scheduling product development throughout the product development cycle. The product development cycle consists of three stages:

     - The planning stage, in which a vision statement of the product is developed, the initial design and prototype of the product is completed, specifications of the product are written, a testing strategy is developed and the basic documentation of the product is started.

     - The development stage, in which the product code is written and tested, bugs are identified and fixed, the product is tested and documentation continues.

     - The stabilization stage, in which the product undergoes further testing, including beta testing, final release testing and bug fixing, the visual interface and results of the testing and bug fixes are reviewed, and final sign-off prior to commercial shipments are commenced. In addition, during this phase, the product group runs a field readiness program to ensure that all departments in our organization are ready to sell and support the new release or product.

     Typically, the duration of a product development cycle from initial vision of a product to shipping a final product is twelve to eighteen months.

CUSTOMERS

     Our customers represent a wide, cross-industry spectrum of large global organizations, major governmental institutions and educational institutions. Customers who have purchased at least $100,000 of software licenses from us include:

    Financial                                             Government/Research
    Chase Global Bank                                     U.S. Department of Defense
    Chemical Bank                                         Health Affairs
    Citibank                                              U.S. DOE/Lawrence Livermore
    Fidelity Investment                                   U.S. Navy/NavAir
    Goldman Sachs                                         U. S. Navy/NavSea
    Merrill Lynch                                         NASA
    Smith Barney                                          U.S. Federal Government
    T. Rowe Price                                         US Naval Academy
    Health/Medical                                        Telecommunications
    Allegiance                                            AirTouch
    Blue Cross Blue Shield                                AT&T
    Healthnet                                             Bell Atlantic
    Kaiser Permanente                                     Bell South
    Medtronic                                             British Telecom
    Omni Healthcare                                       China Telecom
    Owens & Minor                                         Deutsche Telekom
                                                          France Telecom
    Chemical/Energy                                       Lucent Technologies
                                                          Southwestern Bell
    Baltimore Gas & Electric                              Telecom Italia
    BP Oil
    Chevron                                               Pharmaceuticals
    CITGO Petroleum Corp.
    Dow Chemical                                          Abbott Labs
    Duke Energy                                           Ciba Geigy
    Electricite de France                                 Eli Lilly
    Mitsubishi Chemicals                                  Glaxo
    Mobil                                                 Mallinkrodt
    Shell Oil                                             SmithKline Beechman

COMPETITION


     The market for our software is highly competitive, rapidly evolving and subject to rapidly changing technology. We compete principally with providers of business intelligence software, data warehousing and data mining software, and query and reporting software. Our direct competitors include Brio Technology, Inc., Cognos Incorporated, Hummingbird Communications, Ltd., Information Advantage, Inc., Microstrategy, Inc., Oracle Corporation, Platinum/ComputerAssociates, Inc. and Seagate Technology, Inc. We also indirectly compete with suppliers of enterprise application software, including Microsoft Corporation. A report from Dataquest indicates that, in 1998, we had an 11.8% market share in the query, reporting and OLAP market. A number of our competitors and potential competitors have significantly greater financial and other resources than us which may enable them to address more effectively new competitive opportunities. In addition, some of our competitors, particularly companies that offer relational database management software systems and enterprise resource planning software systems, have well-established relations with some of our existing and targeted customers.

     We believe that the principal competitive factors that impact the market we serve include: price, performance and scalability, ease of use, functionality, product architecture, product quality and reliability, scope of distribution, customer support and name recognition. We believe that we are successfully addressing each of these competitive factors. Nonetheless, we expect to face increasing competitive pressures from both current and future competitors in the markets we serve.

MANUFACTURING

     We rely upon third party suppliers to perform our CD duplication, print our user manuals, package our products, and manufacture related materials incorporated into our products. To date, we have not experienced any material difficulties or delays in manufacture by our third party suppliers.

PATENTS AND INTELLECTUAL PROPERTY PROTECTION

     We believe that we own or have licensed all proprietary rights relating to our software products. Our success depends in part on our ability to protect our property rights in our intellectual property. To protect our proprietary information, we use a combination of protections provided by:

     - patent, copyright, and trademark laws;

     - trade secret laws;

     - confidentiality agreements; and

     - licensing arrangements, including confidentiality provisions.

     We currently have one patent issued in the United States, number 5,555,403, relating to a "Relational Database Access System Using Semantically Dynamic Objects." We also have obtained a trademark in the United States, France and other countries for our name, together with our logo. Despite our efforts, we may not successfully protect our proprietary property from misappropriation. While our competitive position may be affected by our ability to protect our proprietary information, we believe that factors such as the technical expertise and innovation skills of our personnel, our name recognition, and ongoing product support and enhancement may be more significant in maintaining our competitive position.


     Litigation may be necessary to protect our proprietary property. For example, we recently engaged in litigation asserting that one of our competitors, Brio Technology, Inc., was infringing upon our rights under our patent. Litigating claims relating to our intellectual property can be very expensive in terms of management time and resources.


     Occasionally, we license a portion of our technology to third parties. SPSS Inc., Alsoft, StatSoft, and ESRI have licensed our query technology and incorporated it into their products, as follows:

     - BusinessQuery for SPSS from SPSS Inc.;

     - BusinessQuery for GeoConcept from Alsoft;

     - BusinessQuery for Statistica from StatSoft; and

     - BusinessQuery for ArcView GIS from ESRI.


     In addition, we license software programs from third parties and incorporate these programs into our software products or sub-license them directly to our customers. For example, we license our object request broker, which allows messaging between software components, from Inprise (formerly Visigenic) and our Visual Basic Application functionality from Microsoft Corporation. This licensed software is imbedded in our products. In addition, we license our BUSINESSMINER and PERSONAL TRAINER products from third parties, which licensed products are sold directly to end users as stand-alone add-on products.


EMPLOYEES

     As of June 30, 1999 we had 1,126 full-time employees, including:

     - 183 in research and development;

     - 699 in sales and marketing;

     - 106 in customer service and support; and

     - 138 in finance and administration.

     Our employees are not represented by any collective bargaining organization, and we have never experienced a work stoppage.

     Under French law, management is required to hold monthly meetings with a delegation of elected employee representatives, called the comite d'entreprise, to discuss, in particular, employment matters and our economic condition and to provide appropriate information and documents relating to these matters. As required under French law, one employee representative is entitled to be present at meetings of our Board of Directors, but does not have any voting rights.

EMPLOYEE EDUCATION -- BUSINESS OBJECTS UNIVERSITY

     Our newly hired employees may complete an orientation course, ranging from one to five weeks in length, presented by Business Objects University, our in-house education program. Generally, all employees complete at least a one week orientation course at our facilities. Our engineers and other technical staff generally complete a four week training course, in addition to the one week orientation, at our Paris facilities. Our extended training program consists of lectures, problem sets and independent and group projects relating to data warehousing, enterprise resource planning, and our products. In addition, we also train our technical employees in C++, CORBA and Java programming languages. We believe this emphasis on training yields highly qualified employees and promotes camaraderie among all of the Business Objects staff.

PROPERTIES


     Our corporate headquarters are located in Levallois-Perret, France, a suburb of Paris, in a leased facility consisting of approximately 71,000 square feet. The lease term expires in 2005; however, we have the option to cancel the lease without penalty in 2002. In addition, we lease approximately 58,000 square feet in San Jose, California, for our U.S. headquarters under a lease that expires in 2001. We lease additional facilities and offices in Puteaux, France; Maidenhead, England; Koln, Germany; Nieuwegein, the Netherlands;

Sydney, Australia; Tokyo, Japan; Madrid, Spain; Stockholm, Sweden; Zaventem, Belgium; Rome and Milan, Italy; Geneva and Zurich, Switzerland; Toronto, Canada; and in the United States in California, Colorado, Connecticut, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, New Jersey, New York, Pennsylvania and Texas.


LEGAL PROCEEDINGS


     We are involved in various legal proceedings arising in the ordinary course of business.


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

                                   MANAGEMENT

     The following table sets forth information with respect to the executive officers and directors of Business Objects as of June 30, 1999.


           NAME              AGE                       POSITION
           ----              ---                       --------
Bernard Liautaud...........  37    Chairman of the Board, Chief Executive Officer
                                   and President
Clifton Weatherford........  52    Senior Group Vice President and Chief Financial
                                   Officer
John Powell................  42    Senior Group Vice President, Worldwide Operations
David Kellogg..............  36    Senior Group Vice President, Marketing
Lawrence Lieberman.........  49    Senior Group Vice President, Corporate
                                   Development
Philippe Claude............  51    Director
Bernard Charles............  42    Director
Albert Eisenstat...........  68    Director
Arnold Silverman...........  60    Director
Vincent Worms..............  46    Director


     BERNARD LIAUTAUD is a founder of Business Objects and has served as Chairman of the Board and Chief Executive Officer of Business Objects since its inception in August 1990. Prior to the founding of Business Objects, Mr. Liautaud was the Sales Marketing Manager with Oracle France. Mr. Liautaud's term of office on the Board of Directors expires in 2000. Mr. Liautaud is the son-in-law of Mr. Silverman, a Director of Business Objects. Mr. Liautaud does not hold directorships other than in subsidiaries of Business Objects.

     CLIFTON WEATHERFORD joined Business Objects in August 1997 as Chief Financial Officer and is responsible for our worldwide finance and administration organization. He has more than 25 years of financial management experience, most recently, from January 1996 to August 1997, as Chief Financial Officer of NETCOM On-Line Communication Services, Inc., a global internet service provider recently acquired by MindSpring Enterprises, Inc. Prior to joining NETCOM, Mr. Weatherford served as Chief Financial Officer of Logitech, Inc., a manufacturer of computer peripheral products, from February 1994 to December 1995. He has also held senior financial positions at Texas Instruments, Schlumberger, and Tandem Computers. Mr. Weatherford does not hold directorships other than in subsidiaries of Business Objects.

     JOHN POWELL joined Business Objects in 1991 as the Country Manager for the United Kingdom, and has served as Senior Vice President of U.K. Operations and as Vice President for the Atlantic division (consisting of the U.K., France and the Middle East) prior to being promoted to Senior Group Vice President, Worldwide Operations in April 1999. Since 1998, Mr. Powell was responsible for operations in the Atlantic division, covering our largest region, and is currently responsible for all of our worldwide operations. Prior to coming to Business Objects, Mr. Powell was the District Manager -- Hospitals and Telecommunications with Oracle U.K.

     DAVID KELLOGG joined Business Objects in May 1995 as Vice President of Product Marketing, was promoted to Vice President of Corporate Marketing in 1997 and further promoted to Senior Group Vice President, Marketing in May 1999. Mr. Kellogg is responsible for corporate marketing at Business Objects, including product, product line, and strategic marketing, as well as corporate communications. Mr. Kellogg has more than

12 years of experience in the database and business intelligence software tools industry. Before joining Business Objects, he was vice president of marketing at Versant Object Technology, a provider of enterprise database management systems, from June 1992 to April 1995.


     LAWRENCE LIEBERMAN joined Business Objects in October 1996 and is in charge of global corporate development activities, including mergers and acquisitions, technology licensing, and strategic initiatives. Mr. Lieberman was promoted to Senior Group Vice President in October 1999. Mr. Lieberman has more than 15 years of experience in the software industry, with a special emphasis on finance, licensing, corporate investments, planning, and structuring strategic alliances. From 1993 to October 1996, Mr. Lieberman served as an independent consultant and investor in the healthcare technology and wireless communications industry. Mr. Lieberman's experience also involved senior level positions at Kaleida Labs, a joint venture of Apple and IBM, and in Apple's Strategic Investment Group. From 1976-1981, he served as Director of Admissions for the Stanford Business School. Mr. Lieberman is a director of Instranet, Inc.



     PHILIPPE CLAUDE has been a General Partner of Atlas Venture, a venture capital firm, since 1993. Prior to his nomination as a Director of Business Objects in July 1994, Mr. Claude served as a permanent representative of Paribas Europe Investment V.O.F., a shareholder of Business Objects and a member of the Board from 1991 until that date, and as permanent representative of Atlas Venture, a shareholder of Business Objects and a member of the Board from 1992 until that date. Mr. Claude is a director of Ilog S.A., Cosmos Bay S.A., Spotfire, Inc., Temposoft, Lexiquest., Mixad S.A., Netonomy, Inc. and Alafolie S.A. Mr. Claude's term of office on the Board of Directors expires in 2000.


     BERNARD CHARLES has been President of Dassault Systemes, a worldwide leader in computer aided design (CAD) since September 1995. From 1988 to September 1995, he was President of the Research & Development department of Dassault Systemes. Mr. Charles is a director of a number of Dassault Systemes' subsidiaries, Deneb Robotics Inc., Enovia Corp., Solidworks Corp., and Invention Machine Corp. Mr. Charles' term of office expires in 2001.

     ALBERT EISENSTAT has been a consultant and private investor since 1993. Mr. Eisenstat was a Director and Executive Vice President for Corporate Development and Corporate Secretary of Apple Computer Inc. from 1988 to 1993. Mr. Eisenstat is a Director of Commercial Metals Co., Sungard Data Systems, Benham Group of Mutual Funds and SPL Worldgroup. Mr. Eisenstat joined the Business Objects Board of Directors in June 1995, and his term on the Board of Directors expires in 2001.


     ARNOLD SILVERMAN is a consultant and private investor. Mr. Silverman was the President of ICOT Corporation from 1979 to 1985 and a director of Oracle Corporation from 1984 to 1991. Mr. Silverman is a director in Time Ten Performance Software Company, Luna Information Systems, Exemplary Corporation, Nishan Systems, Promtu Corporation and Quiq Corporation. Mr. Silverman is the father-in-law of Mr. Liautaud. Mr. Silverman joined the Business Objects Board of Directors in February of 1991, and his term on the Board of Directors expires in 2001.


     VINCENT WORMS has been, since 1982, a General Partner of Partech International Inc., a venture capital firm. Prior to his nomination as a director of Business Objects in July 1994, Mr. Vincent Worms served as a permanent representative of Paribas Europe Investment V.O.F., a shareholder of Business Objects and a member of the Board from

1991 until that date. Mr. Worms is a director of SangStat Medical, DrugAbuse Sciences, Informatica Corporation and Aptix Corporation. Mr. Worm's term of office on the Board of Directors expires in 2002.


     In accordance with French law governing a societe anonyme, our business is managed by our Board of Directors and by our Chairman, President and Chief Executive Officer, who has full executive authority to manage the affairs of Business Objects, subject to the prior authorization of our Board of Directors or of our shareholders for certain decisions specified by law.

BOARD OF DIRECTORS

     French law requires that our Board of Directors be composed of no fewer than three nor more than 24 members. The actual number of directors may be fixed in the statuts, our charter document, or determined by a vote of our shareholders at an ordinary general meeting of shareholders. The number of directors may be increased only by a vote of our shareholders. Under French law, each director of Business Objects must be a shareholder of Business Objects, and be either an individual or a corporation, except that the Chairman of the Board must be an individual. Further, the number of directors over 70 years of age may not exceed one-third of the total number of directors comprising our Board.

     Our Board of Directors currently consists of six members. Each of our directors is elected for a three-year term on a staggered basis. By way of illustration, over the next three years our directors will be elected as follows: two directors will be elected in 2000, three directors will be elected in 2001, and one director will be elected in 2002. As a result, a portion of our board of directors will be elected each year. There is no limitation on the number of terms that any of our directors may serve. Our directors are elected by the shareholders, and serve until the expiration of their respective term, or until their resignation, death or removal, with or without cause, by the shareholders. Vacancies in the Board of Directors may be filled by the Board of Directors pending the next shareholders' meeting.

BOARD COMMITTEES

     Our Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. Each of the Committees makes recommendations to the Board of Directors, for final decision by our Board.

     Our Audit Committee, which currently consists of Messrs. Claude and Silverman, is responsible for the following:

     - recommending engagement of our independent auditors;

     - approving the services performed by our auditors;

     - consulting with our auditors and reviewing with them the results of their examination;

     - reviewing and approving any material accounting policy changes that affect our operating results;

     - reviewing our control procedures; and

     - reviewing and evaluating our accounting principles and our system of internal accounting controls.

     The Compensation Committee, which currently consists of Messrs. Eisenstat and Worms, is responsible for reviewing the compensation and benefits of our Chief Executive Officer and other executive officers.

COMPENSATION OF DIRECTORS

     With the exception of Mr. Liautaud, our Directors receive fees of U.S. $3,000 per quarterly Board meeting attended and a U.S. $2,000 quarterly retainer. Our Directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings.

WARRANTS ISSUED TO DIRECTORS

     In June 1995, our shareholders approved the issuance of warrants to purchase 12,000 shares to Mr. Eisenstat with an exercise price of FF 72.7875 per share, that vest at a rate of 33.33% per year from June 22, 1995. As of the date of this prospectus, all of the warrants remain outstanding.

     In June 1997, our shareholders approved the issuance of warrants to purchase 12,000 shares to each of Messrs. Claude, Eisenstat, Silverman and Worms. These warrants have an exercise price of FF55.328 per share, and vest monthly over three years from January 1, 1997. As of the date of this prospectus, all of the warrants remain outstanding.

     In June 1998, our shareholders approved the issuance of warrants to purchase an aggregate of 70,000 shares to Messrs. Claude (10,000 shares), Eisenstat (15,000 shares), Silverman (15,000 shares), Worms (5,000 shares) and Charles (25,000 shares). These warrants have an exercise price of FF 96.66 per share. Warrants granted to Messrs. Eisenstat, Silverman and Charles vest annually over three years starting June 18, 1998. Warrants granted to Mr. Claude vest annually over two years starting June 18, 1998. Warrants granted to Mr. Worms became fully vested on June 18, 1999. As of the date of this prospectus, all of the warrants remain outstanding.

     In May 1999, our shareholders approved the issuance of warrants to purchase an aggregate of 15,000 shares at an exercise price of FF 149.31 per share to Mr. Worms. These warrants were fully vested as of May 4, 1999. As of the date of this prospectus, all of the warrants remain outstanding.

                         BENEFICIAL SHARE OWNERSHIP BY
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT


     The following table sets forth the beneficial ownership of our ordinary shares and American depositary shares, as applicable, as of October 1, 1999 by:


     - each person or entity who is known by us to own beneficially more than 5% of our outstanding shares;

     - each of our directors;

     - our Chief Executive Officer and each of our other executive officers, collectively referred to elsewhere in this prospectus as our named executive officers; and

     - all of our directors and executive officers as a group.

     The table assumes that the underwriters have not exercised their over-allotment option.


                                                                 PERCENTAGE           PERCENTAGE
 NAME AND ADDRESS OF 5% SHAREHOLDERS,    NUMBER OF SHARES    BENEFICIALLY OWNED   BENEFICIALLY OWNED
DIRECTORS AND NAMED EXECUTIVE OFFICERS  BENEFICIALLY OWNED   PRIOR TO OFFERING    AFTER THE OFFERING
--------------------------------------  ------------------   ------------------   ------------------
5% SHAREHOLDERS
AIM Advisers(1)...................          1,148,850                6.4%                6.0%
INVESCO Global Asset Management(1)...       1,103,558                6.1%                5.8%
Putnam Investments(1).............          1,073,660                6.0%                5.7%
DIRECTORS
Bernard Liautaud(2)...............            712,196                3.9%                3.8%
Philippe Claude(3)................             16,331                  *                   *
Albert Eisenstat(4)...............             30,331                  *                   *
Arnold Silverman(5)...............            107,622                  *                   *
Vincent Worms(6)..................            194,163                1.1%                1.0%
Bernard Charles(7)................              8,334                  *                   *
NAMED EXECUTIVE OFFICERS
Clifton Weatherford(8)............             18,802                  *                   *
John Powell(9)....................             49,180                  *                   *
David Kellogg(10).................             14,553                  *                   *
Lawrence Lieberman(11)............             59,224                  *                   *
All directors and executive officers
  as a group (9 persons)(12)......          1,210,736                6.7%                6.4%


-------------------------
* Less than 1%.


     Applicable percentage ownership in the above table is based on 18,028,702 shares outstanding as of October 1, 1999, which excludes 191,500 shares held in treasury.


     Unless otherwise indicated below, each shareholder named in the table above has sole voting and investment power, or shares these powers with his or her spouse, with respect to all shares beneficially owned.

 (1) Information obtained from Beacon Hill Partners, Inc., a New York based market intelligence firm.

 (2) Mr. Liautaud is also President and Chief Executive Officer and a Director of the Company. Includes 19,791 shares issuable upon the exercise of stock options exercisable on or before November 30, 1999.



 (3) Includes 16,330 shares issuable upon the exercise of share warrants exercisable on or before November 30, 1999.



 (4) Includes 28,330 shares issuable upon the exercise of share warrants exercisable on or before November 30, 1999.



 (5) Includes 16,330 shares issuable upon the exercise of share warrants exercisable on or before November 30, 1999.



 (6) Includes 36,330 shares issuable upon the exercise of share warrants exercisable on or before November 30, 1999. Also includes shares held by certain funds affiliated with Mr. Worms, for which he disclaims beneficial ownership except as to his pecuniary interests therein, as follows: AXA U.S. Growth Fund, L.L.C. (45,000 shares), Paribas U.S. Growth Fund Partners C.V. (70,000 shares) and Partech International S.A. (4,623 shares). Mr. Worms could be deemed to beneficially own these shares.



 (7) Includes 8,333 shares issuable upon exercise of share warrants exercisable on or before November 30, 1999



 (8) Includes 15,205 shares issuable upon the exercise of stock options exercisable on or before November 30, 1999.



 (9) Includes 46,339 shares issuable upon the exercise of stock options exercisable on or before November 30, 1999.



(10) Includes 10,960 shares issuable upon the exercise of stock options exercisable on or before November 30, 1999.



(11) Includes 50,880 shares issuable upon the exercise of stock options exercisable on or before November 30, 1999.



(12) Includes 248,828 shares issuable upon the exercise of stock options and warrants exercisable on or before November 30, 1999.

                          DESCRIPTION OF SHARE CAPITAL

     The following describes our share capital pursuant to our statuts, our bylaws and applicable French law. This description of our share capital and the related summary information are qualified in their entirety by reference to our statuts which have been filed as an exhibit to the registration statement of which this prospectus is a part.

COMPOSITION OF SHARE CAPITAL


     We have only one class of share capital. As of October 1, 1999, this class consisted of 18,028,702 ordinary shares, nominal value FF1 per share. The shares are fully paid.


     At an extraordinary general shareholders' meeting held on May 4, 1999, our shareholders authorized the conversion of our share capital from French francs into Euros. This conversion will change the nominal value of our shares from FF1 to 0.15 Euro but will have no impact on the number of our outstanding shares. We expect to effect this conversion after the completion of this offering and prior to the end of 1999.

     A holder of our ordinary shares may obtain American depositary shares if the holder desires to trade the shares on the Nasdaq National Market. In order to obtain the American depositary shares, a shareholder is required to deposit his or her shares with our custodian, Paribas, or, our depositary, the Bank of New York. Upon deposit of the ordinary shares, our depositary will issue the corresponding number of American depositary shares. The shareholder is also required to pay a per share fee to the Bank of New York, as well as any applicable taxes and governmental charges. Holders of American depositary shares may also obtain ordinary shares by surrendering the American depositary shares, along with the payment of applicable fees, taxes and governmental charges to the depositary. Under French law, no fractional shares may be issued.

CHANGES IN SHARE CAPITAL

     Except as set forth below, our share capital may be increased only with the approval of our shareholders at an extraordinary general meeting, following a recommendation by our Board of Directors. Increases in our share capital may be effected either by the issuance of additional shares, including the creation of a new class of shares, or by an increase in the nominal value of existing shares. Additional shares may be issued as follows:

     - for cash;

     - in satisfaction of indebtedness incurred by us;

     - for assets contributed in kind;

     - upon the conversion, exchange or redemption of debt securities previously issued by us;

     - upon the exercise of stock options, warrants or other similar securities comprising rights to subscribe for shares; or

     - by capitalization of reserves.

     French law permits different classes of shares to have different liquidation, voting and dividend rights. Our statuts provide that share dividends may be distributed in lieu of payment of cash dividends.

     Our share capital may be decreased only with the approval of the shareholders at an extraordinary general meeting. This may be accomplished either by decreasing the nominal value of the shares or by reducing the number of outstanding shares. The conditions under which our share capital may be reduced will vary depending on whether the reduction is attributable to losses incurred by us. Under French company law, all shareholders must be treated equally. If the reduction is not attributable to losses, each shareholder will be offered an opportunity to participate in the capital reduction. The number of outstanding capital shares may be reduced either by an exchange of shares or by our repurchase and cancellation of our shares. Further, if, as a consequence of losses, our net assets (capitaux propres) are reduced below one half of our share capital, the Board of Directors must, within four months from the approval of the accounts showing this loss, convene an extraordinary general meeting of shareholders to decide whether Business Objects should be dissolved before our statutory term. If dissolution is not declared, the capital must, by no later than the end of the second fiscal year following the fiscal year during which the losses were acknowledged, and subject to the legal provisions concerning the minimum capital of societes anonymes, be reduced by an amount at least equal to the losses which could not be charged on reserves, unless during that period the net assets have been restored up to an amount at least equal to one half of our share capital.

     We have been authorized by our shareholders to effect increases in our share capital by issuing new shares, bonds convertible, exchangeable or redeemable into our shares, or warrants to subscribe for our shares. We have also been authorized to increase our share capital by incorporation of share premiums, reserves or retained earnings. This authorization to increase our share capital could be used in the context of a tender offer. However, at the discretion of our Board, these issuances may be subject to the preemptive rights of our shareholders, or, in the event our shares are offered to the public, without shareholder preemptive rights. Our Board does not have the authority to issue shares to a particular party, which limits the anti-takeover effect of a share issuance made in the context of a tender offer or exchange offer. The total aggregate amount of the nominal value of the ordinary shares issued or to be issued upon conversion, exchange or redemption of bonds or exercise of warrants, or upon incorporation of share premiums, reserves or retained earnings, may not exceed FF 15,000,000 (2,286,735 Euros), corresponding to 15,000,000 ordinary shares. Unless otherwise repealed by our shareholders, these authorizations to increase our share capital will be in effect until August 18, 2000, except that, with respect to increases in the context of a tender offer or exchange offer, authorization expires on the date of the annual general shareholders' meeting for the year ending December 31, 1999. Except as described above, the authorizations described in this paragraph cannot be used to effect non-public offerings of our shares, to issue our shares for a consideration other than cash or in satisfaction of indebtedness, or to issue our shares in connection with a merger or acquisition.

PREEMPTIVE SUBSCRIPTION RIGHTS

     Unless previously waived, holders of our shares have preemptive rights to subscribe for additional shares issued by us for cash on a pro rata basis. Our shareholders may waive these preemptive subscription rights at an extraordinary general meeting under certain circumstances. Preemptive subscription rights, if not previously waived, are transferable during the subscription period.

ATTENDANCE AND VOTING AT SHAREHOLDERS' MEETINGS

     French law provides for two types of general meetings of shareholders, ordinary and extraordinary.

     Ordinary general meetings of shareholders are required for matters such as the following:

     - the election of directors;

     - the appointment of statutory auditors;

     - the approval of our annual report prepared by the Board of Directors;

     - the approval of our annual accounts;

     - the declaration of dividends and the issuance of bonds; and

     - in general, those matters not specifically reserved by French law to extraordinary general meetings.

     Extraordinary general meetings of shareholders are required for approval of matters such as the following:

     - amending our statuts;

     - amending our shareholders' rights;

     - increases or decreases in our share capital, including the possible waiver by our shareholders of their preferential subscription rights;

     - the creation of a new class of capital stock;

     - the authorization to issue investment certificates or securities convertible or exchangeable into our shares; and

     - the approval of mergers, acquisitions for stock, and the like.

     In particular, shareholder approval is required for any and all mergers in which Business Objects is not the surviving entity or in which Business Objects is the surviving entity and we issue a portion of our share capital to the acquired entity. In addition, the rights of a holder of shares of any class of capital stock can be amended only after an extraordinary general meeting of all shareholders of the affected class has taken place and the proposal to amend the rights has been approved by the holders of two-thirds of the shares of the affected class present in person or represented by proxy at the meeting.

     At an ordinary general meeting, a simple majority of the votes cast is required to pass a resolution. At an extraordinary general meeting, a two-thirds majority of the votes cast is required. However, a unanimous vote is required to increase the liabilities of our shareholders. Abstention by those present or represented by proxy is deemed a vote against the resolution submitted to a vote.

     Our Board of Directors is required to convene an annual ordinary general meeting of shareholders, to be held within six months of the end of our fiscal year. However, the president of the commercial court (tribunal de commerce) may extend this six-month period. Other ordinary or extraordinary meetings may be convened at any time during the year. Meetings of shareholders may be convened by the Board of Directors or, if the Board of Directors fails to call any, by our statutory auditors, currently Ernst & Young Audit, and Mr. Pierre Dupuy, or by a court-appointed agent. The court may be requested to appoint an agent either by one or more shareholders holding at least 10% of our share capital or by any interested party in cases of urgency.

     The presence in person or by proxy of shareholders holding not less than 25%, in the case of an ordinary general meeting, or 33 1/3%, in the case of an extraordinary general meeting, of the shares entitled to vote is necessary for a quorum. If a quorum is not present at any meeting, then the meeting is adjourned. Upon re-convening of an adjourned meeting, there is no quorum requirement in the case of an ordinary general meeting; however, the presence in person or by proxy of shareholders holding not less than 25% of the shares entitled to vote is necessary for a quorum in the case of a re-convened extraordinary general meeting.

     A notice of each general shareholders' meeting must be sent by mail to all holders of registered shares who have held their shares for more than one month, at least fifteen days before the date of the meeting. If a quorum is not obtained, a second notice must be distributed at least six days prior to the meeting date. The notice must be published in a local legal newspaper (journal d'annonces legales) unless all shares issued and outstanding are in registered form, in which case sending a letter to each registered shareholder is sufficient.

     With respect to listed companies, French law further requires that a notice of each general shareholders' meeting be sent to the French securities authority, the Commission des Operations de Bourse, and published in the Bulletin des Annonces Legales Obligatoires, at least 30 days prior to the meeting. The Commission des Operations de Bourse also recommends that the notice be published in a newspaper of national circulation in France.

     The notice must include the agenda of the meeting and a draft of the resolutions to be submitted to the shareholders' vote at the meeting. Within 10 days of publication for listed companies and 25 days at least prior to the shareholders' meeting for non-listed companies, one or more shareholders holding a required percentage of the share capital, 2.93% for a FF 17,412,069 share capital, may propose additional resolutions. If the company is listed, a duly authorized association of shareholders having held their shares in registered form for at least two years and holding a required percentage of the voting rights capital, 4.29% for a FF 17,412,069 share capital, may propose additional resolutions. Any shareholder of a non-listed company may request that a preliminary written notice (avis de reunion) be sent to it by registered mail at such shareholder's cost no later than 35 days before the date set for any ordinary or extraordinary general meeting.

     In addition to being entitled to certain information regarding Business Objects, any holder of ordinary shares may, during the two-week period preceding a shareholders' meeting, submit to the Board of Directors written questions relating to the agenda for the meeting. The Board of Directors is required to respond to these questions during the meeting, unless it is in a company's best interests not to -- for example, to avoid the disclosure of confidential information or trade secrets.

     Attendance and the exercise of voting rights at ordinary and extraordinary general meetings of shareholders are subject to certain conditions. Only those shareholders registered in our shareholders' registry at least one business day prior to a meeting may attend the meeting. This requirement necessarily excludes holders of American depositary shares who have not properly registered their shares as ordinary shares. Shareholders who have properly registered their ordinary shares may participate in general meetings in person, by proxy or by mail, and may vote in proportion to the number of shares held. Each share carries the right to one vote except for shares held by entities controlled directly or indirectly by Business Objects that are not entitled to any voting rights under French law. Proxies may be granted by a shareholder as follows:

     - to his or her spouse;

     - to another shareholder;

     - to a legal representative, in the case of a corporation; or

     - automatically, by sending a proxy in blank to Business Objects without designating any representative.

     In the case of a blank proxy, the chairman of the meeting of shareholders will vote the shares, with respect to which the blank proxy has been given, in favor of all resolutions proposed by the Board of Directors and against all others.

     Our American depositary shares are voted by the depositary in accordance with the depositary agreement. Holders of American depositary shares receive notices of shareholder meetings and other reports and communications, in English, as are generally made available to the holders of our ordinary shares. Shareholder meeting notices are distributed to holders of American depositary shares in general at least thirty (30) days prior to the meeting date. The holders of American depositary shares vote their shares by completing and submitting a voting instruction card to the depositary. If a voting instruction card is not returned to the depositary, or if the voting instruction card is returned but it is improperly completed, the depositary will vote the shares in favor of each proposal recommended or approved by our Board of Directors and against each other proposal. Alternatively, a holder may exchange his or her American depositary shares for ordinary shares at least one day before the shareholders' meeting and vote the ordinary shares directly.

DIVIDEND AND LIQUIDATION RIGHTS

     Net profits in each fiscal year, after deduction for depreciation and reserves, as increased or reduced, as the case may be, by any profit or loss carried forward from prior years, are available for distribution to our shareholders as dividends, subject to the requirements of French law and our statuts. Dividends may also be distributed from reserves, subject to approval by our shareholders and as described more fully below.

     We are legally required under French law to establish and maintain a legal reserve by making a minimum transfer of 5% of our net profits each year to a legal reserve as may be necessary to maintain it at a level equal to 10% of the aggregate nominal value of our share capital, as may be increased or reduced from time to time. The legal reserve is distributable only upon the liquidation of Business Objects. Our statuts also provide that our distributable profits, after deduction of any amounts required to be allotted to the legal reserve, can be allocated to one or more special purpose reserves or distributed as dividends, as may be determined at an ordinary general meeting of shareholders.

     Dividends are paid if approved by the shareholders at an ordinary general meeting of shareholders at which the annual accounts are approved. Dividends are distributed to shareholders pro rata based on their respective holdings of shares. The dividend payment date is determined by the shareholders at the ordinary general meeting approving the declaration of the dividends, or by the Board of Directors in the absence of a determination by the shareholders. If authorized, payment of the dividends must occur within nine months of the end of our fiscal year. Under French law, dividends not claimed within five years of their payment date revert to the French State. Our statuts authorize our shareholders, at an annual ordinary general meeting, to grant each shareholder an option to receive all or part of any annual or interim dividends in cash or shares. A shareholder may not request that his or her dividends be paid partly in shares and partly in cash.

     If our net profits for the year in which dividends are paid are sufficient, our Board of Directors has the authority, subject to French law and regulations, to distribute interim dividends without prior approval of our shareholders. Interim dividends may not exceed our net income.

     We have not paid any cash dividends on our ordinary shares since our inception. We currently anticipate that we will retain all future earnings for use in our business and we do not anticipate paying any dividends in the foreseeable future.

     If Business Objects were liquidated, our assets remaining after payment of our debts, liquidation expenses and all of our remaining obligations would first be used to repay in full the nominal value of our ordinary shares, and the surplus, if any, would be distributed among the holders of ordinary shares in proportion to the nominal value of their shareholding subject to any special rights granted to holders of priority shares, if any.

REPURCHASE OF ORDINARY SHARES

     Under French law, a company may acquire its own shares for the following reasons:

     - to reduce its share capital under certain circumstances with the approval of the shareholders at an extraordinary general meeting;

     - to provide shares for distribution to employees under a profit-sharing or stock option plan; and

     - for a specific purpose approved by the shareholders at an ordinary general meeting, such as the stabilization of quotations on a French regulated stock exchange.

     Share repurchases for a specific purpose may be made only by companies whose shares are admitted for trading on a "regulated market." Under French law, the term "regulated market" does not currently include the Nasdaq National Market. Further, purchases by a company of its own shares may not result in the company holding more than 10% of its own shares. If a repurchase were to result in the company holding more than 10% of its issued shares, it would be required to transfer any shares in excess of the 10% threshold within one year. French law further requires that any shares in excess of the 10% limit, not transferred within the one-year period, be cancelled. Shares purchased for a specific purpose may be cancelled by an extraordinary general shareholders' meeting, although no more than 10% of the registered capital may be cancelled within any single 24-month period.

     French company law requires listed companies to prepare a prospectus (note d'information) prior to any shareholders' meeting called to authorize the purchase of shares for a specific purpose. The Commission des Operations des Bourse must be notified by the company in advance and on a monthly basis thereafter of any trading program in its own shares. A company is also required to report all tradings made in its own shares to the Commission des Operations de Bourse, and, on a monthly basis, to the Conseil des Marches Financiers.

     Shares repurchased must be held in registered form and be fully paid. They are deemed to be outstanding under French law, but are not entitled to any dividends or voting rights. In addition, no preferential subscription rights may be exercised in connection with the repurchased shares. Further, the shareholders, at an extraordinary general meeting, may decide not to take the repurchased shares into account in determining the preferential subscription rights attached to other shares. In the absence of such a decision, the rights attached to any shares held by the company itself must either be sold on the market before the end of the subscription period or distributed to other shareholders on a pro rata basis.

     In May 1999 we repurchased on the Nasdaq National Market a total of 191,500 of our shares at an average price per share of $24.08. In compliance with French law applicable to us prior to this offering, the shares will be used for distribution under our employee stock option and stock purchase plans.

     Further, at the shareholders' meeting held on May 4, 1999, our shareholders authorized the repurchase of our ordinary shares or American depositary shares for a specific purpose in accordance with French law. The shareholder authorization to repurchase our shares is effective only in the event our shares are admitted for trading on a French regulated market, such as the ParisBourse(SBF) S.A. Under this authorization, the maximum number of ordinary shares that we can repurchase is 1,000,000 shares of a nominal value of 1 FF each, or the Euro equivalent of the French franc nominal value. The maximum purchase price per share may not exceed FF 177 or approximately U.S. $30, or the Euro equivalent. In accordance with applicable French law, the share repurchase program could be used, among other things, to:


     - minimize the dilutive effect of an issuance of our shares;


     - stabilize the market price of our shares;


     - provide for shares to be used in the context of the implementation of employee stock purchase plans;



     - provide for shares to be used as consideration in the context of an acquisition or an exchange; or



     - make use of excess cash balances.

     The following table shows certain financial information as of December 31, 1998 and June 30, 1999, on an actual and pro forma basis as if we had repurchased 1,000,000 shares at a price of $27.87, corresponding to FF 177 using the exchange rate of June 30, 1999 (US$1 = FF 6.3509). The pro forma calculations assume a cost of capital of 3.8% and an income tax rate of 41.7%.



                                  DECEMBER 31, 1998              JUNE 30, 1999
                              -------------------------    -------------------------
                                 ACTUAL       PRO FORMA       ACTUAL       PRO FORMA
                              ------------    ---------    ------------    ---------
                              (IN THOUSANDS, EXCEPT FOR EQUITY AND INCOME PER SHARE)
Shareholders equity.........     67,247        38,778         74,531       46,062*
Number of shares
  outstanding...............     17,255        16,255         17,782        16,782
Shareholders equity per
  share.....................       3.90          2.39           4.19          2.74
Net income..................     10,287         9,718          8,352         7,783
Number of shares used for
  basic earning per share
  and per ADS...............     16,966        15,966         17,525        16,525
Basic net income per share
  and per ADS...............       0.61          0.61           0.48          0.47
Percent increase (decrease)
  of basic net income per
  share and per ADS.........                     0.38%                       (1.19)%
Number of shares used for
  diluted earning per share
  and per ADS...............     17,741        16,741         19,051        18,051
Diluted net income per share
  and per ADS...............       0.58          0.58           0.44          0.43
Percent increase (decrease)
  of diluted net income per
  share and per ADS.........                     0.11%                       (1.68)%


-------------------------

* Excludes the effect of the repurchase of 191,500 shares completed in May 1999 for an aggregate amount of $4.6 million.



     We are aware that U.S. and French securities laws impose certain restrictions on our ability to repurchase our own shares. We intend to fully comply with these laws in connection with any repurchases we may make.


CROSS SHAREHOLDINGS AND HOLDING OF BUSINESS OBJECTS SHARES BY OUR SUBSIDIARIES

     French law prohibits a company from holding our shares if we hold more than 10% of that company's share capital. Likewise, we may not own any interest in a French company holding more than 10% of our share capital. In the event of a cross shareholding violation, the company owning the smaller percentage of shares in the other company must sell its interest. Until sold, the shares are deprived of their voting rights. Failure by the officers and directors of a company to sell the shares is a criminal offense.

REQUIREMENT FOR HOLDINGS EXCEEDING CERTAIN PERCENTAGES

     French law provides that any individual or entity directly or indirectly holding more than 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the outstanding voting shares or voting rights of a company listed on a regulated market, such as the ParisBourse(SBF) S.A., or that increases or decreases its shareholding or voting rights by any of the percentage thresholds, is required to notify the company by registered letter with return receipt, within 15 calendar days of crossing any of the applicable percentage thresholds, of the number of shares and voting rights held by it. The individual or entity must also notify the Conseil des Marches Financiers, which has general regulatory authority over the French stock exchanges, and whose members include representatives of French stockbrokers, by registered letter with return receipt within five trading days of crossing any of the percentage thresholds. Any shareholder who fails to comply with these requirements may have all or part of its voting rights suspended for up to five years by the relevant commercial court at the request of the company's chairman, any of its shareholders or the Commission des Operations de Bourse.

     The thresholds applicable under the above mandatory regulations may be lowered in a company's statuts upon approval by the shareholders. At the general meeting of shareholders held on May 4, 1999, our statuts were amended to provide that the notification obligation will apply under the same conditions each time the percentage reaches 5% of the share capital or voting rights, or any multiple thereof. The notification obligations also applies each time the percentage of capital or voting rights falls under 5%, or a multiple thereof. Further, in the event a shareholder fails to notify us, one or several shareholders holding together at least 5% of our share capital or voting rights may request that the shares or voting right certificates be deprived from voting rights until notification is completed and for a two-year period thereafter.

FORM AND HOLDING OF ORDINARY SHARES

     FORM OF ORDINARY SHARES

     Our statuts provide that our ordinary shares may be held only in registered form. A resolution was adopted by our shareholders on May 4, 1999, which permits our shares, once listed on a regulated market, to be held in either registered or bearer form at the option of each shareholder, subject to applicable regulations regarding the form of the shares held by certain legal or natural persons.

     Shares of companies listed on the Premier Marche are cleared and settled through Sicovam, a continuous net settlement system. These companies may use the procedure known as titres au porteur identifiable according to which Sicovam may, upon request, disclose the name, nationality, address, and number of shares held by each shareholder. This information may only be requested by the listed company itself and may not be communicated to third parties.

     HOLDING OF ORDINARY SHARES

     In accordance with the provisions of French law regarding uncertificated securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares are registered in the name of their respective owners in individual shareholder accounts maintained by or on behalf of Business Objects.

     Each shareholder's account shows the name of the holder and the number of shares held by it. We will issue or cause to be issued confirmations (attestations d'inscription en compte) as to holdings of shares registered in a shareholder's account to the persons in whose names the shares are registered. These confirmations do not constitute documents of title.

     Shares of a listed company may also be issued in bearer form. Shares held in bearer form are held and registered on the shareholder's behalf in an account maintained by an accredited financial intermediary and are credited to an account at Sicovam maintained by the intermediary. Each accredited financial intermediary maintains a record of shares held through it and issues certificates of inscription for the shares it holds. Transfers of shares held in bearer form may only be made through accredited financial intermediaries and Sicovam.

                                FRENCH TAXATION

     The following contains a description of the principal French tax consequences of purchasing, owning and disposing of our ordinary shares. The statements relating to French tax law set forth below are based on laws in force as of the date of this prospectus, and are subject to any changes occurring after this date in applicable French laws or in any applicable double taxation conventions or treaties with France and another country or territory.

     This discussion is intended only to be a summary and does not purport to be a complete analysis of all potential tax effects of the purchase or ownership of our ordinary shares. Those considering the purchase of our ordinary shares are urged to consult their own tax advisors concerning the consequences of purchase, ownership and disposition of our ordinary shares.

TAXATION ON SALE OR DISPOSITION OF ORDINARY SHARES

     Subject to more favorable provisions of any relevant double taxation treaty, persons who are not residents of France for the purpose of French taxation and who have held not more than 25 percent, directly or indirectly, of the dividend rights (benefices sociaux) associated with our ordinary shares at any time during the preceding five years, are not generally subject to any French income tax or capital gains tax or registration duties on any sale or other disposition of our ordinary shares.

     If a share transfer is evidenced by a written agreement, that agreement is, in principle, subject to registration formalities and therefore to a 1% registration duty payable by the transferee and assessed on the higher of the purchase price and the market value of the shares, subject to a maximum assessment of FF 20,000 per transfer. Generally, no duty is due only if the transfer of shares is not evidenced by a written agreement or if such agreement is executed outside of France. No stock exchange stamp tax is payable on the sale of shares by non-French residents. If you decide to invest in our ordinary shares, you should consult your own advisors concerning the applicability of French transfer tax to any agreement evidencing the transfer of your shares.

TAXATION OF DIVIDENDS ON SHARES

     Under French law, our dividends are paid out of our after-tax income. French residents are entitled to a tax credit, known as the avoir fiscal, equal to 50% of any dividend we pay. Since January 1, 1999, the rate of the avoir fiscal available in respect of dividends paid to companies is generally equal to 45% of the dividend paid and the avoir fiscal available in respect of dividends paid to individuals is equal to 50% of the dividend paid. Dividends paid to non-French residents generally are subject to a 25% French withholding tax and non-French residents are not eligible for the benefit of the avoir fiscal. However, non-French resident holders that are entitled to and that comply with the procedures for claiming benefits under an applicable tax treaty may, under certain conditions, be subject to a reduced rate of withholding tax, and may be entitled to receive a refund of the avoir fiscal, as described below.

     France has entered into income tax treaties with the following countries, territories and Territoires d'Outre-Mer under which qualifying non-French residents (other than German tax residents) are entitled to obtain, from the French tax authorities, a reduction of generally 15% of all or part of the French withholding tax, and a refund of the avoir fiscal (not of applicable withholding tax). German tax residents may obtain from the German tax authorities a tax credit in an amount generally equal to the amount of the applicable avoir fiscal and the amount of the applicable withholding tax. The list below contains only treaties that are effective as of the date of this prospectus, and does not contain treaties, amendments, protocol, or exchange of letters that are not yet effective. Treaties with some of the countries or territories listed below contain specific limitations applicable to a corporate entity's eligibility to the benefit of the avoir fiscal or limit the right to that refund strictly to individual residents, as opposed to corporate entities.

                                   Countries

        Australia                       Israel                       Pakistan
        Austria                         Italy                        Senegal
        Belgium                         Ivory Coast                  Singapore
        Bolivia                         Japan                        South Korea
        Brazil                          Luxembourg                   Spain
        Burkina Faso                    Malaysia                     Sweden
        Cameroon                        Mali                         Switzerland
        Canada                          Malta                        Togo
        Finland                         Mauritius                    Turkey
        Gabon                           Mexico                       United Kingdom
        Ghana                           Netherlands                  United States of
        Germany                         New Zealand                  America
        Iceland                         Niger                        Venezuela
        India                           Norway

                       Territoires d'Outre Mer and Others

                                    Mayotte
                                 New Caledonia
                            Saint-Pierre et Miquelon

     Dividends paid to non-residents of France benefiting from the avoir fiscal in accordance with a tax treaty, other than German residents, will be subject, at the time of payment, to withholding tax at the reduced rate, as provided in the applicable treaty (subject to certain filing formalities), rather than to the 25% French withholding tax later reduced to the treaty rate, provided that they establish their entitlement to the reduced rate before the payment of the dividend.

     Dividends distributed by French companies out of profits which have not been taxed at the ordinary corporate income tax rate or which have been earned and taxed more than five years before the distribution are subject to a precompte (or prepayment). The distributing company pays the precompte to the French tax authorities. The precompte is generally equal to one-half of the net dividends before withholding tax. However, the precompte may be reduced to 45% in respect of dividends distributed to holders who are entitled to use the avoir fiscal at the rate of 45% rather than the rate of 50%. However, the distributing company must certify it has distributed such dividends to such beneficiaries. When a tax treaty does not provide for a refund of the avoir fiscal to a non-resident investor or when such non-resident investor is not entitled to such refund but otherwise is entitled to the benefits of a tax treaty, that investor may generally obtain from the French tax authorities a refund, net of applicable withholding tax, of the precompte, paid in cash by the company, if any.

ESTATE AND GIFT TAX

     France imposes estate and gift tax on the shares of a French company acquired by inheritance or gift from a non-resident of France. France has entered into estate and gift tax treaties with a number of countries under which, assuming certain conditions are met, residents of the treaty countries may be exempted from estate and gift taxes or may obtain a tax credit. If you intend to acquire any ordinary shares you should consult your own advisors concerning the applicability of French estate and gift tax to your investment in our shares and the availability of, and the conditions for claiming exemption under, an applicable treaty.

WEALTH TAX

     The French wealth tax (impot de solidarite sur la fortune) does not apply to non-French resident individual investors owning directly or indirectly less than 10% of our share capital.

                             UNDERWRITING AND SALE


     We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the offering of 900,000 ordinary shares, including 90,000 ordinary shares being offered in an open price public offering in France (an offre a prix ouvert). Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table.



                                                                 NUMBER OF
                 INTERNATIONAL UNDERWRITERS                   ORDINARY SHARES
                 --------------------------                   ---------------
Paribas.....................................................
Goldman Sachs International.................................
                                                                  -------
  Total.....................................................      810,000
                                                                  =======



     In addition, each underwriter participating in the public offering in France has severally agreed to underwrite on a standby basis the shares offered in the open price public offering in France which are not subscribed by investors, up to the maximum number of ordinary shares indicated in the following table.



                                                                 NUMBER OF
                    FRENCH UNDERWRITERS                       ORDINARY SHARES
                    -------------------                       ---------------
Paribas.....................................................
Goldman Sachs Paris Inc. et Cie.............................
                                                                  -------
  Total.....................................................       90,000
                                                                  =======



     To the extent that the shares offered in the open price public offering in France are not fully subscribed, we may reduce the number of shares offered in that offering and increase the number of shares offered in the international offering by up to a maximum of 13,500 ordinary shares.



     If the underwriters sell more ordinary shares than the total number set forth in the table above, they have an option to buy up to an additional 135,000 ordinary shares from us to cover such sales. They may exercise this option until the close of business in Paris on the day prior to the Closing Date. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase such ordinary shares in approximately the same proportion as set forth in the table above.


     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase the 135,000 additional ordinary shares.

                                                        NO EXERCISE    FULL EXERCISE
                                                        -----------    -------------
Per Ordinary Share....................................
                                                         --------        --------
  Total...............................................
                                                         ========        ========


     Ordinary shares sold by the underwriters to the public will initially be
offered at the public offering price of       Euros. Any ordinary shares sold by
the underwriters to securities dealers may be sold at a discount of up to Euros per share from the public offering price. If all the ordinary shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.


     The ordinary shares are being offered outside the United States and have not been registered under the Securities Act for offer or sale as part of their initial distribution.

Each underwriter has represented and agreed that it has not offered or sold and will not offer or sell ordinary shares within the United States as part of its initial distribution. The ordinary shares have been registered under the Securities Act solely for resale from time to time in the United States in transactions that require registration under the Securities Act.


     Each underwriter has represented and agreed that (i) it has not offered or sold and prior to six months after the Closing Date of this Offering will not offer or sell any shares in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has and will comply with all provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Offered Shares in, from or otherwise involving the United Kingdom and (iii) it has only issued or circulated, and will only issue or circulate, in the United Kingdom a document received by it in connection with the issue of the shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as modified) or is a person to whom the document may otherwise lawfully be issued.


     We have agreed with the underwriters not to offer, sell, contract to sell or otherwise dispose of, any of our ordinary shares or any of our securities that are substantially similar to the ordinary shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, ordinary shares or any such substantially similar securities during the period from the date of this Prospectus continuing through the date 90 days after the date of this Prospectus, except with the prior written consent of Paribas and Goldman Sachs International. This agreement does not apply to any of our existing employee stock option plans or any convertible or exchangeable securities outstanding as of the date hereof.

     We have applied to list the ordinary shares on the marche a reglement mensuel or monthly settlement market of the Premier Marche of the ParisBourse(SBF) S.A. See "French Market Information."

     In connection with the offering, the underwriters may purchase and sell ordinary shares or ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the ordinary shares while the offering is in progress.


     The underwriters also may impose a penalty bid. This occurs when a syndicate member repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased ordinary shares sold by or for the account of such syndicate member in stabilizing or short covering transactions.


     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Paris Stock Exchange, the Nasdaq National Market, in the over-the-counter market outside the United States or otherwise.

     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.6 million. This amount includes $370,000 of expenses incurred by the underwriters that we have agreed to reimburse.


     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     This Prospectus may be used by the underwriters and other dealers in connection with offers and sales of ordinary shares initially sold by the underwriters outside the United States in the offering insofar as such ordinary shares are resold from time to time in the United States in transactions that require registration under the Securities Act.


     This Prospectus has not been submitted to the clearance procedures of the Commission des Operations de Bourse and accordingly may not be used in connection with any offer to purchase, subscribe or sell any ordinary shares in France. For the purpose of the offering of ordinary shares in France, we have prepared a prospectus in French which has received the approval ("visa") of the Commission des Operations de Bourse.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION
                           REGARDING BUSINESS OBJECTS

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (including information specifically incorporated by reference into our Form 10-K from our 1998 Annual Report to Shareholders and our definitive Notice and Proxy Statement for our 1999 Annual Meeting of Shareholders);

     - Quarterly Report on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; and

     - The description of our American Depositary Receipts contained in the registration statement on Form 8-A (Commission File No. 0-24720) and any amendment or reports filed to update that description after the date of this prospectus.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to us at 1 Square Chaptal, 92300, Levallois-Perret, France, or at 2870 Zanker Road, San Jose, California 95134, U.S.A., or telephoning us at 011-33-141-25-21-21 in France or at 1-408-953-6000 in the
United States.

     You should rely only on the information presented or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents.

                                    CLEARING

     The ordinary shares will be accepted for clearance through Sicovam, the French securities clearing system, Euroclear System and Cedelbank, societe anonyme. Euroclear System and Cedelbank, societe anonyme will make arrangements to receive the ordinary shares through Sicovam.

                                 LEGAL MATTERS


     The validity of the issuance of the ordinary shares offered by this prospectus is being passed upon for Business Objects S.A. by Stibbe Simont Monahan Duhot & Giroux, Paris, France, its French counsel. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, Paris, France.


                                    EXPERTS

     Ernst & Young, LLP, independent auditors, have audited our consolidated financial statements at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon the authority of such firm as experts in accounting and auditing.

                             BUSINESS OBJECTS S.A.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998, and June 30, 1999 (unaudited).......................  F-3
Consolidated Statements of Income for the three years ended
  December 31, 1998, and the six months ended June 30, 1998
  (unaudited) and 1999 (unaudited)..........................  F-4
Consolidated Statements of Shareholders' Equity for the
  three years ended December 31, 1998, and the six months
  ended June 30, 1999 (unaudited)...........................  F-5
Consolidated Statements of Cash Flows for the three years
  ended December 31, 1998, and the six months ended June 30,
  1998 (unaudited) and 1999 (unaudited).....................  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Business Objects S.A.

     We have audited the accompanying consolidated balance sheets of Business Objects S.A. as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Business Objects S.A. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles in the United States.

                                          /s/ Ernst & Young LLP

San Jose, California
January 29, 1999

                             BUSINESS OBJECTS S.A.

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT FOR PER ORDINARY SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                             -------------------     JUNE 30,
                                                              1997        1998         1999
                                                             -------    --------    -----------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................  $36,508    $ 71,713     $ 78,972
  Short term investments...................................    2,505          --           --
     Accounts receivable, net of allowances of $1,568,1,672
       and $1,870 at December 31, 1998 and 1997 and June
       30, 1999, respectively..............................   35,113      42,236       40,585
     Inventories...........................................      344         393          280
     Deferred tax assets, net..............................    1,185       3,958        4,001
     Prepaid and other current assets......................    4,365       3,642        6,358
                                                             -------    --------     --------
          Total current assets.............................   80,020     121,942      130,196
  Goodwill, net............................................    1,626       1,460        6,294
  Property and equipment, net..............................   12,020      13,804       13,513
  Deposits and other assets................................      674         879        1,577
                                                             -------    --------     --------
          Total assets.....................................  $94,340    $138,085     $151,580
                                                             =======    ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................  $ 8,089    $ 10,439     $ 10,393
  Accrued payroll and related expenses.....................    9,944      16,597       15,578
  Investment grant.........................................      668          --           --
  Income taxes payable.....................................    1,269       7,337        9,636
  Deferred revenue.........................................   16,825      21,684       26,542
  Value added taxes payable................................    2,901       4,450        4,856
  Other current liabilities................................    3,829      10,331       13,655
  Current portion of capital lease obligations.............       16          --           --
                                                             -------    --------     --------
          Total current liabilities........................   43,541      70,838       80,660
Notes payable..............................................       --          --        1,000

Commitments and contingencies
Shareholders' equity: Ordinary shares, FF 1 nominal value
  ($0.16 U.S. as of June 30, 1999): authorized 36,243 at
  December 31, 1998 and 37,452 at June 30, 1999; issued and
  outstanding -- 16,788 ,17,255 and 17,782 at December 31,
  1998 and 1997 and June 30,1999, respectively.............    3,084       3,166        3,251
  Additional paid-in capital...............................   34,270      38,705       43,233
  Treasury shares, 192 shares at June 30, 1999.............       --          --       (4,611)
  Retained earnings........................................   18,107      28,394       36,746
  Accumulated other comprehensive income...................   (4,662)     (3,018)      (8,699)
                                                             -------    --------     --------
Total shareholders' equity.................................   50,799      67,247       69,920
                                                             -------    --------     --------
Total liabilities and shareholders' equity.................  $94,340    $138,085     $151,580
                                                             =======    ========     ========

See accompanying notes.

                             BUSINESS OBJECTS S.A.

                       CONSOLIDATED STATEMENTS OF INCOME
           (IN THOUSANDS, EXCEPT PER ADS AND PER ORDINARY SHARE DATA)

                                                                          SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,      -------------------
                                          ----------------------------   JUNE 30,   JUNE 30,
                                           1996      1997       1998       1998       1999
                                          -------   -------   --------   --------   --------
                                                                             (UNAUDITED)
Revenues:
  License fees..........................  $64,451   $78,478   $108,761   $48,579    $67,067
  Services..............................   20,686    35,775     58,133    25,538     39,984
                                          -------   -------   --------   -------    -------
       Total revenues...................   85,137   114,253    166,894    74,117    107,051
Cost of revenues:
  License fees..........................    3,235     3,773      3,272     1,576      1,957
  Services..............................    6,780    13,107     23,899    10,349     17,126
                                          -------   -------   --------   -------    -------
       Total cost of revenues...........   10,015    16,880     27,171    11,925     19,083
                                          -------   -------   --------   -------    -------
Gross margin............................   75,122    97,373    139,723    62,192     87,968
Operating expenses:
  Sales and marketing...................   50,038    68,115     89,118    41,564     53,454
  Research and development..............   10,634    14,050     19,434     8,831     12,422
  General and administrative............    7,402    11,076     15,394     6,768      9,152
                                          -------   -------   --------   -------    -------
       Total operating expenses.........   68,074    93,241    123,946    57,163     75,028
                                          -------   -------   --------   -------    -------
Income from operations..................    7,048     4,132     15,777     5,029     12,940
Interest and other income, net..........    1,556     1,088      1,931       756      1,192
Net foreign currency exchange gain......      293       585        147        29         24
                                          -------   -------   --------   -------    -------
Income before provision for income taxes
  and minority interest.................    8,897     5,805     17,855     5,814     14,156
Provision for income taxes..............   (3,737)   (3,184)    (7,316)   (2,380)    (5,804)
Minority interest.......................       --       256       (252)      (74)        --
                                          -------   -------   --------   -------    -------
Net income..............................  $ 5,160   $ 2,877   $ 10,287   $ 3,360    $ 8,352
                                          =======   =======   ========   =======    =======
Net income per ADS and share -- basic...  $  0.32   $  0.17   $   0.61   $  0.20    $  0.48
                                          =======   =======   ========   =======    =======
  ADS and shares used in computing net
     income per ADS and per
     share -- basic.....................   16,265    16,624     16,966    16,865     17,525
                                          =======   =======   ========   =======    =======
Net income per ADS and per
  share -- diluted......................  $  0.30   $  0.17   $   0.58   $  0.19    $  0.44
                                          =======   =======   ========   =======    =======
  ADS and shares and common share
     equivalents used in computing net
     income per ADS and per
     share -- diluted...................   16,924    16,876     17,741    17,683     19,051
                                          =======   =======   ========   =======    =======

See accompanying notes.

                             BUSINESS OBJECTS S.A.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                     ACCUMULATED
                                ORDINARY SHARES   ADDITIONAL                                            OTHER           TOTAL
                                ---------------    PAID-IN     TREASURY   RETAINED     UNEARNED     COMPREHENSIVE   SHAREHOLDERS'
                                SHARES   AMOUNT    CAPITAL      SHARES    EARNINGS   COMPENSATION      INCOME          EQUITY
                                ------   ------   ----------   --------   --------   ------------   -------------   -------------
BALANCE AT DECEMBER 31,
  1995........................  16,083   $2,957    $30,870          --    $10,070       $(259)         $ 2,823         $46,461
  Issuance of stock pursuant
    to employee stock option
    plans.....................     211       42      1,003          --         --          --               --           1,045
  Ordinary shares issued......      91       18      1,129          --         --          --               --           1,147
Compensation related to stock
  option plans................      --       --         35          --         --          71               --             106
  Amortization of unearned
    compensation related to
    stock options.............      --       --         --          --         --         125               --             125
  Cancellation of options.....      --       --         (1)         --         --           1               --              --
Components of comprehensive
  income......................                                                 --
  Translation adjustment......      --       --         --          --         --          --           (2,208)         (2,208)
  Net income..................      --       --         --          --      5,160          --               --           5,160
                                                                                                                       -------
Total comprehensive income....      --       --         --          --         --          --               --           2,952
                                ------   ------    -------     -------    -------       -----          -------         -------
BALANCE AT DECEMBER 31,
  1996........................  16,385    3,017     33,036          --     15,230         (62)             615          51,836
  Issuance of stock pursuant
    to employee stock option
    plans.....................     286       49        406          --         --          --               --             455
  Ordinary shares issued......     107       18        828          --         --          --               --             846
  Amortization of unearned
    compensation related to
    stock Options.............      --       --         --          --         --          62               --              62
Components of comprehensive
  income (loss)...............                                                 --
  Translation adjustment......      --       --         --          --         --          --           (5,277)         (5,277)
  Net income..................      --       --         --          --      2,877          --               --           2,877
                                                                                                                       -------
Total comprehensive income
  (loss)......................      --       --         --          --         --          --               --          (2,400)
                                ------   ------    -------     -------    -------       -----          -------         -------
BALANCE AT DECEMBER 31,
  1997........................  16,778    3,084     34,270          --     18,107          --           (4,662)         50,799
  Issuance of stock pursuant
    to employee stock option
    plans.....................     319       56      2,719          --         --          --               --           2,775
  Ordinary shares issued......     158       26      1,316          --         --          --               --           1,342
  Tax Benefit of Nonqualified
    Stock Options.............      --       --        400          --         --          --               --             400
Components of comprehensive
  income......................                                                 --
  Translation adjustment......      --       --         --          --         --          --            1,644           1,644
  Net income..................      --       --         --          --     10,287          --               --          10,287
                                                                                                                       -------
Total comprehensive income....      --       --         --          --         --          --               --          11,931
                                ------   ------    -------     -------    -------       -----          -------         -------
BALANCE AT DECEMBER 31,
  1998........................  17,255   $3,166    $38,705     $    --    $28,394       $  --          $(3,018)        $67,247
                                ======   ======    =======     =======    =======       =====          =======         =======
  Issuance of stock pursuant
    to employee stock option
    plans (unaudited).........     370       60      3,002          --         --          --               --           3,062
  Ordinary shares issued
    (unaudited)...............     157       25      1,526          --         --          --               --           1,551
  Purchase of treasury shares
    (unaudited)...............      --       --                 (4,611)        --          --               --          (4,611)
Components of comprehensive
  income (unaudited)..........                                      --
  Translation adjustment
    (unaudited)...............      --       --         --          --         --          --           (5,681)         (5,681)
  Net income (unaudited)......      --       --         --          --      8,352          --               --           8,352
                                                                                                                       -------
Total comprehensive income
  (unaudited).................      --       --         --          --         --          --               --           2,671
                                ------   ------    -------     -------    -------       -----          -------         -------
BALANCE AT JUNE 30, 1999
  (UNAUDITED).................  17,782   $3,251    $43,233     $(4,611)   $36,746       $  --          $(8,699)        $69,920
                                ======   ======    =======     =======    =======       =====          =======         =======

See accompanying notes.

                             BUSINESS OBJECTS S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                 SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,              JUNE 30,
                                                            --------------------------------    -------------------
                                                              1996         1997       1998        1998       1999
                                                            ---------    --------    -------    --------    -------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................  $   5,160    $  2,877    $10,287    $  3,360    $ 8,352
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization.........................      2,075       4,179      5,385       2,494      3,114
    Recognition of investment grant.......................         --          --       (712)         --         --
    Amortization of goodwill..............................         --         598      1,254         618      1,252
    Compensation expense..................................        197          62         --          --         --
    Deferred income taxes.................................        135        (257)    (2,768)         --        134
    Changes in operating assets and liabilities:
      Accounts receivable, net............................     (7,178)    (12,914)    (6,056)      2,200       (797)
      Inventories.........................................       (259)        131        (28)       (265)        83
      Prepaid and other current assets....................       (653)     (2,326)      (475)       (509)    (2,971)
      Deposits and other assets...........................       (250)       (151)      (162)       (121)        64
      Accounts payable....................................      1,221       4,017      2,043         611        841
      Accrued payroll and related expenses................      1,130       3,089      9,673       3,730        505
      Income taxes payable................................     (3,918)      1,310      6,160       1,743      2,397
      Deferred revenue....................................      4,407       7,007      4,323       1,303      6,071
      Value added taxes and other current liabilities.....      2,028       1,297      5,390       2,855      2,138
                                                            ---------    --------    -------    --------    -------
Net cash provided by operating activities.................      4,095       8,919     34,314      18,019     21,183
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.....................     (8,260)     (6,332)    (6,787)     (3,212)    (3,685)
  Business acquisitions, net of cash acquired.............         --      (2,640)      (972)       (982)    (4,427)
  Purchases of short term investments.....................   (175,408)    (70,374)        --     (26,133)        --
  Proceeds from sales of short-term investments...........    185,279      86,047      2,505      20,462         --
  Long term investment....................................         --          --         17          --         --
                                                            ---------    --------    -------    --------    -------
  Net cash provided by (used for) investing activities....      1,611       6,701     (5,237)     (9,865)    (8,112)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on capital lease obligations.........       (170)        (93)       (16)        (16)        --
  Issuance of shares......................................      2,195       1,301      4,500       1,373      4,614
  Purchase of treasury shares.............................         --          --         --          --     (4,611)
                                                            ---------    --------    -------    --------    -------
  Net cash provided by financing activities...............      2,025       1,208      4,484       1,357          3
  Effect of foreign exchange rate changes on cash and cash
    equivalents...........................................       (514)     (2,182)     1,643        (642)    (5,815)
                                                            ---------    --------    -------    --------    -------
  Net increase in cash and cash equivalents...............      7,217      14,646     35,205       8,869      7,259
  Cash and cash equivalents at the beginning of the
    year..................................................     14,645      21,862     36,508      36,508     71,713
                                                            ---------    --------    -------    --------    -------
  Cash and cash equivalents at end of the year............  $  21,862    $ 36,508    $71,713    $ 45,377    $78,972
                                                            =========    ========    =======    ========    =======
  Supplemental disclosures of non-cash activities:
Supplemental disclosures of cash flow information:
    Cash paid for income taxes............................  $   7,510    $  1,837    $ 6,903    $    650    $ 2,900

See accompanying notes.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                             BUSINESS OBJECTS S.A.
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     - Organization and Basis of Presentation. Business Objects S.A. (the Company) was organized in 1990 as a societe anonyme, or limited liability company, under the laws of the Republic of France. The Company develops, markets, and supports enterprisewide business intelligence software tools.

     During 1998, the Company acquired an additional 29% of the outstanding shares of its Italian distributor, increasing its ownership to 80%. In March 1999, the Company exercised its option to purchase the remaining 20% of outstanding shares. The transactions have been recorded using the purchase method.

     During March 1999, the Company acquired 9.5% of the outstanding shares of its Norwegian distributor in a transaction recorded using the cost method of accounting. In April 1999, the Company acquired all the outstanding shares of a Dutch consulting firm. This transaction has been recorded using the purchase method.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority controlled subsidiaries, after elimination of intercompany transactions and balances.

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from those estimates.

     - Interim financial information. The financial information at June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited but include all adjustments consisting only of normal recurring entries that management considers necessary for fair presentation. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for any future periods.

     - Translation of Financial Statements of Foreign Entities. The functional currency of the Company and its subsidiaries is the applicable local currency in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," while the Company's reporting currency is the U.S. dollar. Assets and liabilities of the Company and its subsidiaries with functional currencies other than the U.S. dollar are translated into U.S. dollar equivalents at the rate of exchange in effect on the balance sheet date. Revenues and expenses are translated at the weighted average exchange rates for the year. Translation gains or losses are recorded as a separate component of shareholders' equity, and transaction gains and losses are reflected in net income.

     Due to the number of currencies involved, the constant change in currency exposures, and the substantial volatility of currency exchange rates, the effect of exchange rate

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

fluctuations upon future operating results could be significant. To date, the Company has not undertaken hedging transactions to cover any currency exposure.

     - Revenue Recognition. Beginning in January 1, 1998, the Company adopted Statement of Position 97-2 "Software Revenue Recognition" as amended by Statement of Position 98-4. The effect of adoption did not have a material impact on the Company's results of operations.

     The Company derives its revenues from license fees and from charges for services, consisting of post-sale customer support, consulting and training services. The Company generally recognizes software license fees upon delivery of the software product to the end user. The Company recognizes revenues from its customer support services on a straight-line basis over the period during which it provides the support services. The Company recognizes consulting and training service revenues as the services are provided. In software arrangements that include rights to multiple software products, post-contract customer support, and/or other services, the Company allocates the total arrangement fee among each deliverable based on the relative fair value of each of the deliverables determined based on vendor-specific objective evidence.

     - Sales Returns and Warranties. The Company's distributors do not have the right to return merchandise for credit or refund. Any other potential sales returns are covered by the Company's allowance for sales returns and doubtful accounts. The Company provides for the costs of warranty when specific problems are identified. The Company has not experienced any significant warranty claims to date.

     - Net Income Per ADS and Per Share. The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128), beginning with the Company's fourth quarter of 1997. FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per American depositary share and per share. Unlike primary earnings per share, basic earnings per American depositary shares and per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per American depositary share and per share.

     Net income per share and per American depositary share reflects the adjustment in May of 1996 of the conversion ratio between ordinary shares and American Depositary Shares from two-Ordinary-Shares-to-one-American depositary share to one-Ordinary-Share-to-one-American depositary share, producing the same results as a two-for-one stock split.

     - Cash, Cash Equivalents, and Short-Term Investments. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Investments with maturity dates of greater than three months and less than one year are considered to be short-term investments. Cash equivalents and short-

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

term investments include marketable securities that are principally money market funds, certificates of deposit, term deposits, and commercial paper.

     Management classifies investments as held-to-maturity or available-for-sale at the time of purchase and periodically reevaluates such designation under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). Debt securities not classified as held-to-maturity are classified as available-for-sale and are reported at fair value. Unrecognized gains or losses on available-for-sale securities are included, net of tax, in equity until their disposition. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in net interest income. The cost of securities sold is based on the specific identification method.

     All the Company's cash equivalents and short-term investments are classified as available-for-sale at December 31, 1997 and 1998, and at June 30, 1999, and are carried at amortized cost, which approximates estimated fair value based on quoted market prices.

     - Inventories. Inventories consist principally of software media and related documentation stated at the lower of cost (first-in, first-out) or market.

     - Software Development Costs. The Company capitalizes eligible software development costs upon achievement of technological feasibility subject to net realizable value considerations. Based on the Company's development process, technological feasibility is generally established upon completion of a working model. Research and development costs prior to the establishment of technological feasibility are expensed as incurred. Because the period between achievement of technological feasibility and the general release of the Company's products has been of relatively short duration, costs qualifying for capitalization were insignificant during the years ended December 31, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999. There were no capitalized software development costs at December 31, 1997 and 1998, and at June 30, 1999.

     - Property and Equipment. Property and equipment are stated at cost. Office and computer equipment is depreciated using the straight-line method over estimated useful lives ranging from three to five years. Assets under capital leases are amortized over the shorter of the asset life or the lease term. Leasehold improvements are depreciated over the shorter of the asset life or the remaining lease term.

     - American Depositary Shares. On May 10, 1996, the Company amended its Deposit Agreement with the Bank of New York, changing the ratio at which the Company's ordinary shares are converted into ADSs. Under the original Deposit Agreement, two ordinary shares converted into one ADS. Following the amendment, one ordinary share converts into one American depositary share. All American depositary share and per American depositary share amounts have been restated to reflect this change.

     - Concentration of Credit Risk. The Company sells its products to various companies across several industries throughout the world. The Company performs ongoing credit

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

evaluations of its customers and maintains reserves for potential credit losses. Such losses have been within management's expectations. The Company generally requires no collateral from its customers. Substantially all revenues of the Company have been derived from the successive releases of one product and, as a consequence, any factor adversely affecting any release of this product would have a material adverse effect on the Company.

     - Employee Stock Option Plans. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25), and related interpretations in accounting for its employee stock options because the alternative fair market value accounting provided for under Statement of Financial Accounting Standards Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires the use of option valuation models that were not developed for use in valuing employee stock options, and has provided for additional disclosures required by FAS 123. The Company generally grants stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the shares at the date of grant, and no compensation expense is recorded. When the exercise price of the Company's employee stock options is less than the market price of the underlying shares of the date of the grant, compensation expense is recognized.

     - Advertising Costs. The Company expenses advertising expenses as incurred. Advertising expenses totaled $1,492,000, $1,672,000 and $1,189,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

     Recent Pronouncements. In March 1998, the Accounting Standards Board issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 is effective for years beginning after December 15, 1998. SOP 98-1 will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The Company currently expenses such costs as incurred. The Company does not believe that SOP 98-1 will have a significant impact on its consolidated financial position, results of operations, or cash flows.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activity" (FAS 133), which is required to be adopted in years beginning after June 15, 1999. FAS 133 permits early adoption as of the beginning of any fiscal quarter. FAS 133 requires the recognition of all derivatives on the balance sheet at fair value. Derivatives that are not hedges of underlying transactions must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company does not believe that FAS 133 will have a significant impact on its consolidated financial position, results of operations, or cash flows.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" (SOP 98-9) was issued in December 1998 and addresses software revenue recognition as it applies to certain multiple-element arrangements. SOP 98-9 also amends Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2," to extend the deferral of application of certain passages of Statement of Position 97-2 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company will comply with the requirements of SOP 98-9 as they become effective and this is not expected to have a significant effect on the Company's revenues and earnings.

     - Introduction of the European Economic and Monetary Union (EMU). On January 1, 1999, 11 of the 15 member countries of the European Union established a fixed conversion rate between their sovereign currencies and adopted the Euro as their common legal currency. As a result, the Euro now trades on currency exchanges and is available for non-cash transactions. The Company expended resources, reviewed and modified pricing policies in the new economic environment, analyzed the legal and contractual implications for contracts, evaluated system capabilities, and ensured that banking vendors support its operations in Euro-related transactions. The Company has modified its business operations and systems to accommodate the Euro conversion, and as of June 30, 1999, the cost of these modifications has not significantly affected its operating results.

     - Reclassifications. Certain prior year amounts have been reclassified to conform with current year presentation.

 2. CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company's cash and cash equivalents and short-term investments are as follows (in thousands):

                                              DECEMBER 31,
                                           ------------------    JUNE 30,
                                            1997       1998        1999
                                           -------    -------    --------
Cash and cash equivalents:
  Cash...................................  $29,739    $48,631    $39,915
  Money market funds.....................    6,769     23,082     39,057
                                           -------    -------    -------
     Total cash and cash equivalents.....  $36,508    $71,713    $78,972
                                           =======    =======    =======
Short-term investments:
  Certificates of deposit................  $ 2,505    $    --    $    --
                                           -------    -------    -------
     Total cash, cash equivalents and
       short-term investments............  $39,013    $71,713    $78,972
                                           =======    =======    =======

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     Unrealized holding gains and losses on available-for-sale securities at December 31, 1997 and 1998, and at June 30, 1999 and gross realized gains and losses on sales of available-for-sale securities during 1996, 1997, 1998 and for the six months ended June 30, 1998 and 1999 were insignificant.

 3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                      DECEMBER 31,
                                                   ------------------   JUNE 30,
                                                    1997       1998       1999
                                                   -------   --------   --------
Office and computer equipment....................  $16,552   $ 22,287   $ 24,356
Leasehold improvements...........................    2,900      4,421      4,488
                                                   -------   --------   --------
             Total property and equipment........   19,452     26,708     28,844
Accumulated depreciation and amortization........   (7,432)   (12,904)   (15,331)
                                                   -------   --------   --------
  Property and equipment, net....................  $12,020   $ 13,804   $ 13,513
                                                   =======   ========   ========

     Depreciation and amortization expense on property and equipment totaled $2,075,000, $4,179,000, and $5,385,000 for the years ended December 31, 1996,
1997, and 1998, respectively, and $2,494,000 and $3,114,000 for the six month periods ended June 30, 1998 and 1999, respectively.

 4. COMPREHENSIVE INCOME (LOSS)

     As of January 1, 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" (FAS 130), which establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's results of operations or shareholders' equity. FAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and the foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of FAS 130.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     The components of accumulated other comprehensive income (loss), net of related tax, were as follows (in thousands):

                                                      INCOME
                                      BEFORE-TAX   TAX (EXPENSE)   NET-OF-TAX
                                        AMOUNT      OR BENEFIT       AMOUNT
                                      ----------   -------------   ----------
Cumulative Translation Adjustment at
  December 31, 1996.................   $ (3,807)      $ 1,599       $(2,208)
Cumulative Translation Adjustment at
  December 31, 1997.................    (11,727)        6,450        (5,277)
Cumulative Translation Adjustment at
  December 31, 1998.................      2,786        (1,142)        1,644
Cumulative Translation Adjustment at
  June 30, 1999.....................   $ (9,629)      $(3,948)      $(5,681)

 5. INVESTMENT GRANT

     In May 1992, the Company was awarded a grant from the French Ministry of the Economy, Finance, and the Budget. The Company received FF 2,500,000 in August 1992 and FF 1,500,000 in December 1993 from this grant. Due to the achievement of certain milestones, this grant was recognized as income and booked as other income during 1998. Using the end of period exchange rate at December 31, 1998, the dollar equivalent of the grant recognized was $711,000.

 6. CAPITAL LEASE OBLIGATIONS

     The Company leases certain of its equipment under capital leases. Capitalized costs of approximately $491,000 are included in property and equipment at December 31, 1997 and approximately $523,000 at December 31, 1998 and June 30, 1999, respectively. These leased assets were fully amortized as of December 31, 1998.

 7. ACQUISITIONS

     During April 1997, the Company exercised its option to acquire 51% of the outstanding shares of a division of Datamat Ingegneria dei Sistemi S.p.A. ("Datamat"), its Italian distributor, in exchange for $1,300,000 in cash. During April 1998, the Company exercised its option to acquire an additional 29% of the outstanding shares of its Italian distributor in exchange for $982,000, increasing the Company's ownership interest to 80%. During March 1999, the Company exercised its option to the remaining 20% of the outstanding shares in exchange for $1,024,000 in cash. The cost of the originally purchased shares and the additional shares has been fully allocated to goodwill, and is being amortized over a three-year period beginning in April 1997.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     During May 1997, the Company acquired all the outstanding shares of Delphi Software A.G. ("Delphi"), its Swiss distributor, in exchange for approximately $864,000 in cash. Goodwill of approximately $1,058,000 was recorded as a result of the purchase, and is being amortized over three years.

     During April 1999, the Company acquired all the outstanding shares in Prophecy Holding B.V., the sole shareholder of Prophecy Automatisering B.V. ("Prophecy"), a Dutch consulting firm predominately focused on decision support solutions as they relate to packaged applications. The aggregate purchase price, including direct acquisition costs, was $3,075,000 in cash plus notes payable totaling $3,000,000. The notes are payable in two installments, with $2,000,000 payable in April 2000 and the remaining $1,000,000 payable in April 2001, subject to certain contingencies relating to continuing employment of the principals of Prophecy. $5,278,000 of the purchase price has been allocated to goodwill and will be amortized over a five year period beginning in April 1999.

     The Company has accounted for the acquisition of Datamat, Delphi and Prophecy using the purchase method, and accordingly, the operating results of the acquired companies have been included in the accompanying consolidated financial statements from their dates of acquisition. Accumulated amortization of goodwill totaled $598,000 at December 31, 1997, $1,852,000 at December 31, 1998, and $3,103,000 at June 30,1999.

     During March 1999, the Company purchased 9.5% of the outstanding shares of its Norwegian distributor, Component Software Nordic A.S. in exchange for $864,000 in cash. This acquisition has been accounted for under the cost method of accounting.

 8. COMMITMENTS AND CONTINGENCIES

     Commitments. The Company leases its facilities and certain equipment under operating leases that expire through 2004. Future minimum lease payments under operating leases due for the fiscal years ending December 31 are as follows (in thousands):

1999..........................................  $ 7,338
2000..........................................    5,779
2001..........................................    4,001
2002..........................................    1,207
2003..........................................      174
Thereafter....................................       70
                                                -------
  Total.......................................  $18,569
                                                =======

     Rent expense under all operating leases was approximately $3,900,000, $5,800,000, and $7,000,000 for the years ended December 31, 1996, 1997, and
1998, respectively, and $3,321,000 and $4,108,000 for the six month periods ended June 30, 1998 and 1999, respectively.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     The Company leases certain facilities under operating leases that contain free rent periods. Rent expense under these leases has been recorded on a straight-line basis over the lease term. The difference between amounts paid and rent expense is recorded as deferred rent and is included in other current liabilities. The deferred rent liability under these leases was $382,000, $618,000 and $626,000 at December 31, 1997 and 1998 and at June 30, 1999,
respectively.

     Contingencies. The Company is involved in various legal proceedings arising in the ordinary course of business. The Company believes that the ultimate resolution of these matters will not have a material effect on the Company's financial position, results of operations, or cash flows. See Note 14 of Notes to Consolidated Financial Statements -- "Subsequent Event" for a description of an infringement claim brought against the Company by Brio Technology, Inc.

 9. SHAREHOLDERS' EQUITY

     - Dividend Rights. Net income in each fiscal year after deduction for legal reserves is available for distribution to shareholders of the Company as dividends, subject to the requirements of French law and the Company's "statuts," or articles of association. Dividends may also be distributed from reserves of the Company, subject to approval by the shareholders and certain limitations. Dividend distributions, if any, will be made in French francs. Payment of dividends is fixed by the ordinary general meeting of shareholders at which the annual accounts are approved following recommendations of the Board of Directors. If net income is sufficient, the Board of Directors has the authority, subject to French law and regulation and without the approval of shareholders, to distribute interim dividends. The Company has not distributed any dividends since its inception.

     The Company is required to maintain a legal reserve equal to 10% of the aggregate nominal value of its share capital, funded by a transfer of at least 5% of the Company's net income per year to such legal reserve. The legal reserve balance requirement was $317,000 and $308,000 as of December 31, 1998 and 1997, respectively. The legal reserve is distributable only upon the liquidation of the Company. The Company's statuts also provide that distributable profits, after deduction of any amounts required to be allocated to the legal reserve, can be allocated to one or more special purpose reserves or distributed as dividends as may be determined by the general meeting of shareholders.

     - Liquidation Rights. In the event that the Company is liquidated, the assets of the Company remaining after payment of debts, liquidation expenses, and all remaining obligations will be distributed first to repay in full the capital of any outstanding shares. The surplus, if any, will then be distributed pro rata among the shareholders in proportion to the nominal value of their share holdings and subject to special rights granted to holders of priority shares, if any.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     - Preemptive Subscription Rights. Shareholders have preemptive rights to subscribe for additional shares issued by the Company for cash on a pro rata basis. Shareholders may waive such preemptive subscription rights at an extraordinary general meeting of shareholders under certain circumstances. Preemptive subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offer of shares.

     - Stock Repurchase Program. In October 1998, the Board of Directors approved the implementation of a share repurchase program whereby the Company may repurchase up to 1,000,000 of its ordinary shares or ADSs.

     In May 1999, the Company repurchased on the Nasdaq National Market a total of 191,500 shares for an aggregate cost of $4,611,000. In compliance with French law, the shares will be used for distribution under our employee stock option and stock purchase plans.

     - Stock Option Plans. The Company's 1991 and 1993 Stock Option Plans (the 1991 and 1993 Plans) provide for the grant of stock options to certain employees and executive officers of the Company. Under these plans, the Board of Directors determines the vesting and exercise of the option grants. Generally options granted under the 1991 and 1993 Plan vested at a rate of 25% per year subject to a minimum of one year of continued service with the Company. The exercise price per share, which was fixed at the date of grant, was determined by a formula which was based on the share price applicable with respect to the last subscription of the capital of the Company prior to the particular grant date of the options granted to the employee. The share price formula also took into consideration the number of days intervening between such subscription date and the particular grant date and the revenues generated by the Company in the four quarters preceding such grant date. No additional grants have been made under the 1991 and 1993 Plans since the adoption of the 1994 Plan, and all options available for grant under these plans have expired as of December 31, 1998.

     On August 17, 1994, the shareholders of the Company authorized the creation of a new stock option plan (the 1994 Plan) pursuant to which the Board of Directors was authorized to issue options corresponding to 1,000,000 shares. The 1994 Plan was approved by the Company's shareholders at the 1995 Annual Meeting. On June 13, 1996, the shareholders of the Company authorized an additional 1,000,000 shares reserved for issuance under the 1994 Plan. On June 19, 1997, the shareholders of the Company authorized an additional 1,000,000 shares reserved for issuance under the 1994 Plan. On June 18, 1998, the shareholders of the Company authorized an additional 750,000 shares reserved for issuance under the 1994 Plan. The 1994 Plan provides that the exercise price of options granted will be based on the closing price of the ADSs on the Nasdaq National Market, after converting the dollar closing price into French francs at the Noon Buying Rate on the date prior to such grant. The shareholder authorizations to grant options under the 1994 expire on August 16, 1999.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     On May 4, 1999, the shareholders of the Company approved a new stock option plan (the 1999 Plan) pursuant to which the Board of Directors was authorized to issue options corresponding to 875,000 shares. The 1999 Plan provides, in accordance with French regulations applicable to companies listed on a French stock exchange, that the option price may not be less than the higher of (i) 100% of the closing price as reported on the French stock exchange on the last trading day prior to the date of grant, or (ii) 80% of the average of the closing prices on such market over the twenty trading days preceding the grant date.

     The 1994 and 1999 Plans are intended to qualify as incentive stock option plans within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Board of Directors determines the vesting schedule of option grants, which generally vest at a rate of 25% per year subject to a minimum of one year of continued service with the Company. The options granted under the both Plans are exercisable up to ten years from the date of grant (other than options granted to employees in the United Kingdom, which have a term of seven years less one day).

     Due to a decline in the market price of the Company's shares, the Board of Directors implemented an Option Exchange Program in November 1996 (the 1996 Program), under which optionees were offered the opportunity to exchange their outstanding options for new options at a lower exercise price. The 1996 Program was restricted to outstanding options with an exercise price above 103 French francs per share (equivalent to approximately $18 per share based on the exchange rate at December 31, 1998). Members of the senior management of the Company were not eligible to participate in the 1996 Program. In addition, in consideration for the new lower exercise price, participating employees were required to relinquish their rights to 10% of the number of underlying shares. Approximately 144,000 options were cancelled and 130,000 options were granted as a result of the 1996 Exchange Program.

     The Board of Directors approved a second Option Exchange Program on July 28, 1997. The exchange period ended on September 2, 1997 (the 1997 Program). All employees, including executive officers and officers, were eligible to participate in the 1997 Program, with the exception, however, of the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer. Under the 1997 Program, participating employees were permitted to exchange one or more of their outstanding options with an exercise price above 50 French francs per share (equivalent to approximately $8 per share based on the exchange rate at September 2, 1997, and equal to the fair market value of the stock as of that date), on a one-for-one basis for new options. In consideration for the new exercise price, the number of shares vested under the new option for the entire twelve months following the exchange date was determined to be equal to only 50% of the shares vested under the old option as of the exchange date. As of September 2, 1998, the new options became exercisable to the same extent as the old option would have been, had no exchange taken place. Specific exercisability features of new options granted to French employees were provided in order to eliminate any potential social security costs arising

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

from the exercise of the new options and disposition of underlying shares prior to the expiration of a five-year period from the date of the exchange. For these optionees, it was provided that no repriced option may be exercised prior to September 2, 1999. After September 2, 1999, the new options shall be exercisable to the same extent as the old options would have been had no exchange taken place. Approximately 1,141,000 options were cancelled and granted as a result of the 1997 Exchange Program.

     In December 1996, the French parliament adopted a law that requires French companies to pay French social contributions and certain salary-based taxes of up to 45% for France-based employees on the difference between the exercise price of a stock option and the fair market value of the underlying shares on the exercise date, if the beneficiary disposes of the shares before a five-year period following the grant of the option. The law applies to all options exercised after January 1, 1997. However, the Company has not recorded a liability for social charges on options granted prior to January 1, 1997 due to the legislation passed in July 1998, which legislation removed under certain conditions the retroactivity of social charges on options granted prior to such date. Therefore, options granted by the Company prior to January 1, 1997 will not give rise to social charges provided that they were exercised after March 31, 1998.

     Options granted on or after January 1, 1997 are subject to social charges on an exercise gain if the shares are sold or disposed of within five years from the date of grant. Currently, for options issued after January 1, 1997, holders of such options are not permitted to sell or dispose their shares within five years of the date of grant and, therefore, no social charges will be due on these options.

     - Employee Stock Purchase Plans. The Company has an Employee Stock Purchase Plan intended to qualify under the provisions of sections 421 and 423 of the 1986 Internal Revenue Code of the United States under which 165,000 shares were authorized for issuance by the shareholders in June 1998, and an additional 260,000 shares were authorized for issuance in May 1999. Under the terms of this plan, employees may contribute via payroll deductions up to 10% of their compensation to purchase shares at a price equal to 85% of the lower of the fair market value as of the beginning or end of the six-month offering period. The Company issued approximately 91,000 shares under this plan during 1998, and approximately 77,000 shares during the six month period ended June 30, 1999.

     In addition, the Company also has an Employee Stock Purchase Plan available to the Company's French employees as part of the Employee Savings Plan, which is qualified under the provisions of French tax regulations. Under this plan, 135,000 shares have been authorized for issuance as of December 31, 1998, and an additional 90,000 shares were authorized for issuance in May 1999. Stock purchases are limited under this plan to 10% of an employee's compensation received during the offering period. The Company issued approximately 68,000 shares under the Employee Savings Plan during 1998, and approximately 80,000 shares during the six month period ended June 30, 1999.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     - Stock Based Compensation. Pro forma information regarding net income and net income per share is required by FAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123. The fair value for these options for 1996, 1997, and 1998 was estimated at the date of grant using a Black-Scholes option pricing model assuming no dividends, risk-free weighted average interest rates of 6%, 6%, and 5% for 1996, 1997, and 1998, respectively, and a weighted average expected option life of six months and three years for options granted under Employee Stock Purchase Plans and Stock Options Plans, respectively. The volatility factor of the expected market price of the Company's ordinary shares was assumed to be 60%, 70%, and 77% for 1996, 1997, and 1998, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because the changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows (in thousands, except for net income and pro forma net income per share information):

                                                      1996      1997      1998
                                                     ------    ------    -------
Net income as reported.............................  $5,160    $2,877    $10,287
Pro forma net income...............................  $  836    $  291    $ 3,689
Net income per share as reported -- basic..........  $ 0.32    $ 0.17    $  0.61
Pro forma net income per share -- basic............  $ 0.05    $ 0.02    $  0.22
Net income per share as reported -- diluted........  $ 0.30    $ 0.17    $  0.58
Pro forma net income per share -- diluted..........  $ 0.05    $ 0.02    $  0.21

     The effects on pro forma disclosure of applying FAS 123 are not likely to be representative of the effects on pro forma disclosures of future years. Because FAS 123 is applicable only to options granted after December 31, 1994, the pro forma effect will not be fully reflected until approximately 1999.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     A summary of the Company's stock option activity under all Plans is summarized as follows:

                                                            OPTIONS OUTSTANDING
                                                        ---------------------------
                                                                        WEIGHTED
                                                                      AVERAGE PRICE
                                           OPTIONS        NUMBER        PER SHARE
                                          AVAILABLE     OF SHARES        (IN FF)
                                          ----------    ----------    -------------
BALANCE AT DECEMBER 31, 1995............     721,151     1,378,131        54.93
  Shares reserved.......................   1,000,000            --           --
  Granted...............................  (1,097,326)    1,097,326       108.84
  Canceled..............................     501,856      (501,856)      129.63
  Exercised.............................          --      (211,511)       25.12
                                          ----------    ----------
BALANCE AT DECEMBER 31, 1996............   1,125,681     1,762,090        70.80
  Shares reserved.......................   1,000,000            --           --
  Granted...............................  (2,176,576)    2,176,576        54.17
  Canceled..............................   1,464,038    (1,464,038)       82.54
  Exercised.............................          --      (285,366)        9.20
                                          ----------    ----------
BALANCE AT DECEMBER 31, 1997............   1,413,143     2,189,262        54.32
  Shares reserved.......................     750,000            --           --
  Granted...............................  (1,487,725)    1,487,725        84.89
  Canceled..............................     635,204      (635,204)       67.85
  Exercised.............................          --      (319,014)       49.31
  Expired (1991 and 1993 Option
     Plans).............................    (527,174)           --           --
                                          ----------    ----------       ------
BALANCE AT DECEMBER 31, 1998............     783,448     2,722,769        68.49
  Shares reserved (unaudited)...........     875,000            --           --
  Granted (unaudited)...................    (632,875)      632,875       164.79
  Canceled (unaudited)..................     102,277      (102,277)      127.36
  Exercised (unaudited).................          --      (370,234)       50.98
                                          ----------    ----------       ------
BALANCE AT JUNE 30, 1999 (UNAUDITED)....   1,127,850     2,883,133        91.96
                                          ==========    ==========       ======

     Options to purchase approximately 821,000 shares were exercisable at June 30, 1999.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     The following table summarizes the status of the Company stock options outstanding and exercisable at June 30, 1999 (unaudited):

                                                                         STOCK OPTIONS
                                 STOCK OPTIONS OUTSTANDING                EXERCISABLE
                          ----------------------------------------   ---------------------
                                          WEIGHTED
                                          AVERAGE        WEIGHTED                WEIGHTED
                                         REMAINING        AVERAGE                 AVERAGE
                           NUMBER     CONTRACTUAL LIFE   EXERCISE     NUMBER     EXERCISE
RANGE OF EXERCISE PRICES  OF SHARES       IN YEARS         PRICE     OF SHARES     PRICE
------------------------  ---------   ----------------   ---------   ---------   ---------
FF   2.81 - FF  46.05        57,565         4.0          FF  17.80     57,565    FF   7.52
FF  46.06 - FF  69.07       825,703         7.5          FF  50.24    402,648    FF  48.03
FF  69.08 - FF  92.09       963,331         8.1          FF  81.60    270,450    FF  82.81
FF  92.10 - FF 115.11       417,974         8.5          FF  96.48     65,861    FF 100.76
FF 138.14 - FF 184.18       618,560         9.2          FF 155.80      1,000    FF 155.80
                          ---------         ---          ---------    -------    ---------
All options               2,883,133         8.1          FF  90.77    820,654    FF  62.20
                          =========         ===          =========    =======    =========

     For certain options granted under the 1991 and 1993 Plans, the Company recognized as compensation the excess of the fair value of the common stock issuable upon exercise of such options over the aggregate exercise prices of such options. The compensation expense was amortized ratably over the vesting period of the options. The compensation expense related to options granted was $125,000, $62,000, and $0 for the years ended December 31, 1996, 1997, and 1998, respectively. There was no compensation expense related to option grants for the six month periods ended June 30, 1998 and 1999.

     - Warrants. On April 25, 1995, the Board of Directors approved the issuance of warrants to purchase 12,000 shares to a Director with an exercise price of FF
72.79 per share, vesting at a rate of 33.33% per year from June 22, 1995. The warrants were issued in June 1995 after formal shareholder approval. The difference between the exercise price and the estimated fair value of such warrants was immaterial. All these warrants were outstanding as of June 30, 1999.

     On April 28, 1997, the Board of Directors approved the issuance of warrants to purchase 12,000 shares to four Directors, representing 48,000 shares in total, with an exercise price of FF 55.33 per share. These warrants vest monthly over three years commencing January 1, 1997. The warrants were issued in June 1997 after formal shareholder approval. The difference between the exercise price and the estimated fair value of such warrants was immaterial. All these warrants were outstanding as of June 30, 1999.

     On April 28, 1998, the Board of Directors approved the issuance of warrants to purchase 70,000 shares to five directors. The warrants were issued on June 18, 1998 after formal shareholder approval and have an exercise price of FF
96.66 per share, representing the French francs equivalent of the closing price of one American Depositary Share of the Company as quoted on the Nasdaq National Market on June 17, 1998. These warrants

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

vest annually over the remaining term of office of the recipient. All these warrants were outstanding as of June 30, 1999.

     In May 1999, our shareholders approved the issuance of warrants to purchase an aggregate of 15,000 shares at an exercise price of FF 149.31 per share to a director. These warrants were fully vested as of May 4, 1999. All these warrants were outstanding as of June 30, 1999.

10. EMPLOYEE SAVINGS PLANS

     During 1991, we established an Employee Savings Plan that allows voluntary tax contributions by all full-time employees who are employed by our French entity and have completed at least six months of service with us. In 1995, the Employee Savings Plan was amended to allow these employees to purchase ordinary shares of the Company. Eligible employees may contribute up to 25% of pretax earnings to the Employee Savings Plan, of which a maximum of 10% of pre-tax earnings may be used to purchase shares of the Company. See Note 9. Shareholders' Equity -- Employee Stock Purchase Plans. The Company does not match employee contributions.

     The Company is subject to a Statutory Profit Sharing Plan (Statutory Plan) for substantially all of the employees of its French entity. Contributions under the Statutory Plan are based on a formula prescribed by French law. In addition, employees of the Company's French entity may receive contributions from a separate profit sharing plan sponsored by the Company (Company Plan). Contributions under the Company Plan are based on the achievement of certain goals established by the Board of Directors. Contributions under the Company Plan are reduced by contributions required to be made under the Statutory Plan. The Company has accrued for all contributions required by the Company for the Plans as of December 31, 1997 and December 31, 1998.

     The Company's subsidiary in the United States has a defined contribution 401(k) plan covering substantially all of its employees. In 1998 and 1997, participants could elect to contribute up to 15% of their compensation to this plan up to the statutory maximum amount. The Company could make discretionary contributions to this plan determined solely by the Board of Directors. The Company has not made any contributions to this plan through December 31, 1998.

     Effective January 1999, the U.S. 401(k) plan was amended whereby the Company will match employee payroll contributions at a rate of $0.50 for each U.S. dollar contributed by a participant up to an annual employer matching contribution of $1,500 per participant per year. The employer contributions vest over three (3) years based on a participant working a minimum of 1,000 hours during each plan year. Employees receive retroactive vesting credit based on their date of hire. In addition, the maximum deferral percentage allowed under the 401(k) plan has increased from 15% to 20% subject to the statutory maximum amount of $10,000.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

11. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted net income per ADS and per share (in thousands, except per ADS and per share amounts):

                                                                                 SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,         JUNE 30,
                                                   ---------------------------   -----------------
                                                    1996      1997      1998      1998      1999
                                                   -------   -------   -------   -------   -------
Numerator:
  Net income.....................................  $ 5,160   $ 2,877   $10,287   $ 3,360   $ 8,352
                                                   -------   -------   -------   -------   -------
Denominator:
  Weighted average ADSs and shares outstanding...   16,265    16,624    16,966    16,865    17,525
                                                   -------   -------   -------   -------   -------
  Denominator for basic earnings per ADS and per
    share........................................   16,265    16,624    16,966    16,865    17,525
  Incremental common shares attributable to
    shares exercisable under employee stock plans
    and warrants.................................      659       252       775       818     1,526
                                                   -------   -------   -------   -------   -------
  Denominator for diluted earnings per ADS and
    per share....................................   16,924    16,876    17,741    17,863    19,051
                                                   =======   =======   =======   =======   =======
  Net income per ADS and per share -- basic......  $  0.32   $  0.17   $  0.61   $  0.20   $  0.48
                                                   =======   =======   =======   =======   =======
  Net income per ADS and per share -- diluted....  $  0.30   $  0.17   $  0.58   $  0.19   $  0.44
                                                   =======   =======   =======   =======   =======

12. INCOME TAXES

     Income before provision for income taxes consists of the following (in thousands):

                                               YEAR ENDED DECEMBER 31,
                                             ---------------------------
                                              1996      1997      1998
                                             ------    ------    -------
France.....................................  $5,582    $2,589    $ 5,039
Rest of world..............................   3,315     3,216     12,816
                                             ------    ------    -------
Total......................................  $8,897    $5,805    $17,855
                                             ======    ======    =======

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     The provision for income taxes consists of the following (in thousands):

                                               YEAR ENDED DECEMBER 31,
                                             ---------------------------
                                              1996      1997      1998
                                             ------    ------    -------
Current:
  France...................................  $1,973    $1,288    $ 1,913
  Rest of world............................   1,756     2,300      8,172
                                             ------    ------    -------
  Total current............................   3,729     3,588     10,085
Deferred:
  France...................................     292      (254)       204
  Rest of world............................    (284)     (150)    (2,973)
                                             ------    ------    -------
  Total deferred...........................       8      (404)    (2,769)
                                             ------    ------    -------
                                             $3,737    $3,184    $ 7,316
                                             ======    ======    =======

     Tax benefits resulting from the exercise of nonqualified stock options and the disqualifying disposition of shares acquired under the Company's incentive stock option plan reduced taxes currently payable as shown above by approximately $400,000 in 1998. Such benefits were credited to capital in excess of par value when realized.

     A reconciliation of income taxes computed at the French statutory rate (36.7% in 1996 and 41.7% in 1997 and 1998) to the provision for income taxes is as follows (in thousands):

                                               YEAR ENDED DECEMBER 31,
                                              --------------------------
                                               1996      1997      1998
                                              ------    ------    ------
Income tax provision computed at the French
  statutory rate............................  $3,261    $2,420    $7,439
Operating losses not utilized...............     228       779         9
Non-deductible provisions...................     340       149       165
Income at lower tax rates...................      --        --      (598)
Other individually immaterial items.........     (92)     (164)      301
                                              ------    ------    ------
                                              $3,737    $3,184    $7,316
                                              ======    ======    ======

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     Deferred taxes reflect the net tax effects of loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes consist of the following (in thousands):

                                                        DECEMBER 31,
                                                     ------------------
                                                      1997       1998
                                                     -------    -------
Deferred tax assets:
  Net operating loss carryforwards.................  $ 4,283    $ 3,557
  Deferred revenue.................................      986      2,054
  Accrued bonuses and compensation.................      363        396
  Allowance for doubtful accounts..................      415        293
  Deferred rent....................................       --        251
     Other reserves and accruals not currently
       deductible..................................      800      1,986
  Other............................................      229        631
                                                     -------    -------
       Total deferred tax assets...................    7,076      9,168
       Valuation allowance.........................   (5,649)    (4,892)
                                                     -------    -------
                                                       1,427      4,276
Deferred tax liabilities:
  Individually immaterial items....................     (242)      (318)
                                                     -------    -------
       Net deferred tax assets.....................  $ 1,185    $ 3,958
                                                     =======    =======

     Approximately $3.1 million of the valuation allowance is attributed to stock options, the benefit of which will be credited to additional paid-in capital when realized.

     As of December 31, 1998, the Company has U.S. federal and state net operating loss carryforwards of approximately $6.0 million and $1.6 million, respectively. These net operating loss carryforwards will expire in the years 1999 through 2019, if not utilized. The Company also has German, Singaporean, and Canadian net operating loss carryforwards of approximately $2.5 million, $0.6 million, and $0.3 million respectively. Tax losses in Singapore and Germany may be carried forward indefinitely. Tax losses in Canada may be carried forward for seven years.

13. SEGMENT AND GEOGRAPHIC INFORMATION

     - Segment. The Company and its subsidiaries operate in one reportable industry segment, the development, marketing, and support of enterprisewide business intelligence software tools. The Company makes key decisions and evaluates performance of the Company based on this single industry segment.

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

     - Geography. Operations outside of France consist principally of sales, marketing, finance, customer support, and to a lesser extent, research and development activities. Transfers between geographic areas are accounted for at amounts that are generally above cost and consistent with the rules and regulations of governing tax authorities. Such transfers are eliminated in the consolidated financial statements. Identifiable assets are those assets that can be directly associated with a particular geographic area. The following is a summary of operations within geographic area:

                                    REVENUES      TRANSFERS
                                      FROM         BETWEEN
                                  UNAFFILIATED    GEOGRAPHIC     TOTAL      IDENTIFIABLE
                                   CUSTOMERS        AREAS       REVENUES       ASSETS
                                  ------------    ----------    --------    ------------
1996:
  France........................    $ 24,987       $ 16,098     $ 41,085      $ 60,661
  United Kingdom................      17,198             --       17,198        12,151
  Rest of Europe................      10,274             --       10,274         7,140
  Americas......................      28,429             --       28,429        18,450
  Asia Pacific..................       4,249             --        4,249         3,315
  Eliminations..................          --        (16,098)     (16,098)      (20,947)
                                    --------       --------     --------      --------
                                    $ 85,137       $     --     $ 85,137      $ 80,770
                                    ========       ========     ========      ========
1997:
  France........................    $ 27,492       $ 17,744     $ 45,236      $ 63,395
  United Kingdom................      23,394             --       23,394        16,728
  Rest of Europe................      21,633             --       21,633        25,093
  Americas......................      34,905             --       34,905        24,641
  Asia Pacific..................       6,829             --        6,829         5,593
  Eliminations..................          --        (17,744)     (17,744)      (41,110)
                                    --------       --------     --------      --------
                                    $114,253       $     --     $114,253      $ 94,340
                                    ========       ========     ========      ========
1998:
  France........................    $ 30,472       $ 28,967     $ 59,439      $ 79,360
  United Kingdom................      37,858             --       37,858        30,171
  Rest of Europe................      39,109             --       39,109        33,447
  Americas......................      49,453             --       49,453        28,048
  Asia Pacific..................      10,002             --       10,002         6,080
  Eliminations..................          --        (28,967)     (28,967)      (39,021)
                                    --------       --------     --------      --------
                                    $166,894       $     --     $166,894      $138,085
                                    ========       ========     ========      ========

14. SUBSEQUENT EVENT

     On July 30, 1999, Brio Technology Inc. filed an action alleging that the Company is infringing United States Patent No. 5,915,257 entitled "Cross Tab Analysis And Reporting Method." The patent was issued to Brio Technology, Inc. on June 25, 1999. Based upon

                             BUSINESS OBJECTS, S.A.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                       BUSINESS OBJECTS S.A. (CONTINUED)
                   (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)

the Company's preliminary analysis, the Company believes the suit is without merit. However, the Company cannot assure you that it will be successful in defending this claim. If the Company does not prevail, its business, operating results and financial condition could be harmed.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


SEC registration fee........................................  $   11,258
Nasdaq listing fee..........................................      17,500
Commission des Operations de Bourse filing fee..............      12,000
ParisBourse(SBF) S.A., listing fee..........................     175,000
Printing expenses...........................................     150,000
Fees and expenses of counsel................................     550,000
Fees and expenses of accountants............................     250,000
Transfer agent and registrar fees...........................       5,000
Underwriters' reimbursable expenses.........................     370,000
Miscellaneous...............................................      39,242
                                                              ----------
  Total.....................................................  $1,580,000
                                                              ==========


     Except for the SEC registration fee and the Nasdaq listing fee, all of the foregoing expenses have been estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     French law prohibits us from entering into indemnification agreements with our Directors providing for limitations on personal liability for damages and other costs and expenses that may be incurred by Directors and officers arising out of or related to acts or omissions in such capacity. French law also prohibits our Statuts from providing for limitation of liability of a member of our Board of Directors. These prohibitions may adversely affect our ability to attract and retain Directors. Generally, under French law, Directors and officers will not be held personally liable for decisions taken diligently and in the corporate interest of the company.

     We have entered into an agreement with each of our Directors, our President and Chief Executive Officer, our Chief Financial Officer and other members of senior management designated by the Board of Directors pursuant to which we agreed to contract for and maintain liability insurance against liabilities which may be incurred by such persons in their respective capacities, including liabilities which may be incurred under the U.S. federal and state securities laws, subject to certain limitations. We believe that entering into such agreement and maintaining appropriate liability insurance for our Directors and officers will assist us in attracting and retaining qualified individuals to serve as Directors and officers.

     The Underwriting Agreement, Exhibit 1.1 hereto, provides for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in this prospectus.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER                              EXHIBITS
-------                             --------
 1.1      Form of Underwriting Agreement.
 4.0*     Form of Deposit Agreement, dated as of December 31, 1998,
          among Business Objects S.A., the Bank of New York, as
          Depositary, and holder from time to time of American
          depositary shares issued thereunder (including as an exhibit the form of American Depositary Receipt and the form of side agreement) is incorporated herein by reference to Exhibit
          filed with our Annual Report on Form 10-K (File No.
          000-24720).
 5.1      Legal Opinion of Stibbe Simont Monahan Duhot & Giroux
23.0      Consent of Ernst & Young, LLP, Independent Auditors
24.0*     Power of Attorney.


-------------------------
* Previously filed.

+ To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, California, on the 21st day of October, 1999.


                                          Business Objects S.A.


                                          By: /s/ CLIFTON T. WEATHERFORD

                                          --------------------------------------

                                                 Clifton T. Weatherford,


                                               Chief Financial Officer and


                                               Senior Group Vice President



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED:



                SIGNATURE                               TITLE                     DATE
                ---------                               -----                     ----
                    *                           Chairman of the Board,      October 21, 1999
------------------------------------------  President and Chief Executive
             Bernard Liautaud                Officer (Principal Executive
                                                       Officer)

        /s/ CLIFTON T. WEATHERFORD           Chief Financial Officer and    October 21, 1999
------------------------------------------   Senior Group Vice President
          Clifton T. Weatherford               (Principal Financial and
                                                 Accounting Officer)

                                                       Director
------------------------------------------
             Bernard Charles

                    *                                  Director             October 21, 1999
------------------------------------------
             Arnold Silverman

                    *                                  Director             October 21, 1999
------------------------------------------
             Philippe Claude

                SIGNATURE                               TITLE                     DATE
                ---------                               -----                     ----
                    *                                  Director             October 21, 1999
------------------------------------------
              Vincent Worms

                    *                                  Director             October 21, 1999
------------------------------------------
             Albert Eisenstat



*By: /s/ CLIFTON T. WEATHERFORD

     --------------------------------------------------

     Clifton T. Weatherford


     Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1       Form of Underwriting Agreement.
 4.0*      Form of Deposit Agreement, dated as of December 31, 1998,
           among Business Objects S.A., the Bank of New York, as
           Depositary, and holder from time to time of American
           depositary shares issued thereunder (including as an exhibit the form of American Depositary Receipt and the form of side agreement) is incorporated herein by reference to Exhibit
           filed with our Annual Report on Form 10-K (File No.
           000-24720).
 5.1       Legal Opinion of Stibbe Simont Monahan Duhot & Giroux
23.0       Consent of Ernst & Young, LLP, Independent Auditors
24.0*      Power of Attorney


-------------------------
* Previously filed.

+ To be filed by amendment.